UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of The Securities
Exchange Act of 1934 (Amendment No.    )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12
Sunrise Senior Living, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed: , 200

October 20, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Sunrise Senior Living, Inc. (the “Company”), which will be held at the Hilton McLean, 7920 Jones Branch Drive, McLean, Virginia, on Thursday, November 13, 2008, at 9:00 a.m.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. We encourage you to vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid return envelope (also enclosed). If you decide to attend the meeting and vote in person, you may withdraw your proxy at that time.

To assist you in voting your shares, you will find enclosed the Notice of Annual Meeting, the 2007 Proxy Statement and our 2007 Annual Report to Stockholders which includes the Company’s audited financial statements. If you plan to attend the meeting, please be sure to review the instructions for voting in person under “About the Annual Meeting” in the Proxy Statement.

On behalf of the Board of Directors and employees of Sunrise Senior Living, Inc., I thank you for your continued interest in and support of the Company. We look forward to seeing you on November 13.

Sincerely,

Lynn Krominga
Chairman of the Board

SUNRISE SENIOR LIVING, INC.
7902 Westpark Drive
McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 13, 2008

NOTICE IS HEREBY GIVEN that the 2008 annual meeting of stockholders of Sunrise Senior Living, Inc. (the “Company”) will be held at the Hilton McLean, 7920 Jones Branch Drive, McLean, Virginia on Thursday, November 13, 2008 at 9:00 a.m., local time, for the following purposes:

(1) to elect three directors;

(2) to approve and adopt an Amended and Restated Certificate of Incorporation, including amendments to declassify the Board of Directors and to provide that directors may be removed without cause (except for directors currently serving terms that expire at the 2009 or 2010 annual meetings, which directors may be removed only for cause for the remainder of their current terms), but that no special meeting of stockholders for the purpose of removing any director without cause may be called at the request of stockholders;

(3) to approve the Sunrise Senior Living, Inc. 2008 Omnibus Incentive Plan; and

(4) to transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed the close of business on September 19, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting. However, all stockholders are cordially invited to attend the annual meeting.

In the event that there are not sufficient votes to approve the foregoing proposals at the time of the annual meeting, the annual meeting may be adjourned or postponed to permit further solicitation of proxies by the Company.

By Order of the Board of Directors,

Paul J. Klaassen
Chief Executive Officer

McLean, Virginia
October 20, 2008

Whether or not you plan to attend the annual meeting, you are urged to complete, sign, date and return the enclosed proxy in the accompanying pre-addressed, postage-paid envelope. Your proxy may be revoked prior to the voting by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

TABLE OF CONTENTS

Page

ABOUT THE ANNUAL MEETING	1
PROPOSAL 1: ELECTION OF DIRECTORS	4
CORPORATE GOVERNANCE	7
COMPENSATION DISCUSSION AND ANALYSIS	20
REPORT OF COMPENSATION COMMITTEE	30
SUMMARY COMPENSATION TABLE	31
GRANTS OF PLAN-BASED AWARDS	33
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	36
OPTION EXERCISES AND STOCK VESTED	38
NONQUALIFIED DEFERRED COMPENSATION	40
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	51
REPORT OF AUDIT COMMITTEE	55
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	56
PROPOSAL 2: APPROVAL AND ADOPTION OF AN AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	57
PROPOSAL 2.1: AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD	59
PROPOSAL 2.2: AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO PROVIDE THAT DIRECTORS MAY BE REMOVED WITHOUT CAUSE (EXCEPT FOR DIRECTORS CURRENTLY SERVING TERMS THAT EXPIRE AT THE 2009 OR 2010 ANNUAL MEETINGS, WHICH DIRECTORS MAY BE REMOVED ONLY WITH CAUSE FOR THE REMAINDER OF THEIR CURRENT TERMS), BUT THAT NO SPECIAL MEETING OF STOCKHOLDERS FOR THE PURPOSE OF REMOVING ANY DIRECTOR WITHOUT CAUSE MAY BE CALLED AT THE REQUEST OF STOCKHOLDERS	60
PROPOSAL 3: APPROVAL OF THE SUNRISE SENIOR LIVING, INC. 2008 OMNIBUS INCENTIVE PLAN	60
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	71
STOCK OWNED BY MANAGEMENT	72
PRINCIPAL HOLDERS OF VOTING SECURITIES	74
PROPOSALS OF STOCKHOLDERS FOR 2009 ANNUAL MEETING	76
APPENDIX A — PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	A-1
APPENDIX B — SUNRISE SENIOR LIVING, INC. 2008 OMNIBUS INCENTIVE PLAN	B-1

-i-

SUNRISE SENIOR LIVING, INC.
7902 Westpark Drive
McLean, Virginia 22102

PROXY STATEMENT

Annual Meeting of Stockholders to
be held on Thursday, November 13, 2008

ABOUT THE ANNUAL MEETING

Q:	Who is soliciting my vote?

A:	The Board of Directors of Sunrise Senior Living, Inc. (“Sunrise” or the “Company”) is soliciting your vote at the 2008 annual meeting of stockholders, and any adjournments or postponements thereof, to be held on the date, at the time and place and for the purposes set forth in the accompanying notice. This proxy statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about October 20, 2008.

Q:	What am I voting on?

A:	You are voting on the following proposals:

1. Election of three directors, each for a term (a) expiring at the 2009 annual meeting if Proposals 2.1 and 2.2 (described below) are approved and adopted or (b) expiring at the 2011 annual meeting if such Proposals are not approved and adopted. The Board’s nominees for election as directors are Glyn F. Aeppel, David I. Fuente and Stephen D. Harlan.

2. Adoption and approval of an Amended and Restated Certificate of Incorporation, including amendments to declassify the Board of Directors (Proposal 2.1) and to provide that directors may be removed without cause (except for directors currently serving terms that expire at the 2009 or 2010 annual meetings, which directors may be removed only for cause for the remainder of their current terms), but that no special meeting of stockholders for the purpose of removing any director without cause may be called at the request of stockholders (Proposal 2.2). In order for the proposed Amended and Restated Certificate of Incorporation to be approved and adopted, stockholders must approve both Proposals 2.1 and 2.2. Both Proposals 2.1 and 2.2 are cross-conditioned on each other. By approving Proposals 2.1 and 2.2, stockholders will be approving and adopting the proposed Amended and Restated Certificate of Incorporation, which, as described under Proposal 2, also restates and integrates into a single document all prior amendments to the Company’s original restated certificate of incorporation. If either Proposal 2.1 or 2.2 is not approved, then neither Proposal will be approved.

3. Approval of the Sunrise Senior Living, Inc. 2008 Omnibus Incentive Plan.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board recommends that you vote FOR each of the Board’s nominees for election as directors and FOR each of Proposals 2.1, 2.2 and 3.

Q:	Will any other matters be voted on?

A:	As of the date of this proxy statement, we are not aware of any matters that will come before the annual meeting other than those disclosed in this proxy statement. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies on the other matters in the manner recommended by our Board of Directors, or, if no such recommendation is given, in the discretion of the proxy holders.

Q:	Who can vote?

A:	The Board of Directors has set the close of business on September 19, 2008 as the record date for the annual meeting. Holders of Company common stock at the close of business on the record date are entitled to vote their shares at the annual meeting. As of the close of business on September 19, 2008, there were 50,962,783 shares of common stock issued and outstanding and entitled to vote. Each share of issued and outstanding common stock is entitled to one vote.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of record

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company.

Beneficial owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you bring with you a legal proxy from the stockholder of record.

Q:	What is a quorum?

A:	A quorum is the minimum number of shares required to hold a meeting. Under the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”), the presence, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Under applicable Delaware law, abstentions and broker non-votes, if any, will be treated as shares that are present, in person or by proxy, and entitled to vote, for purposes of determining the presence of a quorum at the annual meeting.

Q:	What are broker non-votes?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the annual meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange (the “NYSE”). On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-vote.”

Q:	How many votes are needed for the Proposals to pass?

A:	Proposal 1

Directors are elected by plurality vote. There is no cumulative voting in the election of directors. Therefore, the three nominees receiving the highest number of “FOR” votes will be elected. Abstentions and any broker non-votes will have no effect on the outcome of the vote in the election of directors.

Proposals 2.1 and 2.2

Approval and adoption of Proposals 2.1 and 2.2 require the affirmative vote of the holders of at least two-thirds of the Company’s outstanding common stock. Abstentions and any broker non-votes will have the same effect as a vote against each of these Proposals. Both Proposals 2.1 and 2.2 are cross-conditioned on each other. By approving Proposals 2.1 and 2.2, stockholders will be approving and adopting the proposed Amended and Restated Certificate of Incorporation. If either Proposal 2.1 or 2.2 is not approved by the affirmative vote of the holders of at least two-thirds of the Company’s outstanding common stock, then neither Proposal will be approved.

Proposal 3

The minimum vote which will constitute stockholder approval of Proposal 3 is a majority of votes cast; provided that the total vote cast on this Proposal represents over 50% of the shares of common stock entitled to vote thereon at the annual meeting. For purposes of determining the number of votes cast, abstentions will be treated as votes cast and any broker non-votes will not be treated as votes cast.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote by marking your voting instructions, signing, dating and mailing your proxy card in the enclosed postage-paid envelope.

If you are a beneficial owner, you must follow the voting procedures of your broker, bank or other nominee.

Q:	What if I sign and return my proxy card without marking any voting instructions?

A:	If you sign and return your proxy card without marking any voting instructions, your shares will be voted FOR each of the Board’s nominees for election as directors and FOR each of Proposals 2.1, 2.2 and 3.

Q:	If I plan to attend the annual meeting, should I still vote by proxy?

A:	Yes. Voting in advance does not affect your right to attend the annual meeting.

If you send in your proxy card and also attend the annual meeting, you do not need to vote again at the annual meeting unless you want to change your vote. Written ballots will be available at the meeting for stockholders of record.

Beneficial owners who wish to vote in person at the annual meeting must request a legal proxy from their brokerage firm, bank, trustee or other agent and bring that legal proxy to the annual meeting.

Q:	Can I change my vote?

A:	Yes. Stockholders of record may revoke their proxy before it is voted at the annual meeting by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

If you hold shares in street name, you may change your vote by submitting new instructions to your broker or other nominee, following the instructions they provided, or, if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:	Who can attend the annual meeting?

A:	Only stockholders are invited to attend the annual meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our stockholder list. If a broker or other nominee holds your shares and you plan to attend the annual meeting, you should bring a recent brokerage statement showing your ownership of the shares and a form of personal identification. If you wish to vote your shares which are held by a broker, bank or other nominee at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and bring your legal proxy to the annual meeting.

Q:	Who counts the votes?

A:	Our Board of Directors has appointed our transfer agent, American Stock Transfer & Trust Company, as the inspector of election. Representatives of our transfer agent will count the votes.

Q:	Who pays the cost of this proxy solicitation?

A:	We will pay for the cost of soliciting proxies. In addition to soliciting proxies by mail, Sunrise, through its directors, officers and regular employees, may also solicit proxies personally or by telephone or electronic mail. We also will request persons, firms and corporations holding shares in their names, or in the name of their nominees, to send proxy materials to and obtain proxies from beneficial owners and will reimburse these holders for their reasonable expenses in so doing. We have retained Georgeson Inc., a proxy soliciting firm, to assist with the solicitation of proxies for a fee not to exceed $7,500, plus reimbursement for out-of-pocket expenses.

Q:	What is “householding”?

A:	If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report to stockholders and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report to stockholders and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report to stockholders, we will deliver promptly a copy to you if you address your written request to or call Sunrise Senior Living, Inc., 7902 Westpark Drive, McLean, Virginia 22102, Attention: Investor Relations (telephone number: 703-273-7500). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Sunrise Senior Living, Inc. Investor Relations in the same manner.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 13, 2008

This proxy statement and our annual report to stockholders are available on our website at www.sunriseseniorliving.com.

PROPOSAL 1: ELECTION OF DIRECTORS

Our restated certificate of incorporation, as amended (the “Certificate of Incorporation”), provides for a minimum of two directors and a maximum of 11 directors, with the number of directors within this range fixed by our Board under our Bylaws. As previously disclosed, two of our incumbent directors whose term of office as directors will expire at the 2008 annual meeting, Ronald V. Aprahamian and Teresa M. Klaassen, have indicated that they do not desire to stand for re-election at the 2008 annual meeting. As a result, as of the 2008 annual meeting, our Board of Directors has fixed the number of directors constituting the entire Board at nine. Our Certificate of Incorporation also currently divides our Board into three classes, each consisting of approximately one-third of the total number of directors. The term of office of only one class expires in each year and directors are elected for three-year terms and until their successors are elected and qualified.

At the 2008 annual meeting, three directors will be elected. If Proposals 2.1 and 2.2 are approved and adopted, the term of office of each director elected at the 2008 annual meeting will expire at the 2009 annual meeting. If such Proposals are not approved and adopted, the term of office of each director elected at the 2008 annual meeting will expire at the 2011 annual meeting. As described below, the Board of Directors’ nominees are Glyn F. Aeppel, David I. Fuente and Stephen D. Harlan. The Board of Directors recommends a vote FOR the election of each of the director nominees.

Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of each of the Boards’ nominees. Our Board of Directors believes that these nominees will stand for election and will serve if elected as directors. However, there is no assurance that these nominees will serve if elected. If any person nominated by our Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of another person or persons as our Board of Directors recommends, or, if no such recommendation is given, in the discretion of the proxy holders. Under our Bylaws, directors are elected by plurality vote.

The principal occupation and certain other information about each director nominee and each of our incumbent directors whose term of office will continue after the 2008 annual meeting is set forth below.

NOMINEES FOR DIRECTOR

Glyn F. Aeppel, 49, has served on our Board since August 2008. Ms. Aeppel has more than 20 years of experience in property acquisitions, development and financing. Beginning October 15, 2008, Ms. Aeppel joined Andre Balazs Properties, an owner and operator of luxury hotels and condominiums, as its chief investment officer. From April 2006 to October 2008, Ms. Aeppel served as executive vice president of acquisitions and development for Loews Hotels and a member of their board. In this role, she led the company’s worldwide growth through corporate and asset acquisitions, joint ventures and management contracts. She also oversaw select ground-up mixed-use developments and actively structured and obtained financing for the company’s real estate transactions. Prior to this, she was a principal of Aeppel and Associates, a hospitality advisory development company, during which time she assisted Fairmont Hotels and Resorts in expanding in the United States and Europe. From July 2002 to April 2004, Ms. Aeppel served as the executive vice president of business development for the Americas at Le Meridien Hotels and Resorts. From April 2001 to July 2002, Ms. Aeppel was the executive vice president of business development and acquisitions at Interstate Hotels & Resorts, Inc. and from 1995 to 1998 the vice president of development at Interstate. From 1998 to 2001, she was senior vice president of acquisitions and development for FFC Hospitality, LLC, a private equity fund founded by the co-founder and former chairman of Interstate. From 1993 to 1995, she was a partner in Lodging Evaluation Group, a hotel development and finance consulting company she co-founded. From 1990 to 1993, she was the director of development for Germany and Austria at Holiday Inn Worldwide in Wiesbaden, Germany. From 1988 to 1989, she was an international management consultant to Marriott in Bonn, West Germany.

David I. Fuente, 63, has served on our Board since August 2008. He served as chairman and chief executive officer of Office Depot, Inc., an office supply retailer, from 1987, one year after the company was founded, until he retired as chief executive officer in 2000 and as chairman in 2001. Before joining Office Depot, Mr. Fuente served for eight years at Sherwin-Williams Company as president of its Paint Stores Group and as director of Marketing for Gould, Inc., an industrial products company. Mr. Fuente currently serves on the boards of Office Depot, Ryder System, Inc., a truck leasing and logistics company, and Dick’s Sporting Goods, a sporting goods retailer. He also serves as a trustee of the following registered investment companies: Baron Investment Funds Trust and Baron Select Funds.

Stephen D. Harlan, age 74, has served on our Board since June 2007. He is a partner in Harlan Enterprises, LLC, a specialized real estate firm that invests in real estate, since 2001. Prior to 2001, he was chairman of the real estate firm H.G. Smithy from 1993 to 2001. From 1959 to 1992, Mr. Harlan was with KPMG Peat Marwick. In 1987 he became Vice-Chairman of the firm responsible for its international business. Before 1987, he served for twelve years as the Managing Partner of KPMG’s Washington, D.C. operating office. From 1995 to 1999, he also served on the District of Columbia Financial Responsibilities and Management Assistance Authority (D.C. Control Board). Mr. Harlan serves on the boards of directors of ING Direct Bank, a retail virtual bank offering services over the internet, phone or by mail; and Harris Interactive Inc., a market research, polling and consulting company. He also serves on the not-for-profit boards of Heroes Inc., an organization that assists the widows and children of law enforcement officers and firefighters in the Washington, D.C. metropolitan area who have given their lives in the line of duty; MedStar Health, a community-based healthcare organization serving the Baltimore/Washington region; Loughran Foundation, an organization dedicated to education and the performing arts; and the Greater Washington Board of Trade.

DIRECTORS CONTINUING IN OFFICE

Terms of Office Expiring at the 2009 Annual Meeting

Thomas J. Donohue, age 70, has served on our Board since 1995. He is president and chief executive officer of the U.S. Chamber of Commerce, a position he has held since 1997. From 1984 to September 1997, he was president and chief executive officer of the American Trucking Association, the national trade organization of the trucking industry. Mr. Donohue currently serves on the boards of directors of Union Pacific Corporation, a rail firm; and Marymount University.

J. Douglas Holladay, age 61, has served on our Board since 2000. He is the founder of PathNorth, Inc., a not-for-profit organization formed in January 2007 to encourage leaders to give back to their communities. Since September 2008, Mr. Holladay has been affiliated with the Business Growth Alliance which helps middle market companies remain rooted in local communities. He is also a general partner of Park Avenue Equity Partners in New York, a middle market private equity firm which he co-founded in 1999. From 2004 until July 2008, he also served as an advisor to Providence Capital (now CNL Opportunity Fund), a hedge fund based in Minnesota. Mr. Holladay also co-founded the Buxton Initiative in 2003 which fosters interfaith dialogue. Previously, Mr. Holladay held senior positions with the international investment banking firm, Goldman, Sachs and Company, the State Department and the White House. While a diplomat, Mr. Holladay was accorded the personal rank of ambassador. Mr. Holladay currently serves on the board of directors of Northstar Financial Services (Bermuda) Ltd., which offers global retirement and investment products, as well as several not-for-profit institutions including Morehouse College in Atlanta.

William G. Little, age 66, has served on our Board since 2004. He is president and chief executive officer of Quam-Nichols Company, a Chicago-based manufacturer of commercial and industrial audio products. He joined Quam-Nichols in 1971. He is also a past chairman of the board of the U.S. Chamber of Commerce and currently serves as the chairman of The National Chamber Foundation, an independent, nonprofit, public policy research organization affiliated with the United States Chamber of Commerce. Mr. Little also is a past two-term chairman of the board of governors for the Electronic Industries Alliance.

Terms of Office Expiring at the 2010 Annual Meeting

Paul J. Klaassen, age 51, has served on our Board since 1981, when he and his wife Teresa Klaassen founded our company and its predecessor entities. Mr. Klaassen has served as a director and chief executive officer of Sunrise and its predecessor entities since its inception and served as chairman of the board from Sunrise’s inception until March 2008. In July 2008, Mr. Klaassen resigned as Sunrise’s chief executive officer effective at the 2008 annual meeting. Effective as of the 2008 annual meeting, he will become non-executive Chair of the Board. Mr. Klaassen currently serves on the boards of directors of The Netherland-American Foundation, the National Investment Center for the senior housing and care industry and the U.S. Chamber of Commerce. Mr. Klaassen also serves on the board of trustees of The Ethics and Public Policy Center, a public policy think tank; The Trinity Forum, a leadership academy; and the Advisory Committee for the Department of Health Care Policy at Harvard University Medical School. Mr. Klaassen was also the founding chairman of ALFA, the Assisted Living Federation of America.

Lynn Krominga, age 58, has served on our Board since September 2007. Ms. Krominga was first appointed for an initial term expiring at the 2007 annual meeting of stockholders in connection with the settlement of litigation previously filed by Millenco, L.L.C. pursuant to Section 211 of the Delaware General Corporation Law. Ms. Krominga was appointed non-executive Chair of the Board in March 2008. Effective as of the 2008 annual meeting, Ms. Krominga will become the lead director. Ms. Krominga is an attorney and business executive. Since 1999, Ms. Krominga has been a consultant to private equity and venture capital firms and to start-up and early stage technology companies. In this capacity, she held various board and management roles, including chief executive officer of Fashion Wire Daily, Inc. in 2002. From 1981 to 1999, Ms. Krominga held various senior executive and legal offices at Revlon, including President, Licensing Division from 1992 until 1998. Prior to that, Ms. Krominga was an attorney at American Express and at the law firm of Cleary, Gottlieb, Steen & Hamilton. Ms. Krominga also currently serves on the board of directors, audit committee and compensation committee of Avis Budget Group, Inc., one of the world’s largest vehicle rental companies.

Mark S. Ordan, age 49, has served on our Board since July 2008. He became our chief investment and administrative officer in March 2008. Effective as of the 2008 annual meeting, he will become our chief executive officer. From October 2006 until May 2007, Mr. Ordan served as chief executive officer and president of The Mills Corporation (“Mills”), a publicly traded developer, owner and manager of a diversified portfolio of regional shopping malls and retail entertainment centers. Mills was acquired by Simon Property Group and Farallon Capital in May 2007. Mr. Ordan served as a director of Mills from December 2006 until May 2007 and as Mills’ chief operating officer from March 2006 to October 2006. From 2001 through 2006, Mr. Ordan served as the non-executive Chairman of the Board of Trustees of Federal Realty Investment Trust (“Federal”), an equity real estate investment trust specializing in the ownership, management, development and redevelopment of high-quality retail and mixed-use properties. Until his resignation in October 2006, Mr. Ordan was a member of the Board of Trustees of Federal for 11 years. At Federal, Mr. Ordan was involved in strategic decision-making, as well as many aspects of Federal’s operations. From December 2003 to February 2006, Mr. Ordan was chief executive officer of Sutton Place Group, LLC, a gourmet food store chain operating under the names Balducci’s and High Noon. From 1999 to 2003, Mr. Ordan was chairman and chief executive officer of High Noon Always, Inc., an upscale quick-serve lunch operation (formerly known as Bethesda Retail Partners). From 1996 until 1999, Mr. Ordan was chief executive officer of Chartwell Health Management Inc., a health benefits brokerage firm, and from 1989 until 1996, he served as chairman, president and chief executive officer of Fresh Fields Markets, Inc., a natural and organic foods supermarket chain that was acquired by Whole Foods Market in 1996. Prior to that time, he held various positions in the equities division of Goldman Sachs & Co. Mr. Ordan serves on the Vassar College Board of Trustees, on the Board of Directors of Fidelity & Trust Bank, a regional banking institution, and on the Board of Scenic Hudson, an environmental organization in New York’s Hudson Valley.

CORPORATE GOVERNANCE

Overview

Our Board of Directors is committed to governing Sunrise at the highest standards of business practice and performance.

Important documents governing our corporate governance practices include our revised Corporate Governance Guidelines; Audit, Compensation, Nominating, and Governance and Compliance Board Committee Charters; and Codes of Business Conduct and Ethics for Directors, Officers and Employees and Code of Ethics for our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer. You can access these documents at www.sunriseseniorliving.com to learn more about our corporate governance practices. We will also provide a copy of any of these documents published on our website, free of charge upon request to: Sunrise Senior Living, Inc., 7902 Westpark Drive, McLean, Virginia 22102, Attention: Investor Relations. We intend to satisfy the disclosure requirement regarding any amendment to, or waiver of, a provision of our Code of Ethics for our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer by posting such amendment or waiver on our website within the applicable deadline that may be imposed by government regulation following the amendment or waiver.

Corporate Governance Initiatives

As disclosed in March 2008, during the pendency of the Company’s now completed restatement of its 2005 and prior period financial statements, the Board undertook a careful and critical assessment of the ways in which the Company managed itself to determine how existing corporate governance practices could be strengthened. As a result of this assessment, in March 2008 the Board concluded that a number of structural changes and improvements to the Company’s internal processes were warranted to improve Board oversight and corporate governance. These included:

Separation of Positions of Chairman and Chief Executive Officer

In March 2008, the Board separated the positions of Chairman and Chief Executive Officer to improve management’s accountability to the Board. At that time, Ms. Krominga, an independent director who joined the Board in September 2007, became non-executive Chair of the Board and Mr. Klaassen continued in his role as Chief Executive Officer. As announced in July 2008, effective as of the 2008 annual meeting, Ms. Krominga will become Lead Director, Mr. Klaassen will become non-executive Chair of the Board and Mr. Ordan will become Chief Executive Officer.

New Members of Senior Management

The Board recruited a new Chief Financial Officer, Richard J. Nadeau, and had previously appointed a new Chief Accounting Officer, Julie A. Pangelinan. Mark S. Ordan joined us as Chief Investment and Administrative Officer in March 2008, he was appointed a director in August 2008 and, as indicated above, he will become our Chief Executive Officer effective as of the 2008 annual meeting.

Board Renewal

The Board recognizes that best corporate practices include renewal at the Board level. In 2007, two new independent directors joined the Board — Lynn Krominga and Stephen Harlan. Going forward, the Board has adopted a renewal program that balances the Company’s requirements for continuity and experience with the need to bring on new perspectives from seasoned professionals, with different experiences and expertise. The renewal program includes:

•	Board Declassification Proposal. In March 2008, the Board announced its intention to discontinue staggered terms for Board members pursuant to an amendment to the Company’s certificate of incorporation to be submitted for stockholder approval at the 2008 annual meeting. Under this proposal, all directors elected or appointed at or after the 2008 annual meeting will serve one-year terms. The current staggered terms of existing Board members would continue through their remaining terms. By the 2010 annual meeting of stockholders, all directors will be elected to serve one-year terms. See Proposal 2.

•	Nomination of Two New Independent Directors for Election at the 2008 Annual Meeting. In March 2008, the Board also announced that it intended to nominate two new independent directors for election at the 2008 annual meeting. In August 2008, the Board appointed Glyn F. Aeppel and David I. Fuente as directors to initial terms expiring at the 2008 annual meeting and has nominated them for election at the 2008 annual meeting. Ms. Aeppel, who, beginning October 15, 2008 joined Andre Balazs Properties, an owner and operator of luxury hotels and condominiums, as its chief investment officer, has more than 20 years of experience in property acquisitions, development and financing. Mr. Fuente is the former chairman and chief executive officer of Office Depot, Inc., and currently serves on the boards of the following public companies: Office Depot, Ryder System, Inc. and Dick’s Sporting Goods. Following these director appointments, each of our three nominees for election as directors and four of our six continuing directors are independent.

•	Limitation on Outside Board Service. The Board recognizes the enormous time demands placed on directors, and does not believe that it is possible to serve effectively on the Sunrise Board and serve as a director of numerous other boards of directors. Effective March 2008, the Board limited service by then existing and new directors on public company boards of directors to a total of four (including the Company) and, as of the 2012 annual meeting, has limited service by all directors on public company boards of directors to a total of three (including the Company).

•	Rotation of Board Committee Membership. The Board concluded that Board oversight will likely be strengthened if membership on all Committees is limited to a consecutive five year period, with a cooling-off period before a Board member can rejoin the Committee. In an effort to transfer the institutional knowledge held by existing Committee members, the Board determined to implement this change over a period of time. In March 2008, each Committee Chair who had served more than five years stepped down, and a new Chair was elected by the Board. At the next regular Board meeting following the 2008 annual meeting, the Board will revise the membership of each of its Committees so that any Board member who has served more than five years on any Committee will rotate off those Committees, and vacancies will be filled by other Board members.

In-Person Board Meetings

The Board believes that in-person meetings promote the opportunity for robust discussion. Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Individual director attendance figures (reporting in-person and telephonic separately) for Board meetings and meetings of regular committees will be disclosed in proxy statements for the Company’s annual meetings of stockholders beginning with the 2009 annual meeting.

Board Education

The Board concluded that its members can best exercise their oversight function and contribute to Sunrise’s mission when each is kept apprised of governance best practices and the risks and opportunities facing Sunrise. To enhance the Board’s existing knowledge, each director has joined the National Association of Corporate Directors, a not-for-profit organization dedicated exclusively to serving the corporate governance needs of directors and boards; will complete mandatory, annual accredited director education; and will develop and maintain an understanding of the Company’s business and industry as is necessary or appropriate for the performance of his or her responsibilities as a director.

Delegation Policy

The Board is responsible for reviewing management’s strategic and business plans as well as proposed significant transactions, capital allocations and expenditures, and hiring of senior executive officers. To strengthen its oversight function, and to support the separation of functions of Chief Executive Officer and Board Chair, the Board has approved and adopted a delegation policy.

Establishment of Governance and Compliance Committee

Exercise of reasonable oversight over a public company’s compliance efforts is a central responsibility of its board of directors. To strengthen that oversight function at Sunrise, in March 2008 the Board created a new Committee, the Governance and Compliance Committee, to monitor the Company’s compliance with applicable legal requirements, sound ethical standards and “best practices.” The Board has elected William Little, who chaired the Special Independent Committee, to chair the Governance and Compliance Committee. Among other things, this Committee will:

•	review and approve a revised Code of Conduct;

•	direct and monitor management creation and implementation of a corporate-wide compliance program;

•	hire the Chief Compliance Officer;

•	review all proposed related party transactions as they occur, and review all existing related party transactions annually, at the same time each year;

•	evaluate the Board’s governance processes through review of the annual director self-assessments; and

•	report regularly to the Board on company-wide compliance efforts.

Adoption of Related Party Transaction Policy

In May 2008, the Board of Directors adopted a written related party transaction policy and written related party transaction procedures under which all Related Party Transactions, regardless of amount, are subject to the prior review and approval by the Board of Directors (acting through the Governance and Compliance Committee or the disinterested members of the Board of Directors). See “Certain Relationships and Related Transactions — Review, Approval or Ratification of Transactions with Related Persons” for additional information.

Strengthening of the Audit Committee’s Oversight Function

The audit committee of the board of directors of every public company bears significant oversight responsibilities for the company’s financial statements. Timely receipt of information, transparency with management and the external and internal auditors, and additional processes will assist the Audit Committee of the Sunrise Board in exercising this oversight function. The Board elected Stephen Harlan to chair its Audit Committee, and the Audit

Committee has been actively engaged in adopting practices to strengthen its oversight function. These actions include:

•	quarterly meetings with the CEO, CFO, COO, Internal Auditor, and General Counsel, and with the external auditors, in separate executive sessions, to provide a forum in which concerns and issues can be candidly raised;

•	review of all draft disclosures timely provided by management’s Disclosure Committee; and

•	monitoring corporate performance, including reviewing the operating results on a regular basis to evaluate whether the business is being properly managed, which it will report to the Board.

The Board recognizes that the addition of new Board members who qualify as “financial experts” under Sarbanes Oxley will further improve the oversight capabilities of the Audit Committee, and intends to identify such candidates and propose them for election to the Board.

Enhanced Compensation Committee Practices

These include:

•	Re-Assessment of Executive Compensation Program. As described under “Compensation Discussion and Analysis,” beginning in late 2007 and continuing into 2008, the Compensation Committee has been re-assessing the Company’s executive compensation program to more directly tie executive compensation to the achievement of specific performance goals while continuing to provide competitive compensation opportunities. Toward this end, the Compensation Committee is seeking to more closely align the incentive portion of executive compensation to the achievement of a range of objective performance metrics which are aligned with the interests of our stockholders. It is also anticipated that this revised incentive structure will include minimum performance thresholds below which no bonuses will be paid and a long-term incentive program to reward objectively superior performance over a longer period of time. In addition, the Compensation Committee is increasing its reliance on relevant peer group data in structuring a compensation program that seeks to attract and retain high performing executives of outstanding skill and experience.

•	Engagement of Independent Compensation Consultant. From time to time, including in 2007, management has retained a compensation consultant to provide the Compensation Committee with competitive pay data used in setting annual compensation of the Company’s executive officers. In early 2008, the Compensation Committee directly engaged Frederic W. Cook & Co. as its independent compensation consultant to perform a competitive pay analysis and to consult with the Compensation Committee generally on executive compensation matters.

•	Annual Bonuses and Incentive Compensation. The Compensation Committee is augmenting its processes with respect to bonuses for officers. Enhanced processes for consideration of incentive compensation will include:

à	management submission of written bonus objectives, by February 1 of the year in which bonuses are to be considered, and prompt consideration of those objectives;

à	quarterly review of management’s progress in meeting its bonus objectives;

à	year end review of individual performance against objectives, including demonstrable commitment to a strong control environment; and

à	development of a long term equity incentive plan aligned with satisfaction of the Company’s long term goals and objectives.

•	Equity Awards. The Compensation Committee is in the process of adopting improved procedures with respect to the granting of stock options and equity awards to employees that include:

à	fixed annual date for consideration of grants to executive officers and other employees;

à	grants for new hires or grants for promotion or retention will be made only at a regularly scheduled meeting subsequent to the event;

à	formalizing, in a written document, the stock option and equity award granting procedures;

à	establishing the process to be followed for nominating employees for equity awards;

à	directing management to automate appropriate functions in order to minimize the potential for human error; and

à	directing management to provide mandatory training and education to ensure that all employees involved in the administration of equity awards understand the Company’s equity award granting processes.

•	Recoupment Policy. In July 2008, the Board adopted a written policy that would enable the Compensation Committee to recoup any bonus and excess compensation payments to officers in the event of a restatement that reduces earnings for the period for which the payments were made, regardless of whether the officer engaged in inappropriate conduct, if bonus awards were tied in any way to achievement of certain earnings targets. Similarly, the Board intends to include, in any employment agreements negotiated between the Compensation Committee and officers, a provision in which that officer agrees to return, at the request of the Company, any bonus or excess compensation in the event of a restatement that reduces earnings, regardless of whether the officer engaged in inappropriate conduct, if bonus awards were tied in any way to achievement of certain earnings targets.

•	Perquisites. The Board intends to move away from non-monetary perks for executives. It has eliminated any personal use of company cars. Instead, the Compensation Committee will annually review, set and, where appropriate, revise all automobile allowances for senior management. The Board has also eliminated any personal use of company aircraft.

Revised Code of Conduct

The Board has directed management to revise, and management with the assistance of the recently appointed chief compliance officer is in the process of revising, the existing Codes of Conduct into one Code, written in plain English that employees can readily understand, that will inspire employees to uphold high standards and provide clear guidelines on what to do, what is and what is not acceptable, and when and where to seek guidance; will emphasize the availability of the existing anonymous Hotline that employees can use to identify and report questionable activity and the obligation of each employee to raise concerns and issues; will explicitly assure non-retaliation for reports of questionable conduct; will provide specific examples of scenario based vignettes involving risk areas to Sunrise and practical questions and answers to help employees and other stakeholders understand key concepts; and will specify the consequences for non-adherence.

Chief Compliance Officer and Compliance Office

The Board directed management to create a corporate compliance program, to be administered by a newly formed corporate compliance office, and to create the position of chief compliance officer, which has been filled with an external hire. The chief compliance officer reports directly to the Governance and Compliance Committee. Responsibilities of the chief compliance officer and compliance office include:

•	designing and implementing a company-wide compliance program to facilitate adherence to applicable laws, statutes, regulations, the revised code of conduct and internal policies and controls;

•	training on a revised code of conduct, including clear communication of what behavior is acceptable and unacceptable;

•	monitoring compliance with the revised Code of Conduct;

•	monitoring receipt of annual employee acknowledgements of intent to adhere to the revised Code of Conduct;

•	re-emphasizing the availability of the anonymous Hotline through which employees at all levels can anonymously submit information or express concerns regarding accounting, financial reporting, or other irregularities of which they have become aware or have observed;

•	monitoring operation of the Hotline, which will continue to be answered by an independent vendor, including the processing of complaints and/or reported violations, and determining how to address each call in a timely manner, including review and investigation, as appropriate; and

•	reporting, on a regular basis, to the Governance and Compliance Committee.

Director Independence

Under our Corporate Governance Guidelines, the Nominating Committee annually assesses the directors’ qualifications as independent. This review is designed to determine whether the non-management directors are independent as defined in NYSE rules. For a director to be considered independent under NYSE rules, the Board must determine that the director has no material relationship with Sunrise (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Both the NYSE listing standards and our Corporate Governance Guidelines require that a majority of directors meet the criteria required for independence under the NYSE listing standards. Based upon the recommendation of the Nominating Committee, the Board has determined that the following seven continuing directors or nominees for election as directors meet the criteria for independence as set forth in the NYSE listing standards: Mses. Aeppel and Krominga and Messrs. Donohue, Fuente, Harlan, Holladay and Little.

Executive Sessions of Non-Management Directors

Our Corporate Governance Guidelines provide that the non-management directors meet in executive session without management at least quarterly. Ms. Krominga presides at these executive sessions. Any Company stockholder who wishes to communicate directly with her should follow the directions for communications with the Board of Directors described below under “Communications with the Board of Directors” and address his or her letter to the “Lead Director.”

Meetings of the Board of Directors

During 2007, our Board of Directors held four regular meetings and 19 special meetings. No incumbent director who served during 2007 attended less than 75 percent of the aggregate of (a) the total number of meetings held by our Board of Directors and (b) the total number of meetings held by all committees of the Board of Directors on which the director served.

Individual attendance at Board meetings held in 2007 by incumbent directors who served during 2007 is as follows:

Board
Director	Meetings Attended

Ronald V. Aprahamian	22
Thomas J. Donohue	21
Stephen D. Harlan	10 of 10(1)
J. Douglas Holladay	23
Paul J. Klaassen	23
Teresa M. Klaassen	22
Lynn Krominga	4 of 4(1)
William G. Little	21

(1)	Mr. Harlan was appointed to the Board in June 2007 and Ms. Krominga was appointed to the Board in September 2007. Attendance information represents attendance at Board meetings held during their respective periods of service in 2007.

Standing Board Committees

We have the following standing committees of our Board of Directors: Audit Committee, Compensation Committee, Nominating Committee, Governance and Compliance Committee and Executive Committee. The following table sets forth the present membership of these committees. In March 2008, the Board of Directors split the former Nominating and Corporate Governance Committee into the Nominating Committee and the Governance and Compliance Committee. The membership of the Audit, Compensation and Nominating Committees was also reconstituted at that time. Each of these Committees has the authority to obtain assistance and advice from internal or outside legal counsel or other advisors.

Governance
and
	Audit	Compensation	Nominating	Compliance	Executive
Director	Committee	Committee	Committee	Committee	Committee

Glyn F. Aeppel	X
Ronald V. Aprahamian	X		X
Thomas J. Donohue			Chair	X	X
David I. Fuente		X
Stephen D. Harlan	Chair			X	X
J. Douglas Holladay		X	X		X
Paul J. Klaassen					Chair
Lynn Krominga	X	Interim Chair	X	X
William G. Little		X		Chair

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence and (d) the performance of the Company’s internal audit function and independent auditor. Among other things, the Audit Committee:

Oversight of Financial Disclosure Matters

•	reviews drafts of the Company’s earnings releases provided by management’s Disclosure Committee, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	meets quarterly in separate executive sessions with the chief executive officer, the chief operating officer, the chief financial officer, the chief audit executive, the general counsel, the independent auditor and with any other members of management as the audit committee deems appropriate;

•	meets to review and discuss the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	discusses policies with respect to risk assessment and risk management, including discussion of the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures and discuss the Company’s guidelines and processes for risk assessment and risk management; and

•	reviews: (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on the financial statements, (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company, and (d) the type and presentation of information to be included in earnings press releases.

Oversight of the Relationship with the Independent Auditor

•	directly appoints, compensates, retains and oversees the work of the registered public accounting firm engaged by the Company, which firm reports directly to the Audit Committee;

•	pre-approves all audit services and all permitted non-audit services performed by the independent auditor. The Audit Committee may delegate to one or more of its members the authority to grant pre-approvals of audit and permitted non-audit services. The decisions of any committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

•	meets with the independent auditor prior to the audit to review the planning and staffing of the audit;

•	reviews with the independent auditor any audit problems or difficulties and management’s response;

•	at least annually, obtains and reviews a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company; and

•	reviews with both the independent auditor and management the adequacy and effectiveness of the Company’s disclosure controls and internal controls over financial reporting, including management’s assessment and the independent auditors’ assessment of such controls. Reviews with management their procedures to address the internal control weaknesses identified.

Oversight of the Internal Audit Function

•	reviews and approves the appointment and/or replacement of the chief audit executive who has a direct reporting line to the Audit Committee to communicate any findings or concerns resulting from the activities of the internal audit department;

•	reviews and approves the internal audit department’s annual work plan; and

•	reviews all audit reports prepared by the internal audit department and management’s responses.

Other Governance and Oversight Responsibilities

•	oversees the establishment and implementation of management’s Disclosure Committee and related disclosure policies and procedures, and at least annually, reviews and reassesses the Disclosure Committee’s charter and recommends any proposed changes to the Board for consideration and approval;

•	obtains and reviews reports from management, the chief audit executive, the general counsel and the independent auditor regarding the Company’s policies and procedures regarding compliance with applicable laws and regulations for purposes of performing its obligations under its charter;

•	reviews annually the operating budget of the Company and monitors corporate performance against management’s strategic and business plans, including overseeing the operating results on a regular basis for purposes of evaluating management of the business; and

•	establishes procedures for the receipt, retention and treatment of complaints from company employees on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by company employees of concerns regarding questionable accounting or auditing matters.

Pursuant to the Audit Committee’s Charter, all members of the Audit Committee must meet the independence requirements of the NYSE and the rules of the SEC. Each member of the Audit Committee must also be financially literate as determined under NYSE rules. The Board has determined that each member of the Audit Committee is independent within the meaning of NYSE and SEC rules and is financially literate. At least one member of the Audit Committee also must have accounting or financial management expertise as determined under NYSE rules. Under the NYSE rules, a board may presume that an “audit committee financial expert” under the rules and regulations of the SEC has accounting or related financial management expertise.

Our Board of Directors has determined that each of Messrs. Harlan and Aprahamian qualify as “audit committee financial experts” under the rules and regulations of the SEC. In making this determination with respect to Mr. Harlan, the Board considered, among other things, his 33-year tenure with KPMG Peat Marwick, including five years as Vice Chairman of the firm responsible for its international business and twelve years as the Managing Partner of KPMG’s Washington, D.C. operating office. In making this determination with respect to Mr. Aprahamian, the Board reconfirmed its prior determination that Mr. Aprahamian has the financial management expertise required by the NYSE listing standards and is qualified as an audit committee financial expert within the meaning of SEC regulations. In making its original determination in 2003, the Board considered Mr. Aprahamian’s: (a) understanding of generally accepted accounting principles and financial statements; (b) ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the issues that can reasonably be expected to be raised by Sunrise’s financial statements, or experience actively supervising persons engaged in these activities; (d) understanding of internal control over financial reporting; and (e) understanding of audit committee functions. The Board also analyzed the means by which Mr. Aprahamian acquired these attributes and, in particular, his current involvement in business consulting and investment and his additional relevant experience, which includes: (a) prior service as chief executive officer of a public health care information technology and strategic and operations management consulting company, where he actively supervised the chief financial officer and participated in the budgeting and forecasting process and reviewed accounting policies and procedures, public reporting and financial statements; (b) his service as the Chairman of the Audit Committee of Sunrise since 1995; and (c) his prior service as the chairman of the audit committee of another publicly held company.

The Audit Committee held 25 meetings during 2007. Individual attendance at Audit Committee meetings held in 2007 by incumbent directors who served during 2007 on the Audit Committee is as follows:

Audit Committee Meetings
Director	Attended

Ronald V. Aprahamian	23
Thomas J. Donohue	15 of 18(1)
Stephen D. Harlan	21 of 22(1)
Lynn Krominga	10 of 12(1)

(1)	Mr. Harlan was appointed as a member of the Audit Committee in June 2007 and Ms. Krominga was appointed as a member of the Audit Committee in September 2007. In 2007, Mr. Donohue served as a member of the Audit Committee from January 2007 to November 2007. Attendance information for Ms. Krominga and Messrs. Harlan and Donohue represents attendance at Audit Committee meetings held during their respective periods of service in 2007.

Compensation Committee

The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s CEO and other executive officers, and to administer and implement the Company’s incentive-compensation plans and equity-based plans that are subject to Board approval. The Compensation Committee has overall responsibility for evaluating and proposing compensation plans, programs and policies for the Company’s CEO and other executive officers. Among other things, the Compensation Committee:

•	annually reviews and approves, for the CEO and the other executive officers of the Company, (a) the annual base salary amount, (b) the annual bonus amount, (c) any long-term incentive compensation, (d) any employment agreements, severance arrangements, and change in control and similar agreements/provisions, and any amendments, supplements or waivers to the foregoing agreements, in each case as, when and if deemed necessary or advisable and (e) any perquisites, special or supplemental benefits; and

•	administers and implements the Company’s incentive compensation plans and equity-based plans that are subject to Board approval in which directors, the CEO, other executive officers and other employees of the Company and its subsidiaries may participate, including, but not limited to, (a) approving option grants and restricted stock or other awards, (b) interpreting the plans, (c) determining rules and regulations relating to the plans, (d) modifying or canceling existing grants or awards and (e) imposing limitations, restrictions and conditions upon any grant or award as the Compensation Committee deems necessary or advisable.

In setting compensation for the Company’s executive officers (other than the Chief Executive Officer), the Compensation Committee considers the recommendations of the Chief Executive Officer.

Our Board of Directors has determined that each member of the Compensation Committee is independent under the rules of the NYSE.

The Compensation Committee held six meetings during 2007. Individual attendance at Compensation Committee meetings held in 2007 by incumbent directors who served during 2007 on the Compensation Committee is as follows:

	Compensation Committee
Director	Meetings Attended

Ronald V. Aprahamian	6
Thomas J. Donohue	5
Lynn Krominga	N/A	(1)
William G. Little	6

(1)	Ms. Krominga was appointed as a member of the Compensation Committee in November 2007. There were no Compensation Committee meetings in 2007 held following her appointment as a member of this Committee.

Nominating Committee

The Nominating Committee assists the Board by identifying individuals qualified to become Board members to fill Board vacancies or newly-created directorships resulting from an increase in the size of the Board. The Nominating Committee evaluates the qualifications of potential candidates for director, including any nominees submitted by stockholders under and in accordance with the Company’s Bylaws, and recommends to the Board the director nominees for the next annual meeting of stockholders. The Nominating Committee also recommends the Board committee assignments for each director. The Chairman of the Nominating Committee identified Ms. Aeppel and Messrs. Fuente and Harlan as potential director candidates prior to their initial appointments as directors.

Our Board of Directors has determined that each member of the Nominating Committee is independent under the rules of the NYSE.

As previously noted, the Nominating Committee was known as the Nominating and Corporate Governance Committee until it was reconstituted in March 2008 into two separate committees consisting of the Nominating Committee and the Governance and Compliance Committee. During 2007, the Nominating and Corporate Governance Committee’s responsibilities also included leading the Board in its annual review of the Board’s performance and reviewing and reassessing the adequacy of our corporate governance principles.

The Nominating Committee held five meetings during 2007. Individual attendance at Nominating Committee meetings held in 2007 by incumbent directors who served during 2007 on the Nominating Committee is as follows:

Nominating Committee
Director	Meetings Attended

Thomas J. Donohue	4
J. Douglas Holladay	5
William G. Little	4

Governance and Compliance Committee

The Governance and Compliance Committee is appointed by the Board to (1) assist the Board in fulfilling its oversight responsibilities relating to the Company’s compliance with applicable laws, regulations and standards, sound ethical standards and ethics programs and policies as established by management and the Board; (2) direct and monitor management implementation of a company-wide compliance program; (3) provide continued oversight of the company-wide compliance program; (4) review related party transactions; and (5) oversee the evaluation of the Board’s governance process and the evaluation of the Board and management. Among other things, the Governance and Compliance Committee:

•	directs and monitors management’s implementation of a company-wide compliance program for the Company, which program shall address compliance with applicable laws, regulations, standards, and ethics programs and policies, and such other matters that the Governance and Compliance Committee considers appropriate;

•	annually reviews and reassesses the adequacy of the corporate governance principles and policies of the Company, and recommends any proposed changes to the Board for approval;

•	reviews and approves all related party transactions of the Company;

•	evaluates the Board’s governance processes and shall receive comments from all directors and report annually to the Board on the Board’s assessment of its performance, including satisfaction of annual education requirements, the performance of Board committees and the self-assessment by each director of his or her performance;

•	oversees the annual evaluation of management, including the evaluation of the Chief Executive Officer;

•	annually, or more frequently as may be deemed appropriate, recommends to the Board compensation for those directors who are not also salaried officers of the Company, for the non-executive Chair of the Board and for members and chairs of Board committees; and

•	oversees the Company’s orientation program and continuing director education requirements.

Our Board of Directors has determined that each member of the Governance and Compliance Committee is independent under the rules of the NYSE.

The Governance and Compliance Committee was formed in March 2008 and, accordingly, did not meet during 2007.

Executive Committee

The Executive Committee may exercise the full authority of the Board of Directors when the Board is not in session, to the extent permitted under the Delaware General Corporation Law.

The Executive Committee did not meet during 2007.

Director Nomination Process

Our Board of Directors has adopted a policy regarding the qualification and nomination of director candidates. Consistent with this policy, in considering potential director candidates, the Nominating Committee requires that a candidate meet the following minimum qualifications:

•	high integrity;

•	an ability to exercise sound judgment;

•	an ability to make independent analytical inquiries;

•	a willingness and ability to devote adequate time and resources to diligently perform Board of Directors’ duties; and

•	a reputation consistent with the image and reputation of Sunrise.

In addition to these minimum qualifications, in making recommendations to the full Board of nominees for election as directors, the Nominating Committee also takes into account the following additional factors:

•	whether a person possesses specific skills, knowledge or perspective relevant to Sunrise’s business;

•	whether the person has demonstrated broad business judgment and leadership;

•	whether the person possesses business creativity and vision that could benefit Sunrise;

•	whether the person possesses relevant specific industry or regulatory affairs knowledge;

•	whether the person’s nomination and election would enable the Board of Directors to have a member that qualifies as an “audit committee financial expert” under SEC rules;

•	whether the person would qualify as an “independent” director under NYSE rules;

•	the importance of continuity of the existing composition of the Board of Directors; and

•	the importance of a diversified board membership, in terms of both the age and other characteristics of the individuals involved and their various experiences and areas of expertise.

Nominees for director are identified by the Nominating Committee based on input received from a number of sources, which from time to time may include, among others, Sunrise’s Chair of the Board, Chief Executive Officer, members of the Nominating Committee, members of the Board of Directors and stockholders. The Nominating Committee has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates. Each candidate is then evaluated by the Nominating Committee in light of his or her qualifications and credentials, and any additional factors that the Nominating Committee deems necessary or appropriate. Existing directors who are being considered for re-nomination are re-evaluated based on their performance as directors, as well as to ensure that they continue to meet the required qualifications.

The Nominating Committee will consider qualified candidates for director suggested by our stockholders. All candidates submitted by stockholders are evaluated in the same manner as all other director candidates, provided that the appropriate procedures for their recommendation have been followed. Our Bylaws require that stockholder nominations for directors be made by timely notice in writing to our corporate secretary. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of Sunrise not less than 60 days prior to the meeting. However, if less than 75 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the 15th day following the day on which notice of the date or public disclosure was made. Public notice of the expected date of this year’s annual meeting was made on September 18, 2008 by the issuance of a press release. A stockholder’s notice of nomination must set forth information specified in our Bylaws concerning each person the stockholder proposes to nominate for election and the nominating stockholder. Our Bylaws provide that no person may be elected as a director unless nominated in accordance with the procedures set forth in the Bylaws. No stockholder nominations for directors were received within the period specified in the Bylaws for the 2008 annual meeting.

The Nominating Committee has recommended to the Board, and the Board has nominated, Ms. Aeppel and Messrs. Fuente and Harlan for election as directors at the 2008 annual meeting.

Communications with the Board of Directors

Stockholders and other interested parties who want to communicate with the Board of Directors or any individual director may write to:
Sunrise Senior Living, Inc.
7902 Westpark Drive
McLean, Virginia 22102
Attention: General Counsel

Attendance of Annual Stockholder Meetings by Directors

We encourage members of the Board of Directors to attend the annual stockholder meeting. However, Board members’ attendance at the annual meeting is not required. Four of the directors then serving on our Board attended the 2007 annual meeting.

2007 Director Compensation

Sunrise directors who are also employees of the Company receive no additional compensation for serving on the Board of Directors or its committees. For 2007, our non-employee directors received the following cash compensation for their services:

Annual Retainer	$75,000	*
Audit, Compensation and Nominating and Corporate Governance Committee Meeting Fees (telephonic and in-person)	$1,000
Committee Chair Annual Retainer
Audit Committee	$20,000
Compensation Committee	$5,000
Nominating and Corporate Governance Committee	$5,000
Fee for serving on Special Independent Committee	$50,000

*	In prior years, non-employee directors received annual stock option grants of 10,000 shares of our common stock, which vested in full on the date of grant. In 2007, the annual retainer was increased from $25,000 to $75,000 instead of the annual stock option grant.

New directors in 2007 also received a $100,000 fee upon becoming directors.

In addition, non-employee directors are reimbursed for reasonable expenses incurred in attending meetings of the board of directors.

For information regarding 2007 compensation paid to Mr. Klaassen, our Chief Executive Officer, refer to the Summary Compensation Table. For information regarding 2007 compensation paid to Ms. Klaassen, refer to “Certain Relationships and Related Transactions.”

Director Compensation Table

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
	Fees				Incentive	Deferred
	Earned or	Stock	Option		Plan	Compensation	All Other
	Paid in	Awards	Awards		Compensation	Earnings	Compensation	Total
Name	Cash ($)	($)	($)(1)		($)	($)	($)	($)

Ronald V. Aprahamian	$124,000	$—	$443,600	(2)	$—	$—	$—	$567,600
Craig R. Callen(3)	105,000	—	—		—	—	—	105,000
Thomas J. Donohue	104,000	—	—		—	—	—	104,000
J. Douglas Holladay	85,000	—	—		—	—	—	85,000
William G. Little	135,000	—	—		—	—	—	135,000
Lynn Krominga(4)	185,000	—	—		—	—	—	185,000
Stephen D. Harlan(5)	246,000	—	—		—	—	—	246,000

(1)	As of December 31, 2007, the outstanding options held by each non-management director, all of which are fully vested, were as follows:

Ronald V. Aprahamian	188,000
Craig Callen	132,000
Thomas Donohue	158,000
J. Douglas Holladay	76,000
William G. Little	40,000

(2)	In 2007, the Compensation Committee extended the expiration date of an option for 20,000 shares held by Mr. Aprahamian from May 2, 2007 through the date that is 30 days after the Company is current in all of its SEC filings. The exercise price of the options is $12.19 per share.

(3)	Mr. Callen resigned as a director on May 22, 2008.

(4)	Ms. Krominga became a director on September 5, 2007 and became non-executive Chair of the Board on March 16, 2008. Effective as of the 2008 annual meeting, Ms. Krominga will become the Lead Director of the Board, while Mr. Klaassen will serve as the Non-Executive Chair of the Board.

(5)	Mr. Harlan became a director on June 20, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) explains Sunrise Senior Living’s compensation philosophy, objectives, and policies for 2007 as applicable to the eight current and former executive officers named in the Summary Compensation Table. The covered executive officers are:

Current	Former

Paul J. Klaassen, Chief Executive Officer	Bradley B. Rush, Chief Financial Officer
Richard J. Nadeau, Chief Financial Officer	Thomas B. Newell, President
Julie A. Pangelinan, Chief Accounting Officer (and former Acting Chief Financial Officer)*
Tiffany L. Tomasso, Chief Operating Officer
Michael B. Lanahan, Chairman of Greystone
John F. Gaul, General Counsel

*	Ms. Pangelinan served as Acting Chief Financial Officer from April 2007 to September 2007.

The CD&A outlines the structure and rationale for each element of the named executive officers’ compensation, and provides context for the amounts disclosed in the compensation tables found in the following section. The focus of this CD&A is on fiscal 2007 compensation. However, beginning in late 2007 and continuing into 2008, the Compensation Committee has been in the process of updating the executive compensation program and procedures to more closely align with current market and best practices. The changes that are taking place or are under consideration in fiscal 2008 are summarized throughout this section and more fully at the end of the CD&A.

Compensation of the named executive officers are determined and approved by the Compensation Committee. During 2007, the members of the Compensation Committee were Ronald V. Aprahamian, Craig R. Callen, Thomas J. Donohue, Lynn Krominga (beginning in November 2007), and William G. Little. The current members of the Compensation Committee are J. Douglas Holladay, Ms. Krominga, Mr. Fuente and Mr. Little.

Compensation Program Objectives

The objectives of our executive compensation program are to attract, retain and motivate highly talented executives who are committed to creating stockholder value and fulfilling our mission to champion quality of life for all seniors. Toward this end, our executive compensation program is designed to reward sustained financial and operating performance and leadership excellence, align the interests of executives with those of our stockholders and encourage our executives to remain with the Company.

2007 Compensation Committee Process

The Compensation Committee reviews the components and amounts of compensation for our executive officers annually.

For 2007, the Compensation Committee made compensation decisions after reviewing company and individual performance during the year in light of pre-determined quantitative and qualitative goals and objectives. In addition, the Compensation Committee considered the executive’s leadership qualities, business responsibilities, career with the Company, contributions during the year, current compensation arrangements, and long-term potential to enhance stockholder value. Executives were reviewed in terms of their contributions both individually and as part of the executive management team. The Compensation Committee also considered the recommendations of the Chief Executive Officer regarding compensation for executive officers other than himself.

For 2007, the Compensation Committee did not adhere to rigid formulas in determining the amount or mix of compensation elements. Rather, the Compensation Committee sought to incorporate flexibility into the Company’s compensation structure and in the assessment process to respond to the evolving business environment and existing Company challenges.

With the exception of Messrs. Klaassen and Lanahan, none of the Company’s executive officers have employment agreements. Mr. Klaassen entered into his employment agreement in September 2000, as amended and restated in November 2003 and further amended in March 2008. Mr. Lanahan entered into his employment agreement in May 2005 in connection with our acquisition of Greystone, which he founded.

The Compensation Committee is in the process of adopting enhanced procedures which are more fully described at the end of this CD&A.

Elements of 2007 Executive Compensation

Our executive compensation program in 2007 consisted of base salary, annual incentive bonus, equity awards, perquisites, deferred compensation and long-term incentive compensation. Each of these compensation elements fulfills one or more of the objectives of our executive compensation program (i.e., to attract, retain or motivate highly talented executives). We combine the compensation elements for each executive in a manner we believe optimizes the executive’s contribution to the Company.

The following table lists the elements of our fiscal 2007 executive compensation program and the primary purpose of each.

Element	Purpose	Form

Base Salary	Provide market-competitive base compensation to attract and retain highly talented executives	Cash
Annual Incentive Bonus	Motivate executives to achieve superior company and individual performance during the year	Cash
Recognize special contributions not reflected in other elements of compensation
Equity Awards	Motivate executives to achieve and sustain long-term company performance and align executives’ interests with stockholders’ interests	Restricted stock (restricted stock and stock options in prior years)
Retain executives through potential wealth accumulation
Perquisites and Benefits	Provide market-competitive compensation components to attract and retain executive talent	Various (as described below)
Deferred Compensation	Provide tax-deferred means to save for retirement or increased stock ownership through deferrals in company stock	Eligibility to participate in 401(k) plan, Bonus Deferral Program and non-qualified deferred compensation plans
Long-Term Incentive Cash Bonus Plan	Provide long-term incentive and retention benefit	Cash

Certain elements of compensation are contractually obligated to Messrs. Klaassen and Lanahan, as more fully discussed below under “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table.”

Use of Peer Group Data

In connection with its consideration of compensation for 2007, the Compensation Committee reviewed executive compensation levels among a group of peer companies. The purpose of the review was to ensure that our executive compensation levels were competitive and within the broad middle range of peer group companies when the company achieves targeted performance levels. The peer group reviewed by the Compensation Committee included publicly-traded organizations of similar revenue, size and complexity to Sunrise as well as direct industry competitors, other senior living, hospitality and service companies, and other competitors for executive talent. The peer companies in 2007 were:

American Retirement Corporation	Genesis Healthcare Corp.
Apria Healthcare Group Inc.	Health Management Association
Brookdale Senior Living Inc.	Interstate Hotels & Resorts
Community Health Management Systems, Inc.	Kindred Healthcare Inc.
Ecolab Inc.	Lifepoint Hospitals
Extendicare Inc.	Manor Care Inc.
Fairmont Hotels & Resorts Gaylord Entertainment	Universal Health Services

Peer group compensation data reviewed included base salary, bonus, and long-term incentive values (e.g., restricted stock and stock options) for 2005, updated 3.8% per annum to 2007.

2007 Base Salaries

In 2007, the base salaries for our named executive officers were determined by the Compensation Committee based on the following considerations:

•	executive’s skill set and market value of the skill set;

•	scope of the executive’s role;

•	executive’s performance;

•	period the executive served in his or her role;

•	overall budget for base salary increases to allow salary increases to retain successful performers while maintaining affordability within our business plan;

•	executive’s current salary;

•	executive’s duties and responsibilities relative to other executive officers;

•	relationship of base salary relative to the mix of overall compensation;

•	other elements of compensation available to the executive; and

•	the significant effort required of executive management to address certain unique challenges facing the company (including the pending restatement of the Company’s financial statements) and the need to retain such executives to successfully address such challenges while at the same time continuing to focus on the operations of the Company.

After considering the factors above, the Compensation Committee approved the following base salary adjustments for the named executive officers:

Executive	2006 Salary	2007 Salary	% Change

Paul J. Klaassen	$500,000	$500,000	0%
Richard J. Nadeau	—	$450,000	—
Julie A. Pangelinan	$213,200	$330,000	+55%
Bradley B. Rush	$375,000	$450,000	+20%
Thomas B. Newell	$425,000	$425,000	0%
Tiffany L. Tomasso	$390,000	$465,600	+19%
Michael B. Lanahan	$364,000	$378,560	+4%
John F. Gaul	$300,000	$375,000	+25%

Base salary adjustments were made in March 2007, except for Ms. Pangelinan and Mr. Nadeau. In April 2007, Ms. Pangelinan became our Acting Chief Financial Officer in addition to her role as our Chief Accounting Officer. At the time of her appointment as our Acting Chief Financial Officer, the Compensation Committee approved the increase in her 2007 annual base salary to reflect her expanded duties and responsibilities, both as Chief Accounting Officer and Acting Chief Financial Officer. Mr. Nadeau joined the Company as our Chief Financial Officer in September 2007. The Compensation Committee approved his initial annual base salary taking into account his background and experience, the information reviewed by the Compensation Committee in setting the former Chief Financial Officer’s salary, and management’s recommendations.

2007 Annual Incentive Bonuses

Our named executive officers are eligible to earn annual incentive cash bonuses based on the achievement of performance goals and objectives and other criteria deemed relevant by the Compensation Committee. Annual bonuses provide executives with an incentive to achieve the Company’s financial, operational and growth objectives for the fiscal year and reward their success.

Bonus payouts are determined by comparing performance relative to pre-determined quantitative and qualitative performance goals and objectives and other criteria deemed relevant by the Compensation Committee.

For 2007, the Compensation Committee did not apply a formula or assign these performance goals and objectives relative weights. Instead, it made a determination after considering such measures collectively. Satisfactory individual performance is a condition to the payment of any bonus amount.

In January 2007, after considering management’s recommendations, the Compensation Committee established the principal goals and objectives for determining annual incentive bonuses for executive officers for 2007, except for Mr. Lanahan whose bonus is based on the achievement of earnout targets tied to the performance of Greystone. These goals and objectives included growth in revenues under management to $2.4 billion or more, growth in average daily rate and maintaining occupancy in order to achieve a same-community revenue growth target of at least 4%, growth in Trinity Hospice by adding at least 8 new communities, corporate general and administrative expense below 4.7% of revenues under management, beginning new construction on 28 new communities, achievement of promotion targets and leadership development among middle and senior management ranks, and completion of the restatement and attainment of certain qualitative goals relating to the Company’s operations. The measure “revenue under management” is derived by combining the revenues of Sunrise’s consolidated communities, communities owned in unconsolidated ventures and communities owned by third parties that are managed by Sunrise. Mr. Lanahan’s bonus is earned based on Greystone’s achievement of 1-year and cumulative 3-year net operating income targets (calculated by consistently applying the accounting principles used to calculate Greystone’s 2003 net operating income). For fiscal 2007, the 1-year net operating income target was $11.3 million and the cumulative 3-year target for fiscal years 2005-2007 was $26.5 million. The Compensation Committee may adjust, revise or supplement the pre-determined performance goals and objectives as necessary to ensure that award payments represent the underlying growth of the core business and are not artificially inflated or deflated due to anomalous items in the award year or the previous (comparison) year.

In March 2007, after considering the recommendations of the CEO (other than for himself), the Compensation Committee determined fiscal 2007 target bonus opportunities for the named executive officers employed at that time. Bonus opportunities are denominated and communicated as a percent of annual base salary. The targets reflect the Compensation Committee’s determination as to the appropriate mix between salary and bonus compensation. In connection with her appointment as Acting Chief Financial Officer in April 2007, Ms. Pangelinan’s bonus target opportunity was increased from 50% to 75% of annual base salary. Upon his hire in September 2007, the Compensation Committee determined Mr. Nadeau’s target bonus opportunity of 75% of base salary (pro rated for the period September to December 2007). Mr. Lanahan’s target bonus opportunity of 100% of base salary is provided in his employment agreement. Bonus awards may exceed target based on exceptional performance.

In 2008, after considering the Company’s overall performance in 2007, the Compensation Committee did not believe any bonus was warranted for 2007. However, certain named executive officers were awarded bonuses in recognition of significant individual contributions during the year notwithstanding the Company’s overall performance in 2007. In May 2008, the Compensation Committee approved a fiscal 2007 bonus payout for Mr. Nadeau of $112,500 based upon his contributions to the then pending restatement of our 2003-2005 financial statements. In July 2008, the Compensation Committee approved a 2007 annual incentive bonus for Mr. Lanahan of $378,560 based upon achievement of the Greystone earnout targets discussed above. In April 2007, the Compensation Committee awarded Ms. Pangelinan $30,000 for her contributions to the then pending restatement of our 2003-2005 financial statements. In April 2008, Ms. Pangelinan also received a bonus for fiscal 2007 of $198,242 based upon her service as the Acting Chief Financial Officer and her ongoing contributions on the restatement. As a non-executive officer at that time, Ms. Pangelinan’s bonus was determined by Mr. Nadeau. As described in greater detail at the end of this CD&A and in Item 9A of our 2007 Form 10-K, as amended,

Mr. Klaassen has disclaimed any opportunity to receive bonuses for 2007 and 2006. The following table summarizes the bonus program for fiscal 2007:

			2007 Target	2007 Bonus	2007 Bonus
	Salary Paid		Bonus	Earned	Earned
Executive	for 2007		(% Salary)	(% Salary)	($ Amount)

Paul J. Klaassen	$501,923		125%	0%	$0
Richard J. Nadeau	$145,385	*	75%	77%	$112,500
Bradley B. Rush	$139,615	*	75%	0%	$0
Thomas B. Newell	$415,191	*	100%	0%	$0
Julie A. Pangelinan	$293,439		75%	78%	$228,242
Tiffany L. Tomasso	$452,365		75%	0%	$0
Michael B. Lanahan	$378,560		100%	100%	$378,560
John F. Gaul	$362,019		75%	0%	$0

*	Partial year service

Special Incentive Bonus

In November 2007, the Compensation Committee approved a special bonus of $75,000 that will be payable to Mr. Nadeau and Ms. Pangelinan upon the Company becoming current in its periodic report filings with the SEC to reward them for their efforts to complete the restatement and aid the Company in becoming a current filer with the SEC.

Equity Incentive Compensation

Types of Equity Incentive Compensation

Our equity incentive compensation program is designed to provide significant incentives directly linked to the long-term performance of Sunrise, align the interests of the named executive officers with our stockholders, and retain the executives through the vesting period of the awards. We historically have granted restricted stock, restricted stock units (as part of our Bonus Deferral Program described below) and/or stock options. We do not have a policy that dictates the mix of options and restricted stock. In making equity grants to the named executive officers, the Compensation Committee does not take existing stock ownership levels into consideration in award determinations as we do not want to discourage our executives from holding significant amounts of Sunrise stock.

To encourage greater stock ownership, we have a Bonus Deferral Program for specified executive officers, which include all of the named executive officers other than Mr. Lanahan. The Bonus Deferral Program provides that these executive officers may elect to receive all or a portion of their annual bonus payments, if any, in the form of fully-vested, but deferred, restricted stock units in lieu of cash (such restricted stock units are referred to as “base units”). The “base units” generally vest on the date the Compensation Committee approves the executive’s bonus for the previous fiscal year. In addition, at the time of the deferral election, each executive officer must also elect a vesting period from two to four years and, based on the vesting period chosen, will receive additional restricted stock units equal to 20% to 40% of the deferral bonus amount (such additional restricted stock units are referred to as “supplemental units”). The supplemental units, but not the base units, are subject to the vesting period chosen by the executive and will vest in full upon the conclusion of the period (assuming continued employment by the executive). Delivery of the shares of our common stock represented by both the base units and supplemental units is made to the executive officer upon the conclusion of the vesting period applicable to the supplemental units, or the first day of the next open window period under our stock trading policy if the trading window is closed on the vesting date, or, if so elected by the executive, at retirement (as defined in the Bonus Deferral Program), thus further providing a retention incentive to the named executive officers electing to participate in the program. None of our executive officers participated in the Bonus Deferral Program in 2007.

Timing of Equity Grants

The effective grant date for all equity awards to executive officers, as well as our employees generally, is the date of approval by the Compensation Committee. For grants of restricted stock units pursuant to our Bonus Deferral Program (as discussed above), the date of grant is typically the date on which the Compensation Committee reviews the performance of the Company and the executive over the prior year and awards bonus payments for the year. In March 2008, the Compensation Committee amended the Company’s equity plans to require that the exercise price of stock options must be equal to at least 100% of the closing market price of our common stock on (i) the grant date (if the grant is made before trading commences on the exchange or securities market or while such exchange or market is open for trading) or (ii) the next trading day (if the grant is made after the exchange or securities market closes on a trading day or if the grant is made on a day that is not a trading day of the exchange or securities market). The plans previously provided that the exercise price of stock options must be equal to at least 100% of the closing market price of our common stock on the trading day immediately prior to the grant date. We do not time equity grants in coordination with the release of material nonpublic information.

2007 Equity Awards

In connection with Mr. Nadeau’s appointment as our Chief Financial Officer, the Compensation Committee made a restricted stock award to him in November 2007 for a total of 88,573 shares. These shares of restricted stock vest in five equal annual installments beginning on the first anniversary of the grant date. In making this award, the Compensation Committee considered his background and experience, the information reviewed by the Compensation Committee in setting the former Chief Financial Officer’s compensation and management’s recommendations. None of the other named executive officers received equity awards in 2007.

Other Compensation

Perquisites

Under his amended and restated employment agreement entered into in November 2003 and further amended in March 2008, Mr. Klaassen is entitled to receive:

•	supplemental medical and dental insurance for himself and his family;

•	use of an automobile reasonably acceptable to him and the Compensation Committee (or an automobile allowance as determined by the Compensation Committee); and

•	the payment or reimbursement for other benefits (such as executive air travel and health club or other membership fees or dues) as may be approved by the Compensation Committee.

During 2007, Mr. Klaassen received supplemental medical and dental insurance for himself and his family, personal use of a Company-owned automobile, and personal use by him and Teresa M. Klaassen of the company aircraft and a chartered flight. Beginning in March 2008, the Board has eliminated any personal use of the company aircraft. For additional information, see the Summary Compensation Table and accompanying narrative below.

For 2007, each named executive officer, other than Mr. Klaassen, received an automobile allowance. Under Mr. Lanahan’s employment agreement, the Company is required to provide him with an annual automobile allowance of $12,000. He also is entitled to certain club membership dues and fees, as provided in his employment agreement negotiated with him in connection with our acquisition of Greystone. Pursuant to a delegation from the Compensation Committee, the automobile allowances for 2007 for Messrs. Newell, Rush and Gaul, and Mses. Pangelinan and Tomasso were provided at the discretion of Mr. Klaassen. In addition, the Compensation Committee approved an automobile allowance for Mr. Nadeau in connection with his appointment as our chief financial officer. In each case, the annual automobile allowance provided to the executive officer was less than $10,000.

Sunrise and Greystone Deferred Compensation Plans

We adopted the Sunrise Senior Living Executive Deferred Compensation Plan in June 2001, as last amended in November 2007 (the “Sunrise DCP”). All of our named executive officers, other than Mr. Lanahan, were eligible to participate in the Sunrise DCP for 2007. For 2007, Mr. Lanahan participated in the Greystone Communities Nonqualified Deferred Compensation Plan, which was adopted on January 1, 2007 (the “Greystone DCP”).

Under the Sunrise DCP, the named executive officers may elect to defer up to 25% of their annual base salary and up to 100% of their annual bonus. In addition, we may, in our discretion, make a matching contribution to the named executive officer’s account. For 2007, we elected to make a matching contribution equal to (i) 25% of each dollar contributed by the executive officer on contributions up to a maximum of 5% of the executive officer’s compensation if we have employed such officer for less than five years and (ii) 50% of each dollar contributed by the executive officer on contributions up to a maximum of 5% of the executive officer’s compensation if we have employed such officer for five or more years. We adopted the Sunrise DCP to be competitive with other companies with whom we compete for talent and to provide our senior management with enhanced retirement security.

Under the Greystone DCP, Mr. Lanahan may elect to defer up to 25% of his annual base salary and up to 100% of his bonuses. Additionally, Greystone, in its discretion, may make additional discretionary contributions to Mr. Lanahan’s account. For 2007, Greystone made a matching contribution equal to 50% of each dollar deferred by Mr. Lanahan up to a maximum of 5% of his compensation.

For additional information regarding these plans, see the Nonqualified Deferred Compensation Table and accompanying narrative below.

Nonqualified Deferred Compensation for CEO

Mr. Klaassen’s employment agreement provides that, notwithstanding any termination of the employment agreement, we are required to make contributions of $150,000 per year for 12 years, beginning on September 12, 2000, into a non-qualified deferred compensation plan, which replaces the split dollar life insurance coverage that was required by Mr. Klaassen’s prior employment agreement. As of December 31, 2007, we have contributed an aggregate of $900,000 into this plan. The Company contributed another $300,000 in 2008 for 2006 and 2007, leaving an aggregate amount of $600,000 to be contributed. At the end of the 12-year period, Mr. Klaassen (or his beneficiaries) will be entitled to receive any net gains accrued or realized from the investment of the amounts contributed by us and we will receive any remaining amounts. For more information on Mr. Klaassen’s non-qualified deferred compensation account established pursuant to his employment agreement, please refer to the Summary Compensation Table, the Nonqualified Deferred Compensation Table, and accompanying narrative below.

Severance and Change in Control Plans

Pursuant to their employment agreements, Messrs. Klaassen and Lanahan are entitled to certain payments and benefits upon their termination of employment. These provisions were negotiated with the executives at the time of entering into the employment agreements (which, for Mr. Lanahan, occurred at the time of our acquisition of Greystone), and were approved by the Compensation Committee in order to retain the executives.

In addition, effective in November 2005, we adopted the Sunrise Senior Living Senior Executive Severance Plan, which provides for certain payments upon a change of control and subsequent termination of employment. The purpose of this plan is to encourage the continued employment with and dedication to the Company of certain of the Company’s key executive officers in the face of potentially distracting circumstances arising from the possibility of a change in control of the Company.

For additional information regarding these arrangements, including an estimate of the payments named executive officers would have been entitled to receive on December 31, 2007 upon various termination events, see “Potential Payments Upon Termination and Change in Control” below.

Long-Term Incentive Cash Bonus Plan

Effective August 23, 2002, we adopted the Long-Term Incentive Cash Bonus Plan (“LTIC Bonus Plan”) to provide incentives to certain key officers and other Sunrise employees to contribute to the success of our UK and Germany joint ventures, PS UK Investment (Jersey) Limited Partnership (“PS UK”) and PS Germany Investment (Jersey) Limited Partnership (“PS Germany”). The LTIC Bonus Plan links the payment of cash bonuses to the distribution of cash to Sunrise by SUNCO (our wholly owned limited liability company which participates in PS UK and PS Germany) with respect to SUNCO’s interest in PS UK and PS Germany. A separate bonus pool is established under the LTIC Bonus Plan in respect to each PS UK and PS Germany. Each participant in the LTIC Bonus Plan who participates in the PS UK bonus pool or the PS Germany bonus pool receives a percentage of the applicable bonus pool funded by cash distributed to Sunrise by SUNCO.

Under the LTIC Bonus Plan, no bonus amounts will be paid to any participant unless and until Sunrise Senior Living Investments, Inc., a wholly-owned subsidiary of Sunrise (“SSLII”) and partner in PS UK and PS Germany, receives distributions from PS UK and PS Germany of available cash (i.e., cash from operations or cash from capital transactions) sufficient to provide SSLII with a return of (i) its capital contributions to PS UK and PS Germany and (ii) any party loans made by SSLII to PS UK and PS Germany, in each case as of the initial distribution of available cash to SSL II.

The LTIC Bonus Plan does not specify thresholds or maximum payout amounts. No bonus amounts were credited to participant accounts or paid during 2007. During 2007, we recorded bonus expense of $27.8 million primarily as a result of the sale of seven communities by PS UK. Primarily as a result of the gains on these asset sales recorded in the UK venture, we recorded equity in earnings during 2007 of approximately $75.5 million. We do not expect the bonus distribution limitation described above to be satisfied until late 2008, at which time bonus payments would become payable.

As previously disclosed, Ms. Tomasso was awarded a 12.5% bonus interest in both the PS UK and PS Germany bonus pool under the LTIC Bonus Plan when the plan was originally adopted effective August 2002. Additionally, Mr. Gaul was awarded a 4% bonus interest in both the PS UK and PS Germany bonus pool under the LTIC Bonus Plan in March 2007. No bonus amounts were credited to their accounts or paid during 2007.

For additional information regarding the LTIC Bonus Plan, see the Grants of Plan-Based Awards Table and accompanying narrative below.

Compensation Deductibility Policy

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, including a recent interpretive position issued by the Internal Revenue Service, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the three other most highly compensated officers (other than the Chief Financial Officer). Under those provisions, however, there is no limitation on the deductibility of “qualified performance-based compensation.” In general, our policy is to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m), so long as doing so is compatible with our determinations as to the most appropriate methods and approaches for the design and delivery of compensation to our executive officers.

2008 Updates and Enhancements

Beginning in late 2007 and continuing into 2008, the Compensation Committee has been re-assessing the Company’s executive compensation program to more directly tie executive compensation to the achievement of specific performance goals while continuing to provide competitive compensation opportunities. Toward this end, the Compensation Committee is seeking to more closely align the incentive portion of executive compensation to the achievement of a range of objective performance metrics which are aligned with the interests of our stockholders. It is also anticipated that this revised incentive structure will include minimum performance thresholds below which no bonuses will be paid and a long-term incentive program to reward objectively superior performance over a longer period of time. In addition, the committee is increasing its reliance on relevant peer group data in structuring a compensation program that seeks to attract and retain high performing executives of outstanding skill and experience.

Engagement of Independent Compensation Consultant

From time to time, including in 2007, management has retained a compensation consultant to provide the Compensation Committee with competitive pay data used in setting annual compensation of the Company’s executive officers. In 2007, this data was provided by Mercer Human Resource Consulting. In early 2008, the Compensation Committee directly engaged Frederic W. Cook & Co. as its independent compensation consultant to perform a competitive pay analysis and to consult with the Compensation Committee generally on the enhanced Compensation Committee processes outlined below and in Item 9A of our 2007 Form 10-K.

Return of CEO Equity Awards and Bonus Opportunities

As described in greater detail in Item 9A of our 2007 Form 10-K, Mr. Klaassen has surrendered to the Company for cancellation all restricted stock units and restricted stock, net of tax, awarded to him for the years 2003-2005 (a total of 33,487 restricted stock units and 36,654 shares of common stock) and disclaimed any opportunity to receive bonuses for 2006 and 2007.

Annual Bonuses and Incentive Compensation

The Compensation Committee is augmenting its processes with respect to bonuses for officers. Enhanced processes for consideration of incentive compensation will include:

•	management submission of written bonus objectives, by February 1 of the year in which bonuses are to be considered, and prompt consideration of those objectives;

•	quarterly review of management’s progress in meeting its bonus objectives;

•	year end review of individual performance against objectives, including demonstrable commitment to a strong control environment; and

•	development of a long term equity incentive plan aligned with satisfaction of the Company’s long term goals and objectives.

Equity Awards

The Compensation Committee is in the process of adopting improved procedures with respect to the granting of stock options and equity awards to employees that include:

•	fixed annual date for consideration of grants to executive officers and other employees;

•	grants for new hires or grants for promotion or retention will be made only at a regularly scheduled meeting subsequent to the event;

•	formalizing, in a written document, the stock option and equity award granting procedures;

•	establishing the process to be followed for nominating employees for equity awards;

•	directing management to automate appropriate functions in order to minimize the potential for human error; and

•	directing management to provide mandatory training and education to ensure that all employees involved in the administration of equity awards understand the Company’s equity award granting processes.

Recoupment Policy

In July 2008, the Board adopted a written policy that would enable the Compensation Committee to recoup any bonus and excess compensation payments to officers in the event of a restatement that reduces earnings for the period in which the payments were made, regardless of whether the officer engaged in inappropriate conduct, if bonus awards were tied in any way to achievement of certain earnings targets. Similarly, the Board intends to include, in any employment agreements negotiated between the Compensation Committee and officers, a provision in which that officer agrees to return, at the request of the company, any bonus or excess compensation in the event of a restatement that reduces earnings, regardless of whether the officer engaged in inappropriate conduct, if bonus awards were tied in any way to achievement of certain earnings targets.

Automobile Allowances

The Board intends to move away from non-monetary perks for executives. It has eliminated any personal use of company cars. Instead, the Compensation Committee will annually review, set and, where appropriate, revise all automobile allowances for senior management.

Personal Use of Company Aircraft

The Board has also eliminated any personal use of company aircraft.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed and discussed the preceding Compensation Discussion and Analysis with the Company’s management and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Current Members:

Lynn Krominga (Interim Chair)*
David I. Fuente**
J. Douglas Holladay***
William G. Little

Members During 2007:

Thomas J. Donohue (Chair)
Ronald V. Aprahamian
Craig R. Callen****
Lynn Krominga*
William G. Little

*	On July 15, 2008, Ms. Krominga was appointed the interim Chair of the Compensation Committee. Ms. Krominga has served as a member of the Compensation Committee since November 2007.

**	Mr. Fuente became a member of the Compensation Committee on August 18, 2008 and has not participated in the review, discussions and recommendation with respect to the Compensation Discussion and Analysis.

***	Member of the Compensation Committee since March 2008.

****	Mr. Callen was appointed Chair of the Compensation Committee on March 16, 2008. He resigned as a director of the Company on May 22, 2008.

SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)	($)	($)(4)	($)

Paul J. Klaassen	2007	$501,923	$—	$388,653	$—	$—	$—	$888,698	$1,779,274
Chairman of the Board and Chief Executive Officer(5)	2006	501,923	—	553,206	—	—	—	686,476	1,741,605
Richard J. Nadeau	2007	145,385	112,500	100,000	—	—	—	48,225	406,110
Chief Financial Officer(6)	2006	—	—	—	—	—	—	—	—
Julie A. Pangelinan	2007	293,439	228,242	—	—	—	—	4,936	526,617
Acting Chief Financial Officer and Chief Accounting Officer(7)	2006	—	—	—	—	—	—	—	—
Bradley B. Rush	2007	139,615	—	(371,275)	(112,005)	—	—	—	(343,665)
Chief Financial Officer(8)	2006	367,596	—	371,275	112,005	—	—	3,979	854,855
Thomas B. Newell	2007	415,191	—	1,002,137	—	—	—	—	1,417,328
President(9)	2006	426,635	—	547,632	—	—	—	21,919	996,186
Tiffany L. Tomasso	2007	452,365	—	374,851	—	—	—	3,375	830,591
Chief Operating Officer	2006	388,846	292,500	399,233	106,862	—	—	11,415	1,198,856
Michael B. Lanahan	2007	378,560	378,560	317,231	—	—	—	54,702	1,129,053
Chairman of Greystone	2006	364,000	364,000	634,410	—	—	—	38,320	1,400,730
John F. Gaul	2007	362,019	—	96,624	—	—	—	2,683	461,326
General Counsel	2006	—	—	—	—	—	—	—	—

(1)	This column includes annual incentive bonuses, if any, earned for 2007 and 2006 by the named executive officers. For 2007, this column also includes a special bonus paid to Ms. Pangelinan in April 2007 totaling $30,000 relating to her work on the Company’s then pending restatement of its 2003-2005 financial statements. As described in greater detail in Item 9A of our 2007 Form 10-K, Mr. Klaassen has disclaimed any opportunity to receive bonuses for 2007 and 2006.

(2)	This column represents the dollar amount recognized for financial statement purposes with respect to a restricted stock award made to Mr. Nadeau in 2007, restricted stock unit awards made to Mr. Klaassen and Ms. Tomasso in 2006 under the Bonus Deferral Plan with respect to 2005 bonus awards and restricted stock and restricted stock unit awards made to the named executive officers in prior fiscal years in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting provisions. For a description of the assumptions used in 2005, 2006 and 2007 in computing the dollar amount recognized for financial statement reporting purposes, refer to Note 16 to our Consolidated Financial Statements included in Item 8 to our 2007 Form 10-K. As described in greater detail in Item 9A of our 2007 Form 10-K, Mr. Klaassen has surrendered to the Company for cancellation all restricted stock units and restricted stock, net of tax, awarded to him for the years 2003-2005 (a total of 33,487 restricted stock units and 36,654 shares of common stock). For Mr. Rush, the amount shown for 2007 represents the reversal of the 2006 compensation expense for unvested restricted stock awards for a total of 67,309 shares made to him in 2004 and 2005 that were forfeited in connection with the termination of his employment.

(3)	This column represents the dollar amount recognized for financial statement purposes with respect to stock options granted to the named executive officers in prior fiscal years in accordance with SFAS 123R. No stock options were granted to the named executive officers in 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting provisions. For a description of the assumptions used in 2005, 2006 and 2007 in computing the dollar amount recognized for financial statement reporting purposes, refer to Note 16 to our Consolidated Financial Statements included in Item 8 to our 2007 Form 10-K. For Mr. Rush, the amount shown for 2007 represents the reversal of the 2006 compensation expense for unvested stock options for 25,000 shares that were forfeited in connection with the termination of his employment.

(4)	Amounts in this column for 2007 are comprised of the following:

•	For Mr. Klaassen, the amount set forth in this column for 2007 is comprised of:

•	$761,767, representing the aggregate incremental cost during 2007 to Sunrise of personal use by Mr. and Mrs. Klaassen of fractional interests in aircraft purchased by Sunrise under several fractional interest ownership programs and an additional charter flight. We calculated the incremental cost of personal use of the aircraft fractional ownership interests by adding (a) the variable operating cost of the flights for personal travel (e.g., hourly charges, fuel adjustment costs, landing fees, catering charges and ground transportation), (b) a pro-rated portion, based on the total flight hours flown for personal as compared to business use, of the fixed costs for the aircraft (i.e., the monthly management fees for flight crews, aircraft maintenance, storage and other fixed program costs relating to the use and operation of the aircraft in 2007 and the depreciation expense recorded in the 2007 financial statements relating to the purchase price paid for the fractional ownership interests and aircraft upgrades) and (c) miscellaneous other travel related expenses. The incremental cost for personal use of the charter flight equals the amount billed and paid by the Company for such flight;

•	$27,607, representing the aggregate incremental cost during 2007 to Sunrise of personal use by Mr. Klaassen of a Company-owned automobile. We calculated the incremental cost of the personal use of the automobile by adding the insurance premium and depreciation expense we recorded in the Company’s 2007 financial statements relating to the automobile;

•	$330, representing supplemental medical and dental insurance payments for Mr. Klaassen and his family, as required by his employment agreement for 2007;

•	$3,846, representing the Company’s 401(k) match for 2007; and

•	$95,148, representing 2007 earnings on a non-qualified deferred compensation plan established for Mr. Klaassen pursuant to his employment agreement.

•	For Mr. Nadeau, the amount set forth in this column for 2007 is comprised of:

•	$1,558, representing the Company’s contribution to the Sunrise DCP for 2007; and

•	$46,667, representing consulting fees received by Mr. Nadeau during 2007, but prior to his appointment as our Chief Financial Officer.

•	For Ms. Pangelinan, the amount set forth in this column for 2007 is comprised of:

•	$1,473, representing the Company’s 401(k) match for 2007; and

•	$3,463, representing the Company’s contributions to the Sunrise DCP for 2007.

•	For Ms. Tomasso, the amount set forth in this column for 2007 is comprised of $3,375, representing the Company’s 401(k) match for 2007.

•	For Mr. Lanahan, the amount set forth in this column for 2007 is comprised of:

•	$16,267, representing the cost to the Company of dues and fees for two club memberships during 2007;

•	$7,553 representing the Greystone 401(k) match for 2007;

•	$18,882, representing the Greystone DCP contributions for 2007; and

•	$12,000, representing the car allowance provided to Mr. Lanahan in 2007 pursuant to his employment agreement.

•	For Mr. Gaul, the amount set forth in this column for 2007 is comprised of $2,683, representing the Company’s 401(k) match for 2007.

(5)	On March 16, 2008, Lynn Krominga was appointed as the Company’s non-executive Chair of the Board. On July 15, 2008, Mr. Klaassen resigned as our Chief Executive Officer effective at the 2008 annual meeting. At that time, Mr. Klaassen will become the Company’s non-executive Chair of the Board and Ms. Krominga will become Lead Director.

(6)	Mr. Nadeau became our Chief Financial Officer on September 6, 2007.

(7)	From April 23, 2007 until September 6, 2007, Ms. Pangelinan served as Acting Chief Financial Officer in addition to her role as our Chief Accounting Officer.

(8)	Mr. Rush was terminated for cause on May 2, 2007.

(9)	Mr. Newell separated from the Company on December 19, 2007.

GRANTS OF PLAN-BASED AWARDS

All Other Stock
						Awards:	Grant Date
						Number of	Fair
		Estimated Possible Payouts Under				Shares of Stocks	Value of Stock
		Non-Equity Incentive Plan Awards				or	and
	Grant	Threshold	Target		Maximum	Units	Option Awards
Name	Date	($)	($)		($)	(#)	($)(1)

Paul J. Klaassen	—	$—	$—		$—	—	$—
Richard J. Nadeau	11/13/07	—	75,000	(2)	—	88,573	2,999,968
Julie A. Pangelinan	—	—	75,000	(2)	—	—	—
Bradley B. Rush	—	—	—		—	—	—
Thomas B. Newell	—	—	—		—	—	—
Tiffany L. Tomasso	—	—	—		—	—	—
Michael B. Lanahan	—	—	—		—	—	—
John F. Gaul	—	—	2,700,000(3)		—	—	—

(1)	Amount represents the full grant date fair value of the restricted stock award, as determined in compliance with SFAS 123R.

(2)	Represents a special bonus of $75,000 payable to each of Mr. Nadeau and Ms. Pangelinan upon the Company becoming current in its periodic report filings with the SEC. There is no threshold or maximum bonus amount.

(3)	Represents the estimated future payout to Mr. Gaul with respect to a 4% interest in both the PS UK and PS Germany bonus pools under the LTIC Bonus Plan awarded to him in March 2007. There is no threshold or maximum bonus amount. The estimated possible payout included in the table is based on various assumptions, including the timing of additional sales of the communities owned by the UK venture and market conditions, which cannot be determined with certainty at this time. Mr. Gaul’s interest in the LTIC Bonus Plan vests at a rate of 20% per year over a five-year period. No bonus amount was credited to Mr. Gaul’s account or paid in 2007. For additional information, see “Narrative to Summary Compensation Table and Grants of Plan-Based Awards — LTIC Bonus Plan” below.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We have entered into employment agreements with Messrs. Klaassen and Lanahan.

Paul J. Klaassen Employment Agreement

In November 2003, we entered into an amended and restated employment agreement with Mr. Klaassen under which Mr. Klaassen served as our chairman and chief executive officer. On March 16, 2008, his employment agreement was amended to provide that he is employed as chief executive officer instead of as chairman and chief executive officer. Mr. Klaassen’s employment agreement is initially for five years, commencing on November 13, 2003, subject to automatic annual extension for a one-year period to maintain a rolling five year term, unless earlier terminated pursuant, generally, to the termination events described under “Potential Payments Upon Termination and Change in Control” below. On July 15, 2008, Mr. Klaassen resigned as our Chief Executive Officer effective at our 2008 annual meeting. At that time, Mr. Klaassen will become the Company’s non-executive Chair of the Board.

The employment agreement provides for an initial annual base salary of $450,000, subject to annual adjustment based on performance, as determined by the Compensation Committee. The employment agreement also provides that Mr. Klaassen is eligible for an annual bonus based upon the achievement of performance goals established by the Compensation Committee. To be eligible for the annual bonus, Mr. Klaassen is required to submit proposed performance goals to the Compensation Committee on or before January 31st of each year. In addition, pursuant to the employment agreement, Mr. Klaassen is entitled to an automobile reasonably acceptable to him and the Compensation Committee (or an automobile allowance as determined by the Compensation Committee). Mr. Klaassen is also entitled to payment or reimbursement of other benefits or expenses, such as executive air travel and health club or other membership fees or dues, as may be approved by the Compensation Committee.

In addition, Mr. Klaassen and/or his family are entitled to medical insurance from the Company in accordance with the Company’s policies for employees. Mr. Klaassen also is entitled to a fully-insured executive medical/dental/vision plan providing supplemental coverage for him and/or his family for those items not covered under our general health plan for employees, and to continuation of such coverage, notwithstanding any termination of his employment agreement for any reason, until age 65 (in the case of his children, through age 22). Pursuant to the terms of the policy, the maximum insurance benefit available to Mr. Klaassen and his family under this supplemental coverage is $10,000 per occurrence up to a family maximum of $100,000. For a discussion of the amount of such benefit to Mr. Klaassen in the event of his termination of employment, see “Potential Payments Upon Termination and Change in Control” below.

Mr. Klaassen’s employment agreement also provides that, notwithstanding any termination of the employment agreement, we are required to make contributions of $150,000 per year for 12 years, beginning on September 12, 2000, into a non-qualified deferred compensation plan, which replaces the split-dollar life insurance coverage that was required by Mr. Klaassen’s prior employment agreement. As of December 31, 2007, we have contributed an aggregate of $900,000 into this plan. The Company made contributions for 2006 and 2007 in 2008, bringing the total contribution to $1.2 million. At the end of the 12-year period, Mr. Klaassen (or his beneficiaries) will be entitled to receive any net gains accrued or realized from the investment of the amounts contributed by us and we will receive any remaining amounts. As of December 31, 2007, the estimated value of the aggregate net gains accrued or realized on such contributions under the plan was $364,373. The estimated value of the aggregate net gains accrued for the fiscal year 2007 was $95,148. For more information on Mr. Klaassen’s non-qualified deferred compensation account established pursuant to his employment agreement, see the “Nonqualified Deferred Compensation Table,” and accompanying narrative, below.

See the “Summary Compensation Table” above for information on the amounts paid to Mr. Klaassen pursuant to his employment agreement during 2007. In addition, Mr. Klaassen’s employment agreement provides for severance and change in control payments upon certain triggering events. For a discussion of these events, including an estimate of the payments to be made to Mr. Klaassen, see “Potential Payments Upon Termination and Change in Control” below.

Michael B. Lanahan Employment Agreement

In May 2005, we entered into an employment agreement with Mr. Lanahan pursuant to which Mr. Lanahan serves as chairman of Greystone, a division of Sunrise, through December 31, 2007. Pursuant to the employment agreement, on or after January 1, 2008, our President may assign Mr. Lanahan another position at a comparable level within Sunrise or any of its subsidiaries or affiliates (collectively, “Sunrise Entities”). Mr. Lanahan’s employment agreement has a four-year term, commencing on May 10, 2005, and may be extended upon mutual agreement of the parties, unless earlier terminated pursuant, generally, to the termination events described under “Potential Payments Upon Termination and Change in Control” below.

The employment agreement provides for an initial annual base salary of $350,000, subject to annual adjustment based on performance, as determined by the Compensation Committee. Mr. Lanahan’s salary cannot be less than $350,000 during the term of the employment agreement. The employment agreement also provides for payment of an annual bonus in an amount up to 100% of his annual base salary based upon the achievement of objectives established by the Compensation Committee, and provides that the Compensation Committee has discretion to grant an additional bonus based on his performance. In addition, pursuant to the employment agreement, Mr. Lanahan is entitled to an automobile allowance of $12,000 and to payment of certain club membership dues and fees.

See the “Summary Compensation Table” above for information on the amounts paid to Mr. Lanahan pursuant to his employment agreement during 2007. In addition, Mr. Lanahan’s employment agreement provides for severance and change in control payments upon certain triggering events. For a discussion of these events, including an estimate of the payments to be made to Mr. Lanahan, see “Potential Payments Upon Termination and Change in Control” below.

Return of CEO Equity Awards

As described in greater detail in Item 9A of our 2007 Form 10-K, Mr. Klaassen has surrendered to the Company for cancellation all restricted stock units and restricted stock, net of tax, awarded to him for the years 2003-2005 (a total of 33,487 restricted stock units and 36,654 shares of common stock).

Automobile Allowances

As described in greater detail in Item 9A of our 2007 Form 10-K, the Board intends to move away from non-monetary perks for executives. It has eliminated any personal use of company cars. Instead, the Compensation Committee will annually review, set and, where appropriate, revise all automobile allowances for senior management.

Personal Use of Company Aircraft

The Board has also eliminated any personal use of company aircraft.

LTIC Bonus Plan

Effective August 23, 2002, we adopted the LTIC Bonus Plan to provide incentives to certain key officers and other Sunrise employees to contribute to the success of our international joint ventures, PS UK and PS Germany. The LTIC Bonus Plan links the payment of cash bonuses to the distribution of cash to Sunrise by SUNCO (our wholly owned limited liability company which participates in PS UK and PS Germany) with respect to SUNCO’s interest in PS UK and PS Germany. A separate bonus pool is established under the LTIC Bonus Plan in respect of each PS UK and PS Germany. Each participant in the LTIC Bonus Plan receives a percentage of the applicable bonus pool funded by cash distributed to Sunrise by SUNCO. The percentage of each bonus pool that is not allocated to plan participants is allocated to Sunrise.

Except as otherwise provided in the bonus award agreement, each bonus award vests at a rate of 20% per year over a five-year period. A participant may become 100% vested in his or her bonus account upon (a) the participant’s termination from employment by reason of death, disability, normal retirement or in connection with a change of control of Sunrise (as defined in the LTIC Bonus Plan), (b) the participant’s termination from employment without cause, or (c) the termination of the LTIC Bonus Plan. If the participant’s employment with Sunrise terminates for any other reason, then the participant forfeits all rights to receive any future distributions with respect to the bonus award. If the participant’s employment with Sunrise terminates by reason of his or her death, disability, normal retirement, without cause, for good reason (as defined in the LTIC Bonus Plan), or in connection with a change in control of Sunrise, then the participant will be eligible for bonuses that would otherwise have been payable to him or her with respect to the plan year of termination and all future plan years. Such distributions, if any, will be made to the participant (or his or her beneficiary in the case of death) in the same form and at the same time as all other participants in the LTIC Bonus Plan.

Bonuses that become payable under the LTIC Bonus Plan are funded by cash distributed to Sunrise by SUNCO with respect to SUNCO’s interests in PS UK and PS Germany. Under the LTIC Bonus Plan, no bonus amounts will be paid to any participant unless and until Sunrise Senior Living Investments, Inc., a wholly-owned subsidiary of Sunrise (“SSLII”) and partner in PS UK and PS Germany, receives distributions from PS UK and PS Germany of available cash (i.e., cash from operations or cash from capital transactions) sufficient to provide SSLII with a return of (i) its capital contributions to PS UK and PS Germany and (ii) any party loans made by SSLII to PS UK and PS Germany, in each case as of the initial distribution of available cash to SSL II.

The LTIC Bonus Plan does not specify thresholds or maximum payout amounts. During 2007, we recorded bonus expense of $27.8 million primarily as a result of the sale of seven communities by PS UK. Primarily as a result of the gains on these asset sales recorded in the UK venture, we recorded equity in earnings during 2007 of approximately $75.5 million. Based on the anticipated performance of PS UK and PS Germany, we do not expect the bonus distribution limitation described above to be satisfied until late 2008, at which time bonus payments would become payable.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
									Equity
									Incentive	Equity
			Equity						Plan	Incentive Plan
			Incentive						Awards:	Awards:
			Plan						Number of	Market or
			Awards:					Market	Unearned	Payout Value
	Number of	Number of	Number of			Number of		Value of	Shares,	of Unearned
	Securities	Securities	Securities			Shares or		Shares or	Units or	Shares, Units
	Underlying	Underlying	Underlying			Units of		Units of	Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That		Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not		Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)(1)	(#)	($)

Paul J. Klaassen	500,000	—	—	$8.50	9/11/2010	4,478	(2)	$137,385	—	$—
	200,000	—	—	8.50	9/11/2010	27,777	(3)	852,198	—	—
	—	—	—	—	—	5,090	(4)	156,161	—	—
Richard J. Nadeau	—	—	—	—	—	88,573	(5)	2,717,420	—	—
Julie A. Pangelinan	—	—	—	—	—	—		—	—	—
Bradley B. Rush	—	—	—	—	—	—		—	—	—
Thomas B. Newell(6)	221,272	—	—	12.50	3/3/2008	—		—	—	—
	140,000	—	—	10.00	3/19/2008	—		—	—	—
	100,000	—	—	30.02	3/19/2008	—		—	—	—
Tiffany L. Tomasso	15,000	—	—	10.00	5/11/2011	83,892	(7)	2,573,807	—	—
	60,000	—	—	13.58	5/17/2012	18,750	(8)	575,250	—	—
	100,000	—	—	30.02	9/8/2015	744	(9)	22,826	—	—
Michael B. Lanahan	—	—	—	—	—	37,000	(10)	1,135,160	—	—
John F. Gaul	50,000	—	—	10.50	10/15/2012	33,558	(11)	1,029,559	—	—
	60,000	—	—	30.02	9/8/2015	1,500	(12)	46,020	—	—

(1)	Market value is calculated by multiplying the number of shares by the closing market price of our common stock on December 31, 2007, the last trading day of the year, or $30.68.

(2)	These supplemental restricted stock units vested on September 10, 2007. Pursuant to the terms of the Bonus Deferral Program, delivery of the shares subject to these units was deferred until the first day of the open window period under our stock trading policy that occurs after September 10, 2007. As described in greater detail in Item 9A of our 2007 Form 10-K, Mr. Klaassen has surrendered these unvested supplemental restricted stock units, along with 11,194 base restricted stock units that vested on the grant date, to the Company for cancellation.

(3)	13,888 of the shares of restricted stock subject to this award were to have vested on March 14, 2007; however, because the trading window pursuant to the Company’s stock trading policy was closed on that date, the shares did not vest and were to have vested on the first date that is during a window period in which Company insiders are not restricted from selling Company stock. The remaining 13,889 shares of restricted stock were to vest on the first day of the next open trading window after March 14, 2008 in which Company insiders are not restricted from selling Company stock. As described in greater detail in Item 9A of our 2007 Form 10-K, Mr. Klaassen has surrendered all of these unvested shares of restricted stock to the Company for cancellation and surrendered an additional 8,877 shares representing the portion of the restricted stock award made to him on March 14, 2005 that vested on March 14, 2006, net of tax.

(4)	These supplemental restricted stock units were to have vested on March 8, 2010. As described in greater detail in Item 9A of our 2007 Form 10-K, Mr. Klaassen has surrendered all of these unvested supplemental restricted stock units, along with 12,725 base restricted stock units that vested on the grant date, to the Company for cancellation.

(5)	These shares of restricted stock vest in five equal annual installments beginning on the first anniversary of the grant date. If a change of control of Sunrise occurs, all unvested restricted shares will vest immediately.

(6)	Mr. Newell separated from the Company on December 19, 2007. The options for 221,272 shares held by him were exercised on March 3, 2008, while the options for 140,000 were exercised on March 19, 2008. The remaining options for 100,000 shares held by him expired in accordance with the terms of the related stock option agreement.

(7)	These shares of restricted stock will vest on the first day of the next open window period under the Company’s stock trading policy after March 19, 2008.

(8)	6,250 of the shares of restricted stock subject to this award were to have vested on March 14, 2007, and 6,250 were to have vested on March 14, 2008; however, because the trading window pursuant to the Company’s stock trading policy was closed on such date, the shares did not vest and will vest, if at all, on the first date that is during a window period in which Company insiders are not restricted from selling Company stock. The remaining 6,250 shares of restricted stock will vest on March 14, 2009, or if the trading window pursuant to the Company’s stock trading policy is closed on such date, on the first date thereafter that is during a window period in which Company insiders are not restricted from selling Company stock.

(9)	These supplemental restricted stock units vested on March 8, 2008. Pursuant to the terms of the Bonus Deferral Program, delivery of the shares subject to these units will not be made until Ms. Tomasso’s retirement or earlier termination of employment.

(10)	Pursuant to his employment agreement, and in connection with our acquisition of Greystone in May 2005, Mr. Lanahan was granted 37,000 shares of restricted stock that are to vest in full on May 10, 2013, subject to accelerated vesting in the following circumstances:

• if either (i) the 2005 pre-tax net income of the companies acquired in the Greystone acquisition is greater than $5.7 million and their 2006 pre-tax net income is greater than $9.5 million, or (ii) the companies acquired in the Greystone acquisition have a cumulative pre-tax net income for 2005 and 2006 greater than $15.2 million, then 24,666 shares of restricted stock subject to the award are to vest as of such date or if the trading window pursuant to the Company’s stock trading policy is closed on such date, on the first date thereafter that is during a window period in which Company insiders are not restricted from selling Company stock; and

• if either (i) the 2007 pre-tax net income of the companies acquired in the Greystone acquisition is greater than $11.3 million, or (ii) the companies acquired in the Greystone acquisition have a cumulative pre-tax net income for 2005, 2006 and 2007 that is greater than $26.5 million, then the remaining 12,334 shares of restricted stock subject to the award are to vest as of such date or if the trading window pursuant to the Company’s stock trading policy is closed on such date, on the first date thereafter that is during a window period in which Company insiders are not restricted from selling Company stock.

The Company has determined that the pre-tax net income criteria for accelerated vesting have been met. Accordingly, the shares will vest on the first date that is during a window period in which Company insiders are not restricted from selling Company stock.

(11)	All 33,558 shares of restricted stock subject to this award were to have vested on March 19, 2008; however, because the trading window pursuant to the Company’s stock trading policy was closed on such date, the shares did not vest and will vest, if at all, on the first date that is during a window period in which Company insiders are not restricted from selling Company stock.

(12)	500 of the shares of restricted stock subject to this award were to have vested on March 14, 2007 and 500 were to have vested on March 14, 2008; however, because the trading window pursuant to the Company’s stock trading policy was closed on these dates, the shares did not vest and will vest, if at all, on the first date that is during a window period in which Company insiders are not restricted from selling Company stock. The remaining 500 shares of restricted stock will vest in the first quarter of 2009.

OPTION EXERCISES AND STOCK VESTED

	Options Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on		Value Realized
	Exercise	on Exercise	Vesting		on Vesting
Name	(#)	($)	(#)		($)(3)

Paul J. Klaassen	—	—	4,478	(1)	$156,909
Richard J. Nadeau	—	—	—		—
Julie A. Pangelinan	—	—	—		—
Bradley B. Rush	—	—	—		—
Thomas B. Newell	—	—	253,000	(2)	8,544,980
Tiffany L. Tomasso	—	—	—		—
Michael B. Lanahan	—	—	—		—
John F. Gaul	—	—	—		—

(1)	Represents 4,478 restricted stock units, which vested on September 10, 2007. Pursuant to the terms of the Bonus Deferral Program, delivery of the shares subject to these units was deferred until the first day of the open window period under our stock trading policy that occurs after September 10, 2007. As described in greater detail in Item 9A of our 2007 Form 10-K, Mr. Klaassen has surrendered these units to the Company for cancellation.

(2)	Includes 125,000 shares of restricted stock that vested on March 21, 2007 and 128,000 shares of restricted stock that vested on December 19, 2007 in connection with Mr. Newell’s separation from the Company on that date.

(3)	Value realized is calculated by multiplying the number of shares acquired upon vesting by the closing price of our common stock on the vesting date.

Deferred Compensation

Sunrise and Greystone Deferred Compensation Plans

General.  We adopted the Sunrise DCP effective June 1, 2001, as last amended in November 2007. All senior management of Sunrise at the “Director” level or above or other highly compensated employees, as designated by our Fiduciary Committee, which administers the Sunrise DCP, are eligible to participate in the Sunrise DCP. The Fiduciary Committee consists of senior members of management. All of our named executive officers, other than Mr. Lanahan, were eligible to participate in the Sunrise DCP in 2007. For 2007, Mr. Lanahan participated in the Greystone DCP which was adopted on January 1, 2007. All eligible participants of the Greystone DCP must be highly compensated senior managers or above and must be employed for at least two years.

Pursuant to the Sunrise DCP, the named executive officers may elect to defer up to 25% of their annual base salary and up to 100% of their annual bonus. This same plan feature applies to the Greystone DCP.

Investment and Earnings.  Under the Sunrise DCP, amounts deferred by the named executive officers are invested in a selection of publicly-available mutual funds. The funds eligible for investment are selected by the Fiduciary Committee, which may increase or decrease the possible funds for investment as needed and directed by the Committee, in its discretion. The Fiduciary Committee annually credits each named executive officer’s deferral account with a rate of return based on the pooled investment strategy of the Committee’s choosing or, in the discretion of the Committee, may credit an actual rate of return based on an investment strategy, among the fund options available, as requested by the named executive officer. During 2007, the Committee credited each officer’s deferral account with a rate of return associated with the investment strategy chosen by the officer.

In addition, under the Sunrise DCP, we may, in our discretion, make a matching contribution to the named executive officer’s account. For 2007, the Fiduciary Committee elected to make a matching contribution equal to (i) 25% of each dollar contributed by the executive officer on contributions up to a maximum of 5% of the executive officer’s compensation if we have employed such officer for less than five years and (ii) 50% of each dollar contributed by the executive officer on contributions up to a maximum of 5% of the executive officer’s compensation if we have employed such officer for five or more years. The named executive officers are 100% vested in all of their contributions to the Sunrise DCP, and earnings thereon, upon deferral. The Company matching contributions and earnings thereon vest 25% per year, provided the officer works a minimum number of hours per year. If terminated for any reason, other than death or disability, prior to vesting all of the Company’s matching contributions and related earnings not vested will be forfeited. If the named executive officer dies or becomes disabled while still employed by us, his or her matching contributions and related earnings will be 100% vested.

Under the Greystone DCP, amounts deferred by Mr. Lanahan are invested in a selection of publicly-available mutual funds chosen by Gresytone’s Plan Administrator. The Plan Administrator directs the plan trustee to credit Mr. Lanahan’s deferral account monthly with a rate of return based on his individual investment strategy.

Greystone, in its discretion, may make additional discretionary contributions to Mr. Lanahan’s account. For 2007, Greystone made a matching contribution equal to 50% of each dollar deferred by Mr. Lanahan up to a maximum of 5% of his compensation.

Payouts and Distributions.  The Sunrise DCP provides for the payment of the named executive officers’ deferral accounts upon the termination events described below. As mentioned above, prior to vesting, Company matching contributions are not vested and will be forfeited if the termination event occurs prior to the vesting date, other than in the case of death or disability. For Greystone, the Plan Administrator instructs the plan trustee to disburse benefits based upon the elections made by the executive’s participation agreement and the terms of the plan. Greystone’s contributions are not vested and will be forfeited if the termination event occurs prior to December 31st.

Upon retirement, which generally means the officer’s termination for any reason, other than death, after his or her 55th birthday, the vested account balance will be distributed to the named executive officer (or his or her beneficiaries) in either a lump sum or pursuant to installment payments in equal amounts over a five, 10 or 15-year period, as elected by the named executive officer. The executive will make the choice of lump sum or installment payments at a prior time permitted by the IRS and, if installment payments are chosen, interest will accrue on the balance at the rate of return in effect as of the retirement. If no election is made, payment will be made in a lump sum. Payment will generally be made or begin six months after the named executive officer’s retirement, but for an executive retiring in 2008, no earlier than January 2009.

Pursuant to the Sunrise DCP, if a named executive officer dies prior to retirement or other termination of employment, payment of the executive’s full account balance generally will be made to the executive’s beneficiaries in a lump sum.

Upon termination, other than by retirement or death, the named executive officer’s vested deferred account balance will generally be paid to the named executive officer in a lump sum six months after his or her termination, but for an executive terminating in 2008, no earlier than January 2009. The named executive officer may also generally elect a later commencement date.

In addition to the above termination events for the Sunrise DCP, a named executive officer may elect at the time the deferral election is made for a year to receive a lump sum payment from the Sunrise DCP equal to the amount deferred by the executive during the following year, so long as the distribution date is at least four years since the year of deferral.

Under the Greystone DCP, upon attainment of age 55, Mr. Lanahan will begin receiving distributions from his account pursuant to the previous election made in either a lump sum payment (paid on the 60th day following any termination) or receive annual installments for a period of fourteen years (beginning after the 60th day following a termination). If Mr. Lanahan dies prior to retirement or other termination of employment, payment of the entire account balance will be made to the designated beneficiary on the 60th day following the date of death or 60 days following the date of termination. Distributions shall also be made to Mr. Lanahan upon termination due to a disability in accordance with his Participation Agreement.

Mr. Klaassen’s Deferred Compensation Account

As discussed above under “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table,” Mr. Klaassen’s employment agreement requires Sunrise to make contributions of $150,000 per year for 12 years, beginning on September 12, 2000 into a non-qualified deferred compensation account, which replaces the split-dollar life insurance coverage that was contemplated by Mr. Klaassen’s prior employment agreement (referred to in this narrative and the table below as the “Klaassen Account”). We have contributed an aggregate of $1.2 million into this plan, leaving an aggregate amount of $600,000 to be contributed.

Funds held in the account may be invested in the same publicly-available mutual funds that are available for investment under the Sunrise DCP, as selected by Mr. Klaassen. His account is credited with the rate of return associated with the mutual fund investments selected by him. At the end of the 12-year period, Mr. Klaassen (or his beneficiaries) will be entitled to receive any net gains accrued or realized from the investment of the amounts contributed by us and we will receive any remaining amounts.

NONQUALIFIED DEFERRED COMPENSATION

			Aggregate		Aggregate
	Executive	Registrant	Earnings	Aggregate	Balance
	Contributions	Contributions	in Last	Withdrawals/	at Last
	in Last FY	in Last FY	FY	Distributions	FYE
Name	($)(1)	($)(2)	($)	($)	($)

Sunrise DCP:
Paul J. Klaassen	$—	$—	$9,405	$—	$236,704
Richard J. Nadeau	22,500	1,558	113	—	24,171
Julie A. Pangelinan	16,564	3,463	(343)	—	19,684
Bradley B. Rush	—	—	2,379	—	50,874	(3)
Thomas B. Newell	42,664	—	(7,499)	—	307,300	(4)
Tiffany L. Tomasso	—	—	24,469	—	556,519
John F. Gaul	—	—	(132)	—	28,876
Greystone DCP:
Michael B. Lanahan	71,887	18,882	1,714	—	92,483
Klaassen Account:
Paul J. Klaassen	—	150,000	95,148	—	1,564,373	(5)

(1)	The amount shown in this column represents deferrals of 2007 salary amounts, which are included in the 2007 “Salary” column of the Summary Compensation Table.

(2)	The amounts shown in the table for Mr. Nadeau, Ms. Pangelinan, and Mr. Lanahan represent company matching contributions credited in 2008 to the account of the named executive officer for deferrals made in 2007 and are included in the “All Other Compensation” column of the Summary Compensation Table for 2007. The amount shown for the Klaassen Account represents the Company’s 2007 contribution to Mr. Klaassen’s deferred compensation plan of $150,000 made in the second quarter of 2008.

(3)	As of December 31, 2007, 100% of Mr. Rush’s deferral account was vested. In April 2008, he was paid his vested balance of approximately $50,558.

(4)	As of December 31, 2007, 100% or $307,136 of Mr. Newell’s deferral account was vested. Mr. Newell received a payout of approximately $302,165 in June 2008.

(5)	The amount shown in this column includes $300,000 contributed by the Company in 2008 for 2006 and 2007. As described in the narrative above, Mr. Klaassen (or his beneficiaries) will be entitled to receive the net gains accrued on the Klaassen Account upon termination of the account in September 2012 and the Company will be entitled to the remaining balance. As of December 31, 2007, the estimated value of the aggregate net gains accrued or realized on such contributions under the plan was $364,373, of which $95,148 was accrued or realized in 2007. The 2007 amount is included in the “All Other Compensation” column in the Summary Compensation Table.

Potential Payments Upon Termination and Change in Control

Severance and Change in Control Payments

Messrs. Klaassen and Lanahan’s employment agreements provide for certain payments and benefits upon the termination events described below. In addition, our Senior Executive Severance Plan, adopted in November 2005, provides that designated Sunrise executive officers are entitled to receive severance benefits upon a change in control and termination of employment. As former executive officers, Messrs. Newell and Rush no longer participate in this plan. Finally, pursuant to our equity incentive plans and agreements, the named executive officers are entitled to acceleration of their unvested equity awards upon certain termination or change in control events. Each of these provisions is summarized below.

For purposes of the estimates of payments below, we have assumed the triggering event took place on December 31, 2007, and the price per share of our common stock was the closing market price on December 31, 2007 (the last trading day of the year), or $30.68. The estimates below are based on these assumptions, as required by SEC rules and the provisions of the various agreements. Actual amounts to be paid to each named executive officer will be different and can only be determined upon the actual termination of employment of the executive.

The amounts set forth below include only the incremental payments and benefits owed to the named executive officer upon the various termination events and thus do not include amounts that would otherwise be owed to the executive upon termination of employment, including the following:

•	accrued base salary and any bonus amount earned but not yet paid;

•	any base units issued to the named executive officer pursuant to our Bonus Deferral Program that were vested upon grant;

•	any reimbursement for outstanding business expenses incurred but not yet paid;

•	accrued vacation pay;

•	amounts payable pursuant to the Company’s (or, in the case of Mr. Lanahan, Greystone’s) 401(k) plan; and

•	amounts set forth in the “Aggregate Balance at Last FYE” column of the Nonqualified Deferred Compensation Table above.

For a discussion of the distribution of each named executive officer’s deferred compensation account balances upon a termination event, see the “Nonqualified Deferred Compensation Table” and accompanying narrative above.

Mr. Klaassen

Mr. Klaassen — Employment Agreement

If Mr. Klaassen’s employment agreement is terminated by us for “good cause” (as defined below), or by Mr. Klaassen for other than “good reason” (as defined below), death or “disability” (as defined below), we are required to pay:

•	Mr. Klaassen, annual payments, for three consecutive years, equal to the sum of his annual base salary and bonus for the year of termination; and

•	Ms. Klaassen (and his children through their attainment of age 22) in the event of his death (including after termination for one of the reasons set forth above), and to Mr. Klaassen in the event of his disability (including after termination for one of the reasons set forth above), medical insurance through the date he attains, or would have attained (in the case of death), age 65.

Upon termination of Mr. Klaassen’s employment agreement due to his death or disability, or by us other than for “good cause” or by Mr. Klaassen for “good reason,” we are required to pay:

•	Mr. Klaassen (or his beneficiaries), immediately after the effective date of termination, an amount equal to his base salary and annual bonus amount for the remaining portion of the rolling five-year term of the employment agreement (as if there had been no early termination due to the reasons set forth above);

•	Mr. Klaassen (or his beneficiaries), annual payments, for three consecutive years, equal to the sum of his annual base salary and bonus for the year of termination; and

•	Ms. Klaassen (and his children through their attainment of age 22) in the event of his death (after termination of his employment agreement for one of the reasons set forth above), and to Mr. Klaassen (including his children through their attainment of age 22) in the event of his disability, medical insurance through the date he attains, or would have attained (in the case of death), age 65.

In addition, any unvested stock options held by Mr. Klaassen would immediately become fully vested (as of December 31, 2007, Mr. Klaassen did not hold any unvested options).

If Mr. Klaassen’s employment is terminated within six months after a “change in control” (as defined below) of Sunrise, we (or any successor) are required to pay:

•	Mr. Klaassen (or his beneficiaries), immediately after the effective date of termination, an amount equal to his base salary and annual bonus amount for the remaining portion of the rolling five-year term of the employment agreement (as if there had been no early termination after the change in control);

•	Mr. Klaassen (or his beneficiaries), annual payments, for three consecutive years, equal to the sum of his annual base salary and bonus for the year of termination; and

•	Ms. Klaassen (and his children through their attainment of age 22) in the event of his death (after termination of his employment agreement following a change in control), and to Mr. Klaassen in the event of his disability (after termination of his employment agreement following a change in control), medical insurance through the date he attains, or would have attained (in the case of death), age 65.

In addition, upon a change in control only (i.e., without regard to termination of employment), Mr. Klaassen would be entitled to full vesting of any outstanding unvested stock options (as of December 31, 2007, Mr. Klaassen did not hold any unvested options) and a lump sum disposition fee of 1% of Sunrise’s enterprise value, defined as its market capitalization plus debt, as of the change in control.

If any payments to Mr. Klaassen pursuant to the terms of his employment agreement (including acceleration of equity) would be considered a “golden parachute payment” under Section 280G of the Internal Revenue Code, we are required to pay Mr. Klaassen an amount necessary to gross up such amount for any excise taxes.

Mr. Klaassen — Equity Agreements

Pursuant to our 2002 Stock Option and Restricted Stock Plan, and form of restricted stock agreement thereunder, and our 2003 Stock Option and Restricted Stock Plan, and forms of restricted stock agreement and stock unit agreement thereunder, all unvested shares of restricted stock and restricted stock units held by Mr. Klaassen will accelerate and vest in full upon (i) a change in control (as defined in the plans and forms of agreements described above), (ii) termination of employment due to death or disability, (iii) termination of employment by the Company other than for cause (as defined pursuant to our Senior Executive Severance Plan set forth below), and (iv) termination of employment by Mr. Klaassen for good reason (as defined pursuant to our Senior Executive Severance Plan set forth below). As previously noted, Mr. Klaassen has surrendered to the Company for cancellation all of the restricted stock units and unvested restricted stock, net of tax.

Mr. Klaassen — Estimate of Payments

Set forth below are the estimated payments or benefits to be provided to Mr. Klaassen pursuant to the termination events described above.

		Termination by
		Death or
	Termination by Sunrise	Disability, by
	for Good Cause, or by	Klaassen for Good
	Klaassen Other Than for	Reason, or by		Termination within
	Good Reason, Death or	Sunrise Other Than		Six Months After a
	Disability	for Good Cause		Change in Control

Present Value of Severance(1)	$1,371,636	$3,804,969	(2)	$3,804,969	(2)
Present Value of Medical Insurance(3)	415,438	415,438		415,438
Equity Acceleration(4)	1,008,360	1,008,360		1,008,360
Disposition Fee(5)	—	—		18,049,748
Tax Gross-Up	—	—		11,438,998

Total	$2,795,434	$5,228,767		$34,717,513

(1)	For purposes of the above table, severance is calculated based on Mr. Klaassen’s annual base salary for 2007, or $500,000.

(2)	Reflects lump sum payment of salary for the remainder of the employment term (4.867 years assuming a December 31, 2007 termination) plus the present value using 120% of the applicable federal short-term tax rate of three equal installments of salary beginning one year from the assumed termination date.

(3)	Represents the present value of the estimated cost of the Company of healthcare/dental continuation, including supplemental coverage, for Mr. Klaassen and his spouse until age 65 and his children through age 22.

(4)	Represents the acceleration in full of 5,090 unvested supplemental units (pursuant to our Bonus Deferral Program) and 27,777 shares of unvested restricted stock outstanding as of December 31, 2007. With respect to the first column only (Termination by Sunrise for Good Cause, or by Klaassen other than for Good Reason, Death or Disability), Mr. Klaassen would only be entitled to the equity acceleration upon his death or disability; he would not be entitled to acceleration upon termination for good cause or by Mr. Klaassen other than for good reason. With respect to the last column (Termination within Six Months of a Change in Control), Mr. Klaassen would be entitled to the acceleration of equity upon the change in control event only. As previously noted, Mr. Klaassen has surrendered to the Company for cancellation all of the restricted stock units and unvested restricted stock, net of tax.

(5)	Disposition fee is calculated based on our market capitalization, or $1.55 billion, plus outstanding aggregate debt, or $253.89 million, as of December 31, 2007, and is payable in connection with a change in control without regard to termination of employment.

On July 15, 2008, Mr. Klaassen resigned as our Chief Executive Officer effective at our 2008 annual meeting. At that time, Mr. Klaassen will become the Company’s non-executive Chair of the Board. At the effective date of his resignation as our Chief Executive Officer, under his employment agreement, he will become entitled to receive:

•	annual payments for three years, beginning on the first anniversary of the date of termination, equal to Mr. Klaassen’s annual salary and bonus for the year of termination;

•	a continuation of the medical insurance and supplemental coverage currently provided to Mr. Klaassen and his family under the employment agreement until Mr. Klaassen attains or, in the case of his death, would have attained, age of 65 (but to his children only through their attainment of age 22); and

•	continued participation in his deferred compensation account in accordance with the terms of his employment agreement.

For purposes of Mr. Klaassen’s employment agreement, as amended, the terms below have the following meanings:

•	“good reason” is generally defined to mean:

°	the assignment by the board of directors to Mr. Klaassen of duties materially inconsistent with the duties of chief executive officer;

°	a material change in the nature or scope of Mr. Klaassen’s authority (although not with respect to the separation of the roles of Chairman and CEO);

°	the occurrence of material acts or conduct on the part of Sunrise or its officers and representatives which have as their purpose forcing the resignation of Mr. Klaassen or preventing him from performing his duties and responsibilities;

°	a material breach by Sunrise of any material provision of the employment agreement; or

°	requiring Mr. Klaassen to be based more than 50 miles from McLean, Virginia.

•	“good cause” is generally defined to mean:

°	any material breach by Mr. Klaassen of the terms of employment agreement;

°	Mr. Klaassen’s willful commission of acts of dishonesty in connection with his position;

°	chronic absenteeism (other than by reason of disability);

°	Mr. Klaassen’s willful failure or refusal to perform the essential duties of his position;

°	conviction of a felony; or

°	Mr. Klaassen’s engaging in illegal or other wrongful conduct substantially detrimental to the business or reputation of Sunrise.

•	“change in control” is generally defined to mean:

°	any person or group becomes the beneficial owner of 20% or more of the common stock of Sunrise;

°	a change in the composition of a majority of the board of directors of Sunrise (with certain specified exceptions);

°	a merger, reorganization or similar transaction in which the owners of the outstanding common stock of Sunrise immediately before the transaction are not expected to own immediately after the transaction, in substantially the same proportions as immediately before the transaction, more than 60% of the common stock entitled to vote generally in the election of directors; or

°	a plan of liquidation, or a plan or agreement for the sale or other disposition of all or substantially all of the assets of Sunrise.

•	“disability” is generally defined to mean the inability of Mr. Klaassen, due to illness, accident or any other physical or mental incapacity, to perform his duties in a normal manner for a period of six consecutive months.

Mr. Lanahan

Mr. Lanahan — Employment Agreement

If Mr. Lanahan’s employment is terminated by us on or after January 1, 2008 (original term of the employment agreement ends on May 10, 2009) other than for “cause” (as defined below), or if Mr. Lanahan resigns for “good reason” (as defined below) before May 10, 2009, we are required to pay Mr. Lanahan the following:

•	a severance payment equal to the remaining salary payments due to Mr. Lanahan during the remaining four-year employment agreement (based on his base salary as of termination), plus 50% of the annual average bonus payments paid to Mr. Lanahan, which severance payment is required to be paid over the remaining initial term of the employment agreement; and

•	health insurance premiums for COBRA coverage for the one-year period following the date of such termination or resignation (excluding the premiums Mr. Lanahan would have paid if he was still employed by us during the one-year period).

If Mr. Lanahan’s employment had been terminated by us other than for “cause” (as defined below) or “permanent disability” (as defined below) prior to January 1, 2008, then pursuant to his employment agreement, Mr. Lanahan would have been entitled to all remedies available to him, provided that the minimum amount of damages payable to Mr. Lanahan in such event would have equaled the severance payment that would have been paid to Mr. Lanahan if he was terminated by us other than for “cause” after January 1, 2008 or by Mr. Lanahan for “good reason” (as described above).

As a condition to receipt of the severance payment discussed above, Mr. Lanahan must execute a full release and waiver of all claims against Sunrise. As further conditions to receipt of such payment, the employment agreement contains a covenant requiring that Mr. Lanahan assign to Sunrise all writings, works of authorship, intellectual property and inventions conceived by Mr. Lanahan during the term of his employment related to or useful to the Sunrise business and a covenant that Mr. Lanahan maintain all confidential information regarding Sunrise. The employment agreement also prohibits, with certain limited, customary exceptions, Mr. Lanahan from (i) engaging in, financing, lending his name to, or otherwise being associated with any business that competes with Sunrise, (ii) soliciting business of the same or similar type being carried on by Sunrise from any person known to be a customer of Sunrise or to have been a customer of Sunrise at any time within the six months prior to the end of the employment agreement term and about whom Mr. Lanahan received confidential information, and (iii) soliciting any person who is or was an employee of Sunrise at any time during the term of the employment agreement, inducing such person to terminate employment with Sunrise or interfering with the relationship of Sunrise with any employee, contractor, supplier or customer, for a period of two years after the termination or expiration of his employment.

Mr. Lanahan — Equity Agreement

Pursuant to our 2003 Stock Option and Restricted Stock Plan, and form of restricted stock agreement thereunder, all unvested shares of restricted stock held by Mr. Lanahan will accelerate and vest in full upon (i) a change in control (as defined in the 2003 Stock Option and Restricted Stock Plan), (ii) termination of employment due to death or disability, (iii) termination of employment by the Company other than for cause (as defined in Mr. Lanahan’s employment agreement), and (iv) termination of employment by Mr. Lanahan for good reason (as defined in Mr. Lanahan’s employment agreement).

Mr. Lanahan — Estimate of Payments

Set forth below are the estimated payments or benefits to be provided to Mr. Lanahan pursuant to the termination events described above:

	Termination by Sunrise
	Other Than for Cause on	Termination by Sunrise
	or after January 1, 2008,	Other Than for Cause
	or by Mr. Lanahan for	or for Permanent
	Good Reason Prior to	Disability Prior to
	May 10, 2009	January 1, 2008(1)

Severance(2)	$704,947	$704,947
Health Insurance(3)	15,850	15,850
Equity Acceleration(4)	1,135,160	1,135,160

Total	$1,855,957	$1,855,957

(1)	As indicated above, if Mr. Lanahan’s employment had been terminated by us other than for cause or permanent disability prior to January 1, 2008, then pursuant to his employment agreement, Mr. Lanahan would have been entitled to all remedies available to him, provided that the minimum amount of damages payable to Mr. Lanahan in such event would have equaled the severance payment that would have been paid to Mr. Lanahan if he was terminated by us other than for cause on or after January 1, 2008 or by him for good reason prior to May 10, 2009.

(2)	Severance is calculated based on Mr. Lanahan’s annual base salary for 2007, or $378,560, and 50% of the average of his annual bonus payments in 2006 and 2007, or $364,000 and $378,560, respectively.

(3)	Amount is calculated based on Greystone’s annual COBRA cost for Mr. Lanahan as of December 31, 2007, or $15,850.

(4)	Represents the acceleration in full of 37,000 shares of unvested restricted stock outstanding as of December 31, 2007. For each of the columns, Mr. Lanahan would be entitled to acceleration of equity regardless of when the termination other than for cause or, for the second column only, for good reason occurred. Mr. Lanahan would also be entitled to the $1,135,160 acceleration upon a change in control or upon his death.

For purposes of Mr. Lanahan’s employment agreement, the terms below have the following meanings:

•	“cause” is generally defined to mean:

°	a material breach by Mr. Lanahan of any of his obligations under his employment agreement;

°	the willful failure by Mr. Lanahan to comply with the reasonable directions of the President of Sunrise in achieving the objectives of Sunrise or any of its subsidiaries or affiliates to which Mr. Lanahan is assigned pursuant to his employment agreement;

°	Mr. Lanahan’s failure to adhere to any written policy of Sunrise or any of its subsidiaries or affiliates if Mr. Lanahan has been given a reasonable opportunity to comply with such policy or cure his failure to comply;

°	the appropriation (or attempted appropriation) of a material business opportunity of Sunrise or any of its subsidiaries or affiliates, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Sunrise or any of its subsidiaries or affiliates;

°	the misappropriation (or attempted misappropriation) of any of the funds or property of Sunrise or any of its subsidiaries or affiliates;

°	reporting to work under the influence of alcohol or illegal drugs, or using alcohol or illegal drugs, whether or not at the workplace, in such fashion as to cause economic harm to Sunrise or any of its subsidiaries or affiliates;

°	a willful act by Mr. Lanahan which has a materially detrimental effect on the reputation or business of Sunrise or any of its subsidiaries or affiliates;

°	any breach of fiduciary duty, gross negligence or willful misconduct with respect to Sunrise or any of its subsidiaries or affiliates which is not cured (if possible) to the reasonable satisfaction of Sunrise within 15 days after notice to Mr. Lanahan; or

°	Mr. Lanahan’s conviction of, indictment for, pleading guilty to, entering a plea of no contest with respect to, or being charged with (where such charge is not dismissed or otherwise resolved favorably to Mr. Lanahan in six months) any felony or any charge of fraud, embezzlement, theft, offense involving moral turpitude or a violation of any federal or state securities or tax law.

•	“good reason” is generally defined to mean:

°	a material failure by Sunrise to perform its obligations under the employment agreement which continues and is uncured for 15 days after written notice thereof has been given to Sunrise by Mr. Lanahan; or

°	a material and adverse change in Mr. Lanahan’s duties and responsibilities not agreed to by Mr. Lanahan (other than termination for “cause”).

•	“permanent disability” is generally defined to mean the inability, for a period of six consecutive months, of Mr. Lanahan to adequately perform his regular duties, with reasonable accommodations, due to a physical or mental illness, condition or disability.

Mr. Nadeau, Ms. Pangelinan, Ms. Tomasso and Mr. Gaul

Senior Executive Severance Plan

Effective as of November 16, 2005, the Compensation Committee adopted a senior executive severance plan. The term of the plan is five years, subject to an additional two-year extension in an event of a “change in control” (as defined below) prior to the end of the term of the plan. Each of Ms. Tomasso, Ms. Pangelinan, Mr. Nadeau and Mr. Gaul has been designated as an eligible executive officer to participate in the plan. Messrs. Newell and Rush were also participants in the plan during 2007, but as former executive officers they no longer participate in the plan. Messrs. Klaassen and Lanahan do not participate in the senior executive severance plan.

Pursuant to the terms of the plan, if a “change in control” (as defined below) occurs and we terminate the executive’s employment other than for “cause” (as defined below), or the executive terminates employment for “good reason” (as defined below), each within two years of the “change in control,” we are required to pay each of the executives the following:

•	two times the sum of (i) the executive officer’s annual base salary (calculated as the greater of the annual base salary payable at the time of termination or 12 times the highest monthly base salary paid or payable to the executive officer over the preceding 12 months), plus (ii) the executive officer’s annual bonus (calculated as the highest amount paid as bonus payments in a single year during the last three years); and

•	two years of continued welfare benefits coverage pursuant to the Company’s benefit plans.

The severance payments described above are generally payable in a lump sum payment, subject to any requirements of Section 409A of the Internal Revenue Code. With respect to the continued benefits coverage, such amount will become secondary to any plan(s) offered by a new employer in the event the executive becomes reemployed during the two-year period.

In addition, pursuant to the executive severance plan, all equity compensation grants made to the executive outstanding at the time of the “change in control” will accelerate and vest in full.

As a condition to the receipt and retention of the severance payments under the plan, the plan requires that the executive adhere, for a period of 12 months following termination, to (i) a non-compete covenant prohibiting the executive from providing services to any business in the senior living industry directly competing with Sunrise in any geographic market where Sunrise maintains a senior living facility and (ii) a non-solicitation covenant prohibiting the executive from directly or indirectly soliciting, inducing or encouraging an employee or independent contractor of Sunrise to terminate his employment with Sunrise or to cease rendering services to Sunrise, initiating discussions with any employee or independent contractor for any such purpose or authorizing or knowingly cooperating with the taking of any such actions by any person, or hire (on behalf of himself or any other person) any person who was an employee or independent contractor on the executive’s date of termination. If an executive fails to comply with these conditions, the executive is required to repay the full amount of the severance paid to the executive pursuant to the plan. In addition, participants agree to keep all information regarding Sunrise confidential.

Participants in the plan are not entitled to any tax gross-up payments. In lieu thereof, each executive has the right to designate payments under the plan that should be reduced or eliminated so as to avoid having the severance payments constitute a “parachute payment” under Section 280G of the Internal Revenue Code.

Equity Agreements

In addition to the acceleration of equity upon a change in control pursuant to the Senior Executive Severance Plan described above, pursuant to our 2002 Stock Option and Restricted Stock Plan, and form of restricted stock agreement thereunder, and our 2003 Stock Option and Restricted Stock Plan, and forms of restricted stock and restricted stock unit agreement thereunder, all unvested shares of restricted stock and/or restricted stock units held by Mr. Nadeau, Ms. Tomasso and Mr. Gaul will accelerate and vest in full upon (i) termination of employment due to death or disability, (ii) termination of employment by the Company other than for cause (as defined pursuant to the Senior Executive Severance Plan) and (iii) termination of employment by the executive for good reason (as defined pursuant to the Senior Executive Severance Plan).

Estimate of Payments

Set forth below are the estimated payments or benefits to be provided to Mr. Nadeau, Ms. Pangelinan, Ms. Tomasso and Mr. Gaul pursuant to the circumstances described above:

	Richard J. Nadeau	Julie A. Pangelinan	Tiffany L. Tomasso	John F. Gaul

Severance(1)	$900,000	$850,000	$1,339,432	$1,012,036
Welfare Benefits(2)	—	—	31,924	31,924
Equity Acceleration(3)	2,717,420	—	3,171,882	1,075,579

Total	$3,617,420	$850,000	$4,543,238	$2,119,539

(1)	For Ms. Pangelinan, severance is determined based on her annual base salary as of December 31, 2007, or $330,000 plus $95,000, her highest annual bonus payment during the prior three years (annualized). For Mr. Nadeau, it is calculated based on his annual base salary of $450,000. Ms. Tomasso’s severance is calculated based on her annual base salary as of December 31, 2007, or $465,000, plus $204,716, her highest annual bonus payment during the prior three years. For Mr. Gaul, severance is calculated based on his annual base salary as of December 31, 2007 of $375,000, plus $131,018, his highest bonus payment during the prior three years.

(2)	Amount is calculated based on our annual COBRA cost for each executive officer as of December 31, 2007, or $15,962 for both Ms. Tomasso and Mr. Gaul. Neither Mr. Nadeau nor Ms. Pangelinan participated in the Sunrise health benefit program during 2007.

(3)	Represents the acceleration of 88,573 shares of unvested restricted stock as of December 31, 2007 for Mr. Nadeau. Mr. Nadeau is also entitled to acceleration upon a change in control within six months of his grant date of November 13, 2007. For Ms. Tomasso, the amount represents the acceleration in full of 102,642 shares of unvested restricted stock and 744 supplemental units (pursuant to our Bonus Deferral Program) outstanding as of December 31, 2007. For Mr. Gaul, the amount represents the acceleration in full of 35,058 shares of unvested restricted stock. In addition to a change in control covered by the senior executive severance plan, each executive officer would also be entitled to the equity acceleration upon termination due to death or disability, termination by the Company other than for cause or termination by the executive officer for good reason, as discussed above.

For purposes of the senior executive severance plan, the terms below have the following meanings:

•	“change in control” is generally defined to mean:

°	the acquisition by a third party of more than 50% of the outstanding common stock of Sunrise;

°	a change in the composition of the board of directors of Sunrise pursuant to which the members of the Sunrise board on the effective date of the severance plan, or any successor board member approved by a majority of the then-existing Sunrise board members, cease to constitute at least a majority of the board of directors;

°	a liquidation or dissolution of Sunrise approved by its stockholders; or

°	the consummation of a reorganization, merger or sale or other disposition of substantially all of the assets of Sunrise unless, following the transaction, (i) the holders of the outstanding common stock immediately prior to the transaction own more than 50% of the outstanding common stock of the resulting entity in substantially the same proportions as their ownership of the outstanding common stock immediately prior to the transaction, and (ii) no person or entity who did not previously own 35% or more of the outstanding common stock of all voting securities of Sunrise owns 35% or more of the outstanding common stock of the resulting entity, and (iii) at least a majority of the members of the Sunrise board prior to the transaction continue to serve as members of the board of the resulting entity.

•	“good reason” is generally defined to mean:

°	a reduction in the executive’s base salary, fringe benefits or bonus eligibility;

°	a substantial reduction in the executive’s responsibilities or areas of supervision, or a request for the executive to report to a lower level supervisor;

°	a substantial increase in responsibilities or areas of supervision without an appropriate increase in compensation;

°	relocation outside the executive’s existing metropolitan area; or

°	a requirement to report to a new supervisor where the executive and new supervisor have irreconcilable working relationship problems.

•	“cause” is generally defined to mean:

°	an executive’s conviction for fraud or theft against Sunrise, or a crime involving moral turpitude, compromise of trade secrets or other valuable proprietary information of Sunrise; or

°	gross or willful misconduct that causes and will continue to cause substantial and material harm to the business and operations of Sunrise or any of its affiliates.

Mr. Gaul — LTIC Bonus Plan Interest

In addition, Mr. Gaul would become 100% vested in his 4% LTIC Bonus Plan interest upon (a) his termination from employment by reason of death, disability, normal retirement or in connection with a change of control of Sunrise (as defined in the LTIC Bonus Plan) or (b) his termination from employment without cause (as defined in the LTIC Bonus Plan).

For purposes of the LTIC Bonus Plan, the terms below have the following meanings:

•	“change in control” is defined generally to mean:

°	any person, other than Paul J. Klaassen, Teresa M. Klaassen or their respective affiliates, associates or estates, becoming the beneficial owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities;

°	during any two-year period, individuals who at the beginning of such period constitute the Board (including, for this purpose, any director who after the beginning of such period filled a vacancy on the Board caused by the resignation, mandatory retirement, death, or disability of a director and whose election or appointment was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of such period) cease for any reason to constitute a majority thereof;

°	notwithstanding the first or fifth bullet below, the Company consummates a merger or consolidation of the Company with or into another corporation, the result of which is that the persons who were stockholders of the Company at the time of the execution of the agreement to merge or consolidate own less than 50% of the total equity of the corporation surviving or resulting from the merger or consolidation or of a corporation owning, directly or indirectly, 100% of the total equity of such surviving or resulting corporation;

°	the sale in one or a series of transactions of all or substantially all of the assets of the Company;

°	any person, other than Paul J. Klaassen, Teresa M. Klaassen or their respective affiliates, associates or estates, has commenced a tender or exchange offer, or entered into an agreement or received an option, to acquire beneficial ownership of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities, unless the Board has made a determination that such action does not constitute and will not constitute a material change in the persons having control of the Company;

°	the consummation by the Company or a subsidiary of a merger (including a triangular merger involving a subsidiary) or other business combination transaction in which the Company issues equity securities representing 50% or more of its then outstanding common stock in such merger or other transaction; or

°	there is a change of control in the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, other than in circumstances specifically covered above.

•	“good reason” is generally defined to mean:

°	a reduction in a participant’s base salary unless comparable adjustments are made for all officers and significant employees of the Company and subsidiaries;

°	a material reduction in a participant’s duties, responsibilities or authority, unless such reduction is for Cause (as defined below), provided, however, that such material reduction will not be considered to have occurred as long as a participant is an executive officer of the Company with substantial responsibilities in the operation of the Company; or

°	relocation of the principal place of a participant’s performance of the services contemplated by his or her position (the “Original Location”) to an area more than 50 miles from the Original Location; provided, however, if the participant agrees to relocate, the new location shall become the Original Location for purposes of the LTIC Bonus Plan and the related bonus agreement.

•	“cause” is generally defined to mean, as determined by the Board:

°	fraud or theft against the Company or a subsidiary or conviction (no longer subject to appeal) for a felony offense;

°	conviction (no longer subject to appeal) for a criminal offense involving moral turpitude;

°	compromising trade secrets or other proprietary information of the Company, a subsidiary, or the PRICOA/Sunrise JVs that would result in material harm to the Company, a subsidiary, or the PRICOA/Sunrise JVs;

°	willful or repeated failure or refusal to perform material assigned duties that would result in material harm to the Company, a subsidiary, or the PRICOA/Sunrise JVs; or

°	gross or willful misconduct that causes substantial and material harm to the business and operations of the Company, a subsidiary, or the PRICOA/Sunrise JVs.

•	“normal retirement” generally means:

°	termination of employment after attainment of age 65. However, the Compensation Committee with respect to executive officers and the Administrative Committee with respect to non-executive officers, within their discretion, may determine that a participant who terminates employment prior to age 65 has terminated by virtue of normal retirement.

Mr. Gaul — VSP Arrangements

On September 16, 2008, John F. Gaul, the Company’s General Counsel, chose to participate in the Company’s previously disclosed voluntary separation program (the “VSP”) which the Compensation Committee of the Company’s Board of Directors has extended to include Mr. Gaul. It is anticipated that Mr. Gaul’s departure date will be sometime during the latter part of the first quarter of 2009. In connection with Mr. Gaul’s participation in the VSP, he will be entitled to the following upon his departure: (a) a severance amount equal to two years base salary and target bonus (based on his 2008 base salary of $375,000 and target bonus of 75% of base salary); (b) two years of continued welfare benefits coverage pursuant to the Company’s benefit plans, (c) outplacement services for up to one year; (d) accelerated vesting of 500 shares of restricted stock; and (e) accelerated vesting of Mr. Gaul’s 4% interest in the Company’s LTIC Bonus Plan relating to its UK and Germany ventures, which interest is expected to be approximately 40% vested at the time of his departure. As described in the Grants of Plan-Based Awards Table above, the estimated future payout to Mr. Gaul with respect to his 4% interest in the LTIC Bonus Plan is approximately $2.7 million.

Messrs. Rush and Newell

In April 2008, Mr. Rush was paid approximately $50,558, representing the vested portion of his deferral account in the Sunrise DCP.

Mr. Newell separated from the Company on December 19, 2007. Options for 221,272 shares held by him at the time of his separation were exercised on March 3, 2008. Of the remaining options for 240,000 shares held by him at the time of his separation, 140,000 were exercised on March 19, 2008 and the remaining 100,000 expired in accordance with their terms. 128,000 shares of unvested restricted stock held by him at the time of his separation vested upon his separation from the Company. Based on the closing price of our common stock on the vesting date of $27.50 per share, the net value realized upon acceleration of vesting of these shares was approximately $3.5 million. In June 2008, Mr. Newell was paid approximately $302,165, representing the vested portion of his deferral account in the Sunrise DCP.

Compensation Committee Interlocks and Insider Participation

During 2007, Mr. Klaassen served as a director of the U.S. Chamber of Commerce and Mr. Donohue, president and chief executive of the U.S. Chamber of Commerce, served as Chairman of the Company’s Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Sunrise Senior Living Foundation

Sunrise Senior Living Foundation (“SSLF”) is an independent, not-for-profit organization whose purpose is to operate schools and day care facilities, provide low and moderate income assisted living housing and own and operate a corporate conference center. Paul and Teresa Klaassen, Sunrise’s Chief Executive Officer and director and Chief Cultural Officer and director, respectively, are the primary contributors to, and serve on the board of directors and serve as officers of, SSLF. One or both of them also serve as directors and as officers of various SSLF subsidiaries. Certain other employees of Sunrise also serve as directors and/or officers of SSLF and its subsidiaries. Since November 2006, the Klaassens’ daughter has been the Director of SSLF. Since October 2007, the Klaassens’ son-in-law has also been employed by SSLF.

For many years, Sunrise provided administrative services to SSLF, including payroll administration and accounts payable processing. Sunrise also employed an accountant who was engaged full-time in providing accounting services to SSLF, including the schools. In August 2006, SSLF hired an outside accounting firm to provide the accounting and administrative services previously provided by Sunrise. As a result, Sunrise no longer provides any significant administrative services to SSLF. Beginning in January 2007, one of Sunrise’s employees became the full-time director of the schools operated by a subsidiary of SSLF, while continuing to provide certain services to Sunrise. Through October 2007, Sunrise continued to pay the salary and benefits of this former employee. In March 2008, SSLF reimbursed Sunrise approximately $68,000, representing the portion of the individual’s salary and benefits attributable to serving as the director of the schools.

Prior to April 2005, Sunrise managed the corporate conference center owned by SSLF (the “Conference Facility”) and leased the employees who worked at the Conference Facility to SSLF under an informal arrangement. Effective April 2005, Sunrise entered into a contract with the SSLF subsidiary that currently owns the property to manage the Conference Facility. Under the contract, Sunrise receives a discount when renting the Conference Facility for management, staff or corporate events, at an amount to be agreed upon, and priority scheduling for use of the Conference Facility, and is to be paid monthly a property management fee of 1% of gross revenues for the immediately preceding month, which Sunrise estimates to be its cost of managing this property. In addition, Sunrise agreed, if Conference Facility expenses exceed gross receipts, determined monthly, to make non-interest bearing loans in an amount needed to pay Conference Facility expenses, up to a total amount of $75,000 per 12-month period. Any such loan is required to be repaid to the extent gross receipts exceed Conference Facility expenses in any subsequent months. There were no such loans made by Sunrise in 2007 or the first nine months of 2008. Either party may terminate the management agreement upon 60 days’ notice. Rent paid by Sunrise for use of the Conference Facility for management, staff and corporate events during 2007 and the first nine months of 2008 totaled approximately $0.1 million and $15,500, respectively. Under the management agreement, Sunrise earned management fees of approximately $6,200 for 2007 and $3,700 for the first nine months of 2008, respectively. The amounts for the first two quarters of 2007 were paid to Sunrise in July 2007. The remaining amounts for the third and fourth quarter of 2007 and all amounts in 2008 were paid monthly. The five employees (and four part-time summer employees) who currently manage the Conference Facility are employed by Sunrise. Salary and benefits for these individuals, which are reimbursed by SSLF, totaled approximately $0.3 million and $0.2 million in 2007 and the first nine months of 2008, respectively. The Trinity Forum, a faith-based leadership forum of which Mr. Klaassen is the past chairman and is currently a trustee, operates a leadership academy on a portion of the site on which the Conference Facility is located. The Trinity Forum does not pay rent for this space, but leadership academy fellows who reside on the property provide volunteer services at the Conference Facility.

SSLF’s stand-alone day care center, which provides day care services for Sunrise and non-Sunrise employees, is located in the same building complex as Sunrise’s corporate headquarters. The day care center subleases space from Sunrise under a sublease that commenced in April 2004 and expires September 30, 2013. The sublease payments, which equal the payments Sunrise is required to make under its lease with its landlord for this space, are required to be paid monthly and are subject to increase as provided in the sublease. SSLF paid Sunrise approximately $90,000 in sublease payments in 2007 under the April 2004 sublease. In January 2007, Sunrise leased additional space from its landlord and in February 2007 Sunrise and the day care center modified the terms of the day care center’s sublease to include this additional space. Rent for the additional space, payable beginning July 19, 2007, is $8,272 per month (subject to increase as provided in the sublease), which equals the payments Sunrise is required to make under its lease with its landlord for this additional space. Rent for the additional space for the period July 19, 2007 to December 2007 totaling approximately $45,000 was paid in December 2007. Monthly rental payments are $16,104 per month for 2008 on a combined space basis under the modified lease. The aggregate dollar amount of the scheduled sublease payments beginning February 1, 2008 through the remaining term of the modified sublease is approximately $1.2 million.

Fairfax Community Ground Lease

Sunrise leases the real property on which its Fairfax, Virginia community is located from Paul and Teresa Klaassen pursuant to a 99-year ground lease entered into in June 1986, as amended in August 2003. The amended ground lease provided for monthly rent of $12,926 when signed in 2003, and is adjusted annually based on the consumer price index. Annual rent expense paid by Sunrise under this lease was approximately $173,000 for 2007. Rent expense for 2008 is approximately $181,000. The aggregate dollar amount of the scheduled lease payments through the remaining term of the lease is approximately $13.0 million.

Corporate Use of Residence

In June 1994, the Klaassens transferred to Sunrise property, which included a residence and a Sunrise community, in connection with a financing transaction. In connection with the transfer of the property, Sunrise agreed to lease back the residence to the Klaassens under a 99-year ground lease. The rent was $1.00 per month. Under the lease, the Klaassens were responsible for repairs, real estate taxes, utilities and property insurance for the residence. For approximately the past 12 years, the Klaassens have permitted the residence to be used by Sunrise for business purposes, including holding meetings and housing out of town employees. In connection with its use of the residence, Sunrise has paid the real estate taxes, utilities and insurance for the property and other expenses associated with the business use of the property, including property maintenance and management services, which expenses totaled approximately $28,000 in 2007. In December 2007, the Klaassens terminated their 99-year ground lease for no consideration.

Purchase of Condominium Unit

In January 2006, Mr. Klaassen entered into a purchase agreement with a joint venture in which the Company owns a 30% equity interest and with which the Company has entered into a management services agreement. Pursuant to the purchase agreement, Mr. Klaassen has agreed to purchase for his parents a residential condominium unit at the Fox Hill project that the joint venture is currently developing. The purchase price of the condominium was approximately $1.4 million. In June 2007, the purchase agreement was modified to reflect certain custom amenities upgrades to the unit for an aggregate price of $134,000. All residents will be assessed a monthly fee of approximately $4,000 per month for various basic amenities and services that will be offered at the project.

Service Evaluators Incorporated

Service Evaluators Incorporated (“SEI”) is a for-profit company which provides independent sales and marketing analysis, commonly called “mystery shopping” services, for the restaurant, real estate and senior living industries in the United States, Canada and United Kingdom. Janine I. K. Connell and her husband, Duncan S. D. Connell, are the owners and President and Executive Vice President of SEI, respectively. Ms. Connell and Mr. Connell are the sister and brother-in-law of Mr. Klaassen and Ms. Connell is the sister-in-law of Ms. Klaassen.

For approximately 13 years, Sunrise has contracted with SEI to provide mystery shopping services for Sunrise. These services have included on-site visits at Sunrise communities, on-site visits to direct area competitors of Sunrise communities, telephonic inquiries, and narrative reports of the on-site visits, direct comparison analysis and telephone calls. In 2007, Sunrise paid SEI approximately $503,000 for mystery shopping services for approximately 435 communities. The SEI contract is terminable upon 12 months’ notice. In August 2007, Sunrise gave SEI written notice of the termination of SEI’s contract, effective August 2008. In 2008, Sunrise paid SEI approximately $455,000 through the remaining term of SEI’s contract.

Compensation to Teresa Klaassen

Teresa Klaassen, a director, also serves as Sunrise’s Chief Cultural Officer. For 2007, Ms. Klaassen received in her capacity as Sunrise’s Chief Cultural Officer a salary of $100,000 and the use of a Company-owned automobile until April 2007. We estimate the incremental cost to the Company of the personal use of the automobile to be approximately $12,300, which equals the amount of the automobile insurance premium paid in 2007, repair costs and the depreciation expense recorded in the Company’s 2007 financial statements for the automobile. For information regarding personal use of company aircraft by Mr. and Mrs. Klaassen during 2007, see the Summary Compensation Table above under “All Other Compensation.”

Greystone Earnout Payments

In May 2005, Sunrise acquired Greystone. Pursuant to the terms of the Purchase Agreement, Sunrise paid $45 million in cash, plus approximately $1 million in transaction costs, to acquire all of the outstanding securities of Greystone. Sunrise also agreed to pay up to an additional $7.5 million in purchase price if Greystone met certain performance milestones in 2005, 2006 and 2007. The earnout was $5 million based on 2005 and 2006 results, which we paid in April 2007. Mr. Lanahan’s share of such earnout payment as a former owner of Greystone was approximately $1.5 million. The remaining $2.5 million earnout is based on Greystone’s 2007 results, and was paid on April 22, 2008. Mr. Lanahan’s share of that payment was approximately $341,000.

Purchase of Aircraft Interest by Mr. Klaassen

In July 2008, Mr. Klaassen purchased from the Company one of the four fractional interests in private aircrafts owned by the Company. The purchase price for such interest was approximately $266,000, which represents the current market value of the interest as furnished to the Company by independent appraisers. The purchase of the fractional interest was approved by the Company’s Audit Committee of the Board of Directors.

Review, Approval or Ratification of Transactions with Related Persons

In April and May 2005, the members of our Audit Committee and the disinterested members of our Board of Directors conducted a review of the then-existing related party transactions between Sunrise and SSLF and its subsidiaries and the related party transactions with the Klaassens described under “Fairfax Community Ground Lease” and “Corporate Use of Residence” above. In May 2005, the Audit Committee recommended and the disinterested members of our Board of Directors approved, ratified and confirmed these transactions. In taking these actions, the Audit Committee and the disinterested members of the Board took into account, among other things, that the relationship between Sunrise and SSLF had existed since 1986 and the Company’s belief that its support of SSLF and its activities was beneficial to the Company’s image and constituencies important to Sunrise. The Audit Committee also recommended and the disinterested directors of the Board directed by resolution that any material changes or modifications to such transactions or any new arrangements between Sunrise and SSLF or Sunrise and the Klaassens be submitted to the Audit Committee or the Board for approval. These procedures were not followed in 2007 with respect to the modification of the day care sublease, the payment of a portion of the former employee’s salary attributable to serving as the director of the schools operated by SSLF or the modification to the purchase contract for the condominium unit. The members of the Audit Committee and the disinterested members of Sunrise’s Board of Directors were made aware of the SEI contract in December 2007. The Compensation Committee annually approves the compensation for Ms. Klaassen.

On May 5, 2008, the Board of Directors adopted a written related party transaction policy and written related party transaction procedures under which all Related Party Transactions, regardless of amount, are subject to the prior review and approval by the Board of Directors (acting through the Governance and Compliance Committee or the disinterested members of the Board of Directors). Under the written policy and procedures, a “Related Party Transaction” is:

•	any transaction, regardless of amount, in which (1) the Company or any of its subsidiaries is or will be a participant and (2) any related party (which includes, without limitation, directors, director nominees, executive officers, greater than 5% stockholders and any of their respective immediate family members) has or will have a direct or indirect material interest, and

•	any amendment or modification to an existing Related Party Transaction (regardless of whether it had previously been approved under the written policy and procedures).

Under the written policy and procedures, the directors and executive officers of the Company are responsible for identifying and reporting potential Related Party Transactions. If any director or executive officer becomes aware of any transaction or arrangement that has taken place, may be taking place or may be about to take place involving the Company and any related party, such person must immediately bring the matter to the attention of the chair of the Governance and Compliance Committee. The chair of the Governance and Compliance Committee will review the information compiled by the Company’s compliance officer regarding the Related Party Transaction (including, to the extent reasonably available, information regarding the business rationale, the nature of the related party’s interests, the dollar value of the transaction, the availability of other sources of comparable products or services, the comparability of the terms to those available from unrelated third parties and other material facts).

Each proposed Related Party Transaction and any Related Party Transaction that has not been approved or ratified under the written policy and procedures is then submitted to the Governance and Compliance Committee for its review and approval or ratification. The chair of the Governance and Compliance Committee (or the committee itself) may instead submit the Related Party Transaction for review, approval and/or ratification by all of the disinterested members of the Board of Directors. The Governance and Compliance Committee (or the disinterested members of the Board of Directors) will then meet, in person or by telephone, to review and discuss the proposed transaction (the Governance and Compliance Committee also can decide to consider the Related Party Transaction without holding a meeting).

All Related Party Transactions must be approved or ratified by either the Governance and Compliance Committee or the disinterested members of the Board of Directors. Under the written policy and procedures, the Governance and Compliance Committee may approve a Related Party Transaction only if it determines that, based on all of the information presented, the Related Party Transaction is in the best interest of the Company. If, instead, the Related Party Transaction is considered by the disinterested members of the Board of Directors, the affirmative vote of at least a majority of the disinterested members of the Board of Directors is necessary to approve the Related Party Transaction. When a Related Party Transaction involves a director, that director must abstain from voting on the Related Party Transaction, but may, if requested, participate in a portion of the discussion to answer questions or provide additional information.

The following types of transactions have been pre-approved under the written policy and procedures and are, therefore, exempt from the written policy and procedures (unless otherwise noted):

•	executive officer compensation arrangements that are approved by the Board or the Compensation Committee of the Board and director compensation paid for services as a director;

•	transactions where the related party’s interest arises solely from the ownership of the Company’s common stock and all holders of common stock receive the same benefit on a pro rata basis;

•	ordinary course travel and expenses, advances and reimbursements;

•	indemnification arrangements under the Company’s charter or bylaws, or under agreements to which the Company is a party;

•	previously approved or disclosed Related Party Transactions that were in existence as of May 6, 2008, the date the written policy and procedures were approved and adopted. However, these Related Party Transactions remain subject to the annual review process mentioned above, and any amendments or modifications would be subject to approval under the written policy and procedures;

•	transactions with entities in which the Company has an investment and for which a related party serves as director or executive officer at the request of the Company; and

•	dues paid by the Company for membership in the U.S. Chamber of Commerce or any of its affiliates.

The written policy and procedures provide that all Related Party Transactions are to be disclosed in the Company’s applicable filings under the rules and regulations of the SEC and the NYSE.

REPORT OF AUDIT COMMITTEE

Management has the primary responsibility for the Company’s financial statements and reporting process, including its system of internal controls. The Company’s independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles and on the Company’s internal control over financial reporting. The Audit Committee assists the Board of Directors in its oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence and (d) the performance of the Company’s internal audit function and independent registered public accounting firm.

In this context, the Audit Committee met and held discussions with management and the independent auditors 45 times during 2007 and the first quarter of 2008 regarding the preparation of the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006 and the restated consolidated financial statements for the fiscal year ended December 31, 2005 and prior years and management’s efforts to remediate material weaknesses in internal controls identified by management as of December 31, 2006. During this period, the Audit Committee also met separately in executive session with the independent auditors and/or individual members of management approximately ten times. On March 24, 2008, the Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 with the SEC, which included the Company’s audited 2006 financial statements and restated 2005 and 2004 financial statements.

The Audit Committee met and held discussions with management and the independent auditors nine times during the period after the filing of the 2006 Form 10-K through July 31, 2008, the date the Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 with the SEC, regarding the preparation of the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007 and management’s efforts to remediate material weaknesses in internal controls identified by management as of December 31, 2007. During this period, the Audit Committee also met separately in executive session with the independent auditors and/or individual members of management approximately three times. During the period after the filing of the 2007 Form 10-K through October 16, 2008, the date the Company filed Amendment No. 1 to its 2007 Form 10-K, the Audit Committee met and held discussions with management and the independent auditors four times and met separately in executive session with the independent auditors and/or individual members of management approximately two times.

In fulfilling its oversight responsibilities with regard to the 2007 audited financial statements, the Audit Committee has:

•	reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2007 with the Company’s management;

•	discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received from Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended for filing with the SEC.

Respectfully submitted,

Stephen D. Harlan, Chairman
Glyn F. Aeppel*
Ronald V. Aprahamian
Lynn Krominga

*	Ms. Aeppel became a member of the Audit Committee on August 18, 2008 and has not participated in the review, discussions and recommendation referred to above with respect to Audit Committee meetings held prior to that date.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP to act as Sunrise’s independent registered public accounting firm for 2008. Representatives of Ernst & Young LLP will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Ernst & Young LLP was first appointed to act as Sunrise’s independent public accountants in November 1994.

Independent Registered Public Accountant’s Fees

For fiscal years 2007 and 2006, our independent registered public accountants, Ernst & Young LLP, billed us the fees set forth below:

	Fiscal Year Ended December 31,
Type of Fee	2007	2006

Audit Fees(1)	$3,274,280	$5,004,450
Audit Related Fees(2)	—	49,650
Tax Fees(3)	1,819,413	174,693
All Other Fees	—	—

Total	$5,093,693	$5,228,793

(1)	Audit fees include audits of consolidated financial statements, Sarbanes-Oxley Section 404 attest services and international statutory audits.

(2)	Audit related fees include assurance and related services provided by our independent auditors that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included above under “Audit Fees.” These services principally include accounting consultations.

(3)	Tax services principally include tax compliance, tax advice, and tax planning.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by Ernst & Young LLP. Under the policy, the Audit Committee, on an annual basis, considers and, if appropriate, approves, the provision of audit and non-audit services by Ernst & Young LLP. Thereafter, the Audit Committee, as necessary, considers and, if appropriate, pre-approves the provision of additional audit and non-audit services by Ernst & Young LLP that are not encompassed by the audit committee’s annual pre-approval. The Audit committee has delegated authority to its Chairman to specifically pre-approve engagements for the performance of audit and non-audit services, provided that the estimated cost for such services does not exceed $100,000. The Chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement, including (1) the type of services covered by the engagement, (2) the dates the engagement is scheduled to commence and terminate, (3) the estimated fees payable by Sunrise pursuant to the engagement, (4) other material terms of the engagement and (5) such other information as the Audit Committee may request.

During 2006, certain changes in the fees for services performed by Ernst & Young LLP did not receive specific formal approval pursuant to the requirements of the Audit Committee’s written approval policy. The Audit Committee approved, ratified and confirmed the changes in fees in March 2007. In addition, the Audit Committee and Ernst & Young LLP concluded that the failure to pre-approve these changes in fees did not affect Ernst & Young LLP’s independence.

PROPOSAL 2: APPROVAL AND ADOPTION OF AN AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

At our 2007 annual meeting of stockholders, 84.3% of the shares present in person or by proxy, representing 44.2% of our outstanding shares of common stock, voted in favor of a non-binding stockholder proposal requesting that our Board of Directors take the necessary steps to declassify our Board. Following the annual meeting, our Board carefully considered the advantages and disadvantages of maintaining a classified board and, as disclosed in March 2008, determined to recommend the declassification of our Board to our stockholders, while continuing the staggered terms of the current Board members through their remaining terms in order to retain their significant, long-standing institutional knowledge of the Company. In making its recommendation, the Board considered the advantages of both a classified and declassified board structure. A classified board can promote continuity and enhance the stability of the Board, encourage a long-term perspective of management and reduce a company’s vulnerability to coercive takeover tactics. The Board recognized these advantages, but concluded that the stockholders’ ability to evaluate all directors annually outweighed such advantages.

Consistent with its previously announced recommendation, our Board is proposing to amend and restate our Certificate of Incorporation to declassify the Board and to implement other changes relating to the filling of director vacancies and the right of stockholders to remove directors without cause and to request a special meeting for such purpose. Specifically, under the proposed Amended and Restated Certificate of Incorporation:

•	all directors elected or appointed at or after the 2008 annual meeting of stockholders will serve for terms expiring at the next annual meeting of stockholders, so that, beginning at the 2010 annual meeting of stockholders, our Board of Directors will no longer be divided into classes and all directors will be elected to serve for terms expiring at the next annual meeting of stockholders;

•	all directors currently in office whose terms expire at the 2009 and 2010 annual meetings of stockholders will continue to serve their remaining terms;

•	any director chosen as a result of a newly created directorship or to fill a vacancy on the Board after the 2008 annual meeting will hold office for a term expiring at the next annual meeting of stockholders; and

•	from and after the 2008 annual meeting, stockholders will have the right to remove directors with or without cause (except for directors currently serving terms that expire at the 2009 or 2010 annual meeting, which directors could be removed only with cause for the remainder of their current terms), but no special meeting of stockholders may be called at the request of stockholders for the purpose of removing a director without cause.

Under of our existing Certificate of Incorporation, our Board is currently divided into three classes, with members of each class holding office for staggered three-year terms. We are proposing to amend our existing Certificate of Incorporation so that all directors elected or appointed at or after the 2008 annual meeting of stockholders will serve for terms expiring at the next annual meeting. The amendment, however, will not shorten the term of any director currently in office whose terms expire at the 2009 and 2010 annual meetings of stockholders. Such directors will continue to serve on the Board for the remainder of their terms, subject to their earlier death, resignation or removal. Beginning at the 2010 annual meeting of stockholders, our Board will no longer be divided into classes and all directors will be elected to serve for terms expiring at the next annual meeting of stockholders, subject to their earlier death, resignation or removal.

In keeping with our current classified board structure, our existing Certificate of Incorporation provides that any vacancy occurring in our Board, including any vacancy created by an increase in the number of directors, shall be filled by the vote of a majority of the directors then in office, and any director so chosen shall hold office for the remainder of the full term of the class in which the new directorship was created or the vacancy occurred. In connection with the proposed declassification of the Board, we are also proposing to amend our existing Certificate of Incorporation to provide that any director chosen as a result of a newly created directorship or to fill a vacancy on our Board after the 2008 annual meeting will hold office for a term expiring at the next annual meeting of stockholders, even if the term of the class to which such director was appointed is not otherwise scheduled to expire at the next annual meeting.

Our existing Certificate of Incorporation provides that directors may be removed only with cause upon the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote thereon at a duly constituted meeting of stockholders called for such purpose. With respect to directors currently serving terms that expire at the 2009 or 2010 annual meeting, the proposed Amended and Restated Certificate of Incorporation would continue to provide that such directors can be removed only with cause for the remainder of their terms. However, with respect to all other directors (which include directors elected at and after the 2008 annual meeting and all directors appointed to fill vacancies or new directorships after the 2008 annual meeting), the proposed Amended and Restated Certificate of Incorporation would provide that such directors could be removed with or without cause. Any removal of directors without cause, however, could occur only at a special meeting of stockholders called by the Board of Directors, the Chairman of the Board or the President of the Company because the proposed Amended and Restated Certificate of Incorporation would not permit stockholders to call a special meeting for the purpose of removing a director without cause. The Board believes that stockholders should not have the ability to make a request in writing for the Company to call a special meeting of stockholders for the purpose of removing a director without cause, because directors will only serve for one-year terms and should have sufficient time to perform their services for the Company and not be subject to a stockholder-initiated “removal without cause” proposal during that one-year term. Stockholders will have the right not to reelect any such director at the next annual meeting. As is the case with our existing Certificate of Incorporation, stockholders possessing at least 25 percent of the voting power of the issued and outstanding voting stock entitled to vote generally for the election of directors would continue to have the ability to request in writing that the Company call a special meeting for other purposes, including for the purpose of removing directors with cause.

Consequently, if approved, the Amended and Restated Certificate of Incorporation would declassify the Board, with such declassification to be completed at the 2010 annual meeting of stockholders; provide that any director chosen to fill a vacancy on our Board would hold office until the next annual meeting of stockholders; permit stockholders to remove directors with or without cause (except for directors currently serving terms that expire at the 2009 or 2010 annual meeting, which directors could be removed only with cause for the remainder of their current terms); and restrict stockholders’ ability to request the Company to call a special meeting if the purpose of such meeting is removing directors without cause.

A copy of the proposed Amended and Restated Certificate of Incorporation is attached to this proxy statement as Appendix A, with deletions indicated by strikethroughs and additions indicated by underlining (with such marks against our existing Certificate of Incorporation). In addition to effecting the proposed amendments to our existing Certificate of Incorporation described above, the proposed Amended and Restated Certificate of Incorporation would restate and integrate into a single document all prior amendments to the Company’s original restated certificate of incorporation, which was filed with the Office of the Secretary of State of the State of Delaware in June 1996. These prior amendments include:

•	a change of our registered agent and registered office, which was effective August 2000;

•	a change in the Company’s name to “Sunrise Senior Living, Inc.” from “Sunrise Assisted Living, Inc.,” which was effective May 2003;

•	the elimination of the Series C Junior Participating Preferred Stock, which was effective April 2006;

•	the establishment of the Series D Junior Participating Preferred Stock, which was effective April 2006; and

•	an increase in the authorized number of shares of common stock to 120,000,000 from 60,000,000, which was effective May 2006.

In order for the proposed Amended and Restated Certificate of Incorporation to be approved and adopted, stockholders must approve both Proposals 2.1 and 2.2 below, which relate to the amendments to declassify our Board and to permit stockholders to remove directors without cause (other than directors currently serving terms that expire at the 2009 or 2010 annual meeting, which directors could be removed only with cause for the remainder of their current terms), but not to request that the Company call a special meeting for the purpose of removing directors without cause. Both Proposals 2.1 and 2.2 are cross-conditioned on each other and require the affirmative vote of the holders of at least two-thirds of the Company’s outstanding common stock. By approving Proposals 2.1 and 2.2, stockholders will be approving and adopting the proposed Amended and Restated Certificate of Incorporation, which, as described above, also restates and integrates into a single document all prior amendments to the Company’s original restated certificate of incorporation.

If either Proposal 2.1 or 2.2 is not approved by the affirmative vote of the holders of at least two-thirds of the Company’s outstanding common stock, then neither Proposal will be approved, and our Board will remain classified, stockholders will have the right to remove directors only with cause, and the directors elected at the 2008 annual meeting will be elected for three-year terms expiring at the 2011 annual meeting. If both Proposals 2.1 and 2.2 are approved by the requisite stockholder vote, then the proposed Amended and Restated Certificate of Incorporation (which is attached as Appendix A to this proxy statement) will be adopted, a clean copy of the proposed Amended and Restated Certificate of Incorporation will be filed with the Secretary of State of the State of Delaware and become effective, and the Board of Directors will make conforming amendments to our Bylaws.

Proposal 2.1: Amendments to Our Certificate of Incorporation to Declassify the Board

For the reasons described above, our Board of Directors recommends that stockholders vote FOR Proposal 2.1, which is a proposal to amend our existing Certificate of Incorporation, as embodied in the form of Amended and Restated Certificate of Incorporation attached as Appendix A to this proxy statement, in order to declassify our Board of Directors, as described above.

In order for the proposed Amended and Restated Certificate of Incorporation to be approved and adopted, stockholders must approve both this Proposal 2.1 and Proposal 2.2 below, and by approving both proposals, stockholders will be approving and adopting the proposed Amended and Restated Certificate of Incorporation.

Proposal 2.2: Amendments to Our Certificate of Incorporation to Provide that Directors May Be Removed Without Cause (Except for Directors Currently Serving Terms that Expire at the 2009 or 2010 Annual Meetings, Which Directors May Be Removed Only With Cause for the Remainder of their Current Terms), But That No Special Meeting of Stockholders for the Purpose of Removing Any Director Without Cause May Be Called at the Request of Stockholders

For the reasons described above, our Board of Directors recommends that stockholders vote FOR Proposal 2.2, which is a proposal to amend our existing Certificate of Incorporation, as embodied in the form of Amended and Restated Certificate of Incorporation attached as Appendix A to this proxy statement, in order to provide that directors may be removed without cause (except for directors currently serving terms that expire at the 2009 or 2010 annual meeting, which directors could be removed only with cause for the remainder of their current terms), but that no special meeting of stockholders for the purpose of removing any director without cause may be called at the request of stockholders.

In order for the proposed Amended and Restated Certificate of Incorporation to be approved and adopted, stockholders must approve both Proposal 2.2 and Proposal 2.1 above, and by approving both proposals, stockholders will be approving and adopting the proposed Amended and Restated Certificate of Incorporation.

PROPOSAL 3: APPROVAL OF THE SUNRISE SENIOR LIVING, INC.
2008 OMNIBUS INCENTIVE PLAN

Overview

Our Board of Directors approved the Sunrise Senior Living, Inc. 2008 Omnibus Plan (the “2008 Plan”) on September 17, 2008, subject to approval from our stockholders. We are asking our stockholders to approve our 2008 Plan as we believe that approval of the 2008 Plan is essential to our continued success. We also believe it is preferable for administrative purposes to grant all of our equity incentive awards under one omnibus plan.

The purpose of the 2008 Plan is to attract and retain highly qualified officers, directors, key employees and other persons and to motivate these individuals to serve the Company and its affiliates and to expend maximum effort to improve the business results and earnings of the Company by providing these individuals an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. Except for Mr. Ordan and Mr. Nadeau, who joined us in March 2008 and September 2007, respectively, none of our current executive officers or other employees or directors have received equity awards since March 2006. Now that we have completed the restatement of our historical financial statements, the Board believes that grants of awards under the 2008 Plan will be a valuable incentive and will serve to the ultimate benefit of stockholders by aligning more closely the interests of 2008 Plan participants, including members of our new management team and other employees who recently have been added to help implement the remedial framework previously adopted by the Board, with those of our stockholders. In addition, if the 2008 Plan is approved by stockholders, beginning in 2009, we may reinstitute our prior policy of making annual director grants of stock options, and stock option grants at the time of initial appointment as a director, each with an exercise price equal to the fair market value on the date of grant as part of director compensation.

We do not believe we have sufficient shares available for grant under our existing stock option and restricted stock plans (collectively, the “prior plans”) to accomplish these objectives. As of September 17, 2008, we only had 757,973 shares of common stock available for grant or award under our prior plans, the last of which was approved by our stockholders at our 2003 annual meeting of stockholders. Of the available shares under our prior plans, up to 489,633 shares may be awarded as restricted stock. Options to purchase 3,233,171 shares of our common stock at a weighted average exercise price of $14.46 per share, 623,996 shares of restricted stock and 4,466 restricted stock units were outstanding under our prior plans as of September 17, 2008. The weighted average remaining contractual term to maturity as of September 17, 2008 of the outstanding options was 4.0 years. The prior plans consist of our existing 1995 Stock Option Plan, as amended; 1996 Non-Incentive Stock Option Plan, as amended, 1997 Stock Option Plan, as amended; 1998 Stock Option Plan, as amended; 1999 Stock Option Plan, as amended; 2000 Stock Option Plan, as amended; 2001 Stock Option Plan, as amended; 2002 Stock Option and Restricted Stock Plan, as amended; and 2003 Stock Option and Restricted Stock Plan, as amended.

If our stockholders approve the 2008 Plan, the number of shares of our common stock reserved for issuance under the 2008 Plan will be 4,800,000, increased by the number of shares covered by awards granted under our prior plans that are not purchased or are forfeited or expire, or otherwise terminate without delivery of any shares, after September 17, 2008, the date the 2008 Plan was approved by our Board of Directors, and reduced by any grants or awards made under a prior plan after September 17, 2008, applying the share usage rules described under “Description of 2008 Plan — Share Usage” below. No further awards will be made under any of the prior plans following the date the 2008 Plan is approved by the Company’s stockholders.

On September 19, 2008, the record date, the closing price on the NYSE of our common shares was $17.48 per share.

There are currently no participants in the 2008 Plan. Because participation and the types of awards under the 2008 Plan are subject to the discretion of the Compensation Committee of our Board of Directors, the benefits or amounts that will be received by any participant or groups of participants if the 2008 Plan is approved are not currently determinable. On the record date, there were approximately six executive officers, the Company’s employees and eight non-employee directors of the Company and its affiliates who were eligible to participate in the 2008 Plan. As indicated above, beginning in 2009, if the 2008 Plan is approved by stockholders, we may reinstitute our prior policy of making annual director grants of stock options, and stock option grants at the time of initial appointment as a director, each with an exercise price equal to the fair market value on the date of grant as part of director compensation.

The Board of Directors recommends that stockholders vote FOR approval of the 2008 plan.

Description of the 2008 Plan

The following is a summary of the principal features of the 2008 Plan. This summary is qualified in its entirety by the more detailed terms and conditions of the 2008 Plan, a copy of which is attached as Appendix B to this proxy statement. If the 2008 Plan is not approved by the required vote of stockholders within one year of date our Board of Directors adopted the 2008 Plan, any awards made under the 2008 Plan will be null and void and of no effect. We intend to file a registration statement under the Securities Act of 1933, as amended, to register the shares to be issued pursuant to the 2008 Plan promptly following stockholder approval of the 2008 Plan.

Administration

The 2008 Plan will be administered by the Compensation Committee of the Board of Directors. Subject to the terms of the 2008 Plan, the Compensation Committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the 2008 Plan. Except as the Board may otherwise determine, the Committee appointed by the Board to administer the 2008 Plan will consist of two or more directors of the Company who: (a) are not officers or employees of the Company, (b) qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, (c) meet such other requirements as may be established from time to time by the SEC for plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Securities Exchange Act of 1934, as amended, and (d) comply with the independence requirements of the stock exchange on which the our common stock is listed. Members of the Compensation Committee serve at the pleasure of the Board of Directors. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who may also be officers or employees of the Company, to administer the Plan with respect to employees or other service providers who are not executive officers or directors of the Company, subject to compliance with Section 162(m) of the Internal Revenue Code, Rule 16b-3 under the Securities Exchange Act of 1934,as amended, and the rules of the NYSE.

Common Stock Reserved for Issuance under the 2008 Plan

The 4,800,000 shares of common stock reserved for issuance under the 2008 Plan consists of authorized but unissued shares, or to the extent permitted by applicable law, issued shares that have been reacquired by the Company. The number of shares reserved for issuance under the 2008 Plan (a) will be increased by the number of shares of our common stock covered by awards under a prior plan that are not purchased or are forfeited or expire, or otherwise terminate without delivery of any shares subject thereto after September 17, 2008 and (b) will be reduced by any grants or awards made under a prior plan after September 17, 2008, applying the share usage rules described below.

Share Usage

Under the terms of the 2008 Plan, any shares of our common stock that are subject to awards of stock options will be counted against the 2008 Plan share limit as one share for every one share subject to the award of options. With respect to any stock appreciation rights (“SARs”) awarded under the 2008 Plan, the number of shares subject to an award of SARs will be counted against the aggregate number of shares available for issuance under the 2008 Plan regardless of the number of shares actually issued to settle the SAR upon exercise. Any shares that are subject to awards other than stock options or SARs will be counted against the share limit as 1.7 shares for every one share granted.

Eligibility

Awards may be made under the 2008 Plan to employees, officers or directors of the Company or any of our affiliates, or a consultant or adviser (who is a natural person) currently providing services to the Company or any of our affiliates, and to any other individual whose participation in the 2008 Plan is determined to be in the best interests of the Company by the Board of Directors.

Amendment or Termination of the 2008 Plan

The Board of Directors may terminate, suspend or amend the 2008 Plan at any time and for any reason as to any shares as to which awards have not been made. The 2008 Plan will terminate in any event ten years after September 17, 2008. Amendments will be submitted for stockholder approval to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements. In addition, no amendment may be made to the no-repricing provisions described below without the approval of the Company’s stockholders.

No-Repricing

Under the 2008 Plan, no amendment or modification may be made to an outstanding stock option or SAR, including, without limitation, by replacement of stock options or SARs with another award type, that would be treated as a repricing under the rules of the stock exchange (currently the NYSE) on which our common stock is listed or would replace stock options or SARs with cash, in each case, without the approval of the stockholders, provided that appropriate adjustments may be made to outstanding stock options and SARs to achieve compliance with applicable law, including the Internal Revenue Code.

Options

The 2008 Plan permits the granting of options to purchase shares of our common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options.

The exercise price of each stock option may not be less than 100% of the fair market value of our common stock on the date of grant date. Fair market value is generally determined as the closing price of our common stock on (i) the date of grant (if the grant is made before trading commences on the exchange or securities market or while such exchange or securities market is open for trading) or (ii) the next trading day after the date of grant (if the grant is made after the exchange or securities market closes on a trading day or if the grant is made on a day that is not a trading day on such exchange or securities market). In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant. An exception to these requirements is made for options that the Company grants in substitution for options held by employees of companies that the Company acquires. In such a case the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer.

The term of each stock option is fixed by the Compensation Committee and may not exceed 10 years from the date of grant (five years if the optionee is a 10% stockholder and the option is intended to be an incentive stock option). The Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the Compensation Committee.

In general, an optionee may pay the exercise price of an option by cash or cash equivalents, or, if the option agreement so provides, by tendering shares of our common stock with a fair market value equal to the option exercise price, by means of a broker-assisted cashless exercise or, with the consent of the Company, by the Company issuing a number of shares equal in value to the difference between the option exercise price and the fair market value of the shares subject to the portion of the option being exercised.

Stock options granted under the 2008 Plan may not be assigned or transferred other than by will or the laws of descent and distribution. However, if authorized by the applicable option agreement, an optionee may transfer, “not for value” all or part of an option to any family member. A “not for value” transfer is defined to mean a transfer which is (a) a gift; (b) a transfer under a domestic relations order in settlement of marital property rights; or (c) a transfer to an entity in which more than fifty percent of the voting interests are owned by family members (or the optionee). A “family member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the optionee, any person sharing the optionee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the optionee) control the management of assets, and any other entity in which one or more of these persons (or the optinee) own more than fifty percent of the voting interests.

Other Awards

Under the 2008 Plan, the following types of awards may also be made:

SARs.  An SAR is an award that gives the holder the right to receive, upon exercise thereof, the excess of (a) the fair market value of one share of our common stock on the date of exercise over (b) the SAR exercise price on the grant date. The SAR exercise price must be at least equal to the fair market value of a share of our common stock on the date of grant, as determined in accordance with the 2008 Plan.

The Compensation Committee will determine, among other things, the time at which and the circumstances under which an SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements) and the time at which an SAR will cease to be or become exercisable following termination of service or upon other conditions, the method of exercise, method of payment, form of consideration payable in settlement, method by or forms in which our common stock will be delivered or deemed to be delivered o the holder of the SAR, whether or not an SAR will be in tandem or in combination with any other award, and any other terms and conditions of the SAR . Each SAR granted will terminate, and all rights thereunder will cease, upon the expiration of ten years from the grant date, or earlier, under such circumstances as set forth in the 2008 Plan or as may be fixed by the Compensation Committee and stated in the award agreement relating to the SAR.

SARs granted under the 2008 Plan may not be assigned or transferred other than by will or the laws of descent and distribution. However, if authorized by the applicable award agreement, the holder of an SAR may transfer, “not for value” all or part of an SAR to any family member to the same extent as provided under the 2008 Plan to transfers of options to family members.

Restricted Stock.  Restricted stock is an award of shares of our common stock, which may be granted for no consideration (other than the par value of the shares which is deemed paid by services already rendered). At the time a grant of restricted stock is made, the Compensation Committee may establish a period of time applicable to such restricted stock The Compensation Committee also may, at the time of grant, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives, applicable to all or any portion of the award of restricted stock.

Notwithstanding the foregoing, (i) restricted stock that vests solely by the passage of time will not vest in full in less than three years from the grant date, except that vesting may accelerate on death, disability or a change in control and (ii) restricted stock for which vesting may be accelerated by achieving performance targets will not vest in full in less than one year from the grant date, except that vesting may accelerate on death, disability or a change in control. Further, up to 10% of the shares reserved for issuance under the 2008 Plan (the “10% limit”) may be granted as restricted stock (or as unrestricted stock or stock units, as described below) without being subject to these restrictions.

Restricted stock may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restriction period or prior to the satisfaction of any other restrictions prescribed by the Compensation Committee.

Unless the Compensation Committee provides otherwise in the award agreement, holders of restricted stock will have the right to vote such stock and the right to receive any dividends declared or paid with respect to such stock. The Compensation Committee may provide that any dividends paid on restricted stock must be reinvested in shares of our common stock, which may or may not be subject to the same vesting conditions and restrictions applicable to the restricted stock.

Unless the Compensation Committee provides otherwise in the award agreement or in writing after the award agreement is entered into, upon termination of service, any restricted stock held by a grantee that has no vested, or with respect to all applicable restrictions and conditions has not lapsed, will be deemed forfeited. Notwithstanding the foregoing but subject to the 10% limit described above, the Board may not waive restrictions or conditions applicable to restricted stock except in the case of death, disability or a change in control or as specified in the 2008 Plan in the event of a change in control in which awards are not assumed.

Unrestricted Stock.  An award of unrestricted stock is an award of shares of our common stock free of restrictions. The Compensation Committee may grant (or sell at par value or such other higher purchase price determined by the Compensation Committee) an award of shares of unrestricted stock under the 2008 Plan, provided that a grant of unrestricted stock shall be subject to the 10% limit described above. Unrestricted stock awards may be granted or sold as described in the preceding sentence in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to the grantee.

Stock Units.  A stock unit is a bookkeeping entry that represents the equivalent of one share of Company common stock. The same terms and restrictions as may be set forth by the Compensation Committee with respect to shares of restricted stock apply to stock units. However, holders of stock units will have no rights as stockholders or any other rights (other than those of a general creditor of the Company). The Compensation Committee may provide that the holder of stock units will be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding common stock, a cash payment for each stock unit held equal to the per-share dividend paid on our common stock. The Compensation Committee may also provide in the award agreement that such cash payment will be deemed reinvested in additional stock units at a price per unit equal to the fair market value of a share of Company common stock on the date that such dividend is paid.

Dividend Equivalent Rights.  A dividend equivalent right is an award entitling the recipient to receive credits based on cash distributions that would have been paid on the shares of our common stock specified in the dividend equivalent right (or other award to which it relates) if such shares had been issued to and held by the recipient. The terms and conditions of dividend equivalent rights will be specified in the grant. Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently or may be deemed to be reinvested in additional shares of our common stock, which may thereafter accrue additional equivalents. Any such reinvestment will be at fair market value on the date of reinvestment. Dividend equivalent rights may be settled in cash or Company common stock or a combination thereof, in a single installment or installments, all determined by the Compensation Committee. A dividend equivalent right granted as a component of another award may provide that such dividend equivalent right will be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such dividend equivalent right will expire or be forfeited or annulled under the same conditions as such other award. A dividend equivalent right granted as a component of another award may also contain terms and conditions different from such other award.

Except as may otherwise be provided by the Compensation Committee either in the award agreement or in writing after the award agreement is issued, a recipient’s rights in all dividend equivalent rights will automatically terminate upon the recipient’s termination of service for any reason.

Performance Stock and Performance Units.  These awards are restricted stock and stock units that vest subject to achievement of performance goals set by the Compensation Committee, and may include annual incentive awards vesting over a one-year performance period. Subject to the terms of the 2008 Plan, the Compensation Committee may pay earned shares of performance stock or performance units in cash or in shares of our common stock (or in a combination of cash and shares of our common stock) equal to the value of the earned shares of performance stock or performance units at the close of the applicable performance period or as soon as practicable thereafter. The Compensation Committee may use such business criteria and other performance measures as it deems appropriate in establishing any performance conditions.

Awards of performance stock or performance units to individuals who are covered under Section 162(m) of the Internal Revenue Code, or who the Compensation Committee designates as likely to be covered in the future, will comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (as described below) to the extent that the Compensation Committee so designates. Such employees include the chief executive officer and the other three highest compensated executive officers (other than the chief financial officer) determined at the end of each year (the “covered employees”).

Recoupment

Any awards granted pursuant to the 2008 Plan are subject to mandatory repayment by the recipient to the Company to the extent the recipient is or in the future becomes subject to any Company “clawback” or recoupment policy that requires the repayment by the recipient to the Company of compensation paid by the Company to the recipient in the event that the recipient fails to comply with, or violates, the terms or requirements of such policy.

Effect of Certain Corporate Transactions

Certain change of control transactions involving us, such as a sale of the Company, may cause awards granted under the 2008 Plan to vest, unless the awards are continued or substituted for in connection with the change of control transaction.

Adjustments for Stock Dividends and Similar Events

The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2008 Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits publicly-held companies, such as the Company, to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees. However, performance-based compensation is excluded from this limitation. The 2008 Plan is designed to permit the Compensation Committee to grant stock options and SARs that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

To qualify as performance-based:

(i) the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

(ii) the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

(iii) the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made in a separate vote;

(iv) the performance goals must be established not later than the earlier of (a) 90 days after the beginning of any performance period applicable to the award and (b) the day on which 25% of any performance period applicable to the award has expired, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Internal Revenue Code; and

(v) the Compensation Committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

In the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirement (summarized in (v) above) is inapplicable, if the grant or award is made by the Compensation Committee; the 2008 Plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the Company’s common stock after the date of grant.

Under the 2008 Plan, the performance goals upon which the payment of a performance or annual incentive award to a covered employee that is intended to qualify as performance-based compensation is limited to the following performance measures:

(a) net earnings or net income;

(b) operating earnings;

(c) pretax earnings;

(d) earnings per share;

(e) share price, including growth measures and total stockholder return;

(f) earnings before interest and taxes;

(g) earnings before interest, taxes, depreciation and/or amortization;

(h) sales or revenue growth, whether in general, by type of product or service, or by type of customer;

(i) gross or operating margins;

(j) return measures, including return on assets, capital, investment, equity, sales or revenue;

(k) cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment;

(l) productivity ratios;

(m) expense targets;

(n) market share;

(o) financial ratios as provided in credit agreements of the Company and its subsidiaries;

(p) working capital targets;

(q) completion of acquisitions of businesses or companies;

(r) completion of divestitures and asset sales;

(s) revenues under management; and

(t) any combination of any of the foregoing business criteria.

Any performance measure(s) may be used to measure the performance of the Company, a subsidiary, and/or an affiliate as a whole or any business unit of the Company, subsidiary, and/or affiliate or any combination thereof, as the Compensation Committee may deem appropriate, or any of the above performance measures as compared to the performance of a group of comparator companies, or published or special index that the Compensation Committee, deems appropriate, or the Company may select performance measure (e) above as compared to various stock market indices. The Compensation Committee also has the authority to provide for accelerated vesting of any award based on the achievement of performance goals pursuant to the performance measures specified above.

Under the Internal Revenue Code, a director is an “outside director” of the Company if he or she is not a current employee of the Company; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the Company; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the Company in any capacity other than as a director.

The maximum number of shares of Company common stock subject to options or SARs that can be awarded under the 2008 Plan to any person is 1,000,000 per calendar year; provided, however, the maximum number of shares of Company common stock subject to options or SARs that can be granted under the 2008 Plan to any person in the year that the person is first employed by the Company, or any affiliate, is 1,500,000.

The maximum number of shares that can be granted under the 2008 Plan, other than pursuant to options or SARs is 500,000 per calendar year; provided, however, the maximum number of shares of Company common stock subject to awards other than options or SARs that can be granted under the 2008 Plan to any person in the year that the person is first employed by the Company, or any affiliate, is 750,000.

The maximum amount that may be paid as an annual incentive award or other cash-settled award in a calendar year to any person is $3,000,000 and the maximum amount that may be paid as cash-settled performance awards or other cash award in respect of a performance period by any person shall be $6,000,000; provided, however, the maximum amount that may be paid as an annual incentive award or other cash-settled award in a year to any person in the year that the person is first employed by the Company, or any affiliate, is $4,500,000 and the maximum amount that may be paid as cash-settled performance awards or other cash award in respect of a performance period by any person eligible for an award for a performance period commencing with or immediately following the year that the person is first employed by the Company, or any affiliate, is $9,000,000.

The preceding limitations are subject to adjustment for stock dividends and similar events as provided in the 2008 Plan.

Federal Income Tax Consequences

Non-Qualified Options

The grant of an option will not be a taxable event for the grantee or the Company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Company common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of Company common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time the grantee recognizes ordinary income.

A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of Company common stock will be the fair market value of the shares of Company common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

In the event a grantee transfers a non-qualified stock option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of Company common stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.

Incentive Stock Options

The grant of an option will not be a taxable event for the grantee or for the Company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of the Company common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of Company common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the Company common stock in an amount generally equal to the excess of the fair market value of the Company common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

SARs

There are no immediate tax consequences of receiving an award of SARs that is settled in Company common stock under the 2008 Plan. Upon exercising an SAR that is settled in Company common stock, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Company common stock on the date of exercise. The Company does not currently intend to grant cash-settled SARs. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock

A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the Company common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the Company common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the Company common stock is subject to restrictions will be subject to withholding taxes. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Unrestricted Stock

Participants who are awarded unrestricted Company common stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of Company common stock on the date of the award, reduced by the amount, if any, paid for such shares. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Units

There are no immediate tax consequences of receiving an award of stock units under the 2008 Plan. A grantee who is awarded stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Dividend Equivalent Rights

Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance and Annual Incentive Awards

The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Section 280(G)

To the extent payments which are contingent on a change in control are determined to exceed certain Internal Revenue Code limitations, they may be subject to a 20% nondeductible excise tax and the Company’s deduction with respect to the associated compensation expense may be disallowed in whole or in part.

Section 409A

The Company intends for awards granted under the 2008 Plan to comply with Section 409A of the Internal Revenue Code. To the extent a grantee would be subject to the additional 20% excise tax imposed on certain nonqualified deferred compensation plans as a result of a provision of an award under the 2008 Plan, the provision will be deemed amended to the minimum extent necessary to avoid application of the 20% excise tax.

Equity Compensation Plan Information

The following table sets forth the following information as of December 31, 2007 for all equity compensation plans previously approved by our stockholders and all equity compensation plans not previously approved by our stockholders:

•	The number of securities to be issued upon the exercise of outstanding options, warrants and rights;

•	The weighted-average exercise price of such outstanding options, warrants and rights; and

•	Other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plans.

	Number of			Number of Securities
	Securities to be		Weighted	Remaining Available
	Issued Upon		Average Exercise	for Future Issuance
	Exercise of		Price of	Under Equity
	Outstanding		Outstanding	Compensation Plans
	Options,		Options,	(Excluding
	Warrants		Warrants and	Securities Reflected
Plan Category	and Rights		Rights	in Column(A))
	(A)		(B)	(C)

Equity compensation plans approved by stockholders(1)	3,372,763	(2)	$14.86	2,133,243	(3)
Equity compensation plans not approved by stockholders(4)	219,027		$11.40	93,942

Total	3,591,790		$14.64	2,227,185

(1)	Consists of the Sunrise Senior Living, Inc. 1995 Stock Option Plan, as amended, 1997 Stock Option Plan, as amended, 1998 Stock Option Plan, as amended, 1999 Stock Option Plan, as amended, 2000 Stock Option Plan, as amended, 2001 Stock Option Plan, as amended, 2002 Stock Option and Restricted Stock Plan, as amended, 2003 Stock Option and Restricted Stock Plan, as amended, Employee Stock Purchase Plan, as amended, and options to purchase up to 100,000 shares of Sunrise common stock under the 1996 Directors’ Option Plan, as amended.

(2)	Includes 37,953 restricted stock units. The weighted-average exercise price in column (B) does not take these restricted stock units into account.

(3)	Includes 1,303,044 shares available for issuance under the Sunrise Employee Stock Purchase Plan, as amended and 830,199 available for issuance under the stock option plans.

(4)	Consists of Sunrise’s 1996 Non-Incentive Stock Option Plan, as amended, and options to purchase 50,000 shares of Sunrise common stock under a 1997 amendment to the 1996 Directors’ Option Plan, which amendment was not approved by Sunrise’s stockholders. We refer below to Sunrise’s 1996 Non-Incentive Stock Option Plan, as amended, as the 1996 Non-Incentive Plan, and Sunrise’s 1996 Directors’ Stock Option Plan, as amended, as the 1996 Director Plan.

1996 Non-Incentive Plan

The 1996 Non-Incentive Plan was approved by the Board of Directors on December 13, 1996 and amended by the Board of Directors on March 16, 1997. The 1996 Non-Incentive Plan was not approved by our stockholders.

The 1996 Non-Incentive Plan authorizes the grant of options to purchase shares of Sunrise common stock to any employee of Sunrise or any subsidiary of Sunrise as the board of directors shall determine and designate, as well as any consultant or advisor providing bona fide services to Sunrise or any subsidiary of Sunrise, subject to certain limited exceptions. A total of 3,200,000 shares of Sunrise common stock may be issued pursuant to options granted under the 1996 Non-Incentive Plan. Shares issued under the 1996 Non-Incentive Plan become available for future grants if any option expires, terminates, or is terminated or canceled for any reason prior to exercise.

Options granted under the 1996 Non-Incentive Plan give the option holder the right to purchase shares of Sunrise common stock at a price fixed in the stock option agreement applicable to the option grant. The option exercise price may not be less than the greater of par value or the fair market value of a share of Sunrise common stock on the date of grant. Each option vests and becomes exercisable over a period commencing on or after the date of grant, as determined by the Compensation Committee of the Board of Directors. In the event of any changes in the Sunrise common stock by reason of any recapitalization, reclassification, stock split-up, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by Sunrise, the number and kind of shares for the acquisition of which options may be granted under the 1996 Non-Incentive Plan shall be adjusted proportionately and accordingly so that the proportionate interest of the holder of the option immediately following such event shall, to the extent practicable, be the same as immediately before such event.

The Board may amend, suspend or terminate the 1996 Non-Incentive Plan as to any shares of Sunrise common stock as to which options have not been granted. No amendment, suspension or termination, however, may alter or impair rights or other obligations under any option previously granted under the 1996 Non-Incentive Plan without the consent of the holder.

1996 Director Plan

The Board of Directors adopted on August 25, 1996, and the stockholders approved on April 28, 1997, the 1996 Director Plan. At the time of the Board’s adoption and the stockholders’ approval of the 1996 Director Plan, 100,000 shares of Sunrise common stock were reserved for issuance under the plan. On November 4, 1997, the Board of Directors amended the 1996 Director Plan to increase the number of shares available for issuance under the plan from 100,000 to 150,000 shares of Sunrise common stock. This amendment was not approved by our stockholders because stockholder approval was not required under NASDAQ National Market listing requirements that were then applicable to Sunrise. In March 2000, the Board of Directors terminated the 1996 Director Plan. However, the plan termination did not affect option grants that were then outstanding under the plan.

Under the 1996 Director Plan, upon becoming a director, a non-executive director of Sunrise would receive an initial grant of options to purchase 20,000 shares of Sunrise common stock. Following each annual meeting of stockholders where the director was re-elected, the director would receive an additional grant of 10,000 options. Options granted under the 1996 Director Plan give the option holder the right to purchase shares of Sunrise common stock at a price fixed in the stock option agreement executed by the option holder and Sunrise at the time of grant. The option exercise price may not be less than the fair market value of a share of Sunrise common stock on the date the option is granted. The period for exercising an option begins on the date of grant and generally ends ten years from the date the option is granted. In the event of any changes in the Sunrise common stock by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or other exchanges of shares and the like, appropriate adjustments will be made by the Board of Directors to the number of shares subject to outstanding options and the exercise price per share of outstanding options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Sunrise directors, executive officers and beneficial owners of more than 10% of Sunrise’s outstanding equity securities to file with the SEC initial reports of ownership of Sunrise’s equity securities and to file subsequent reports when there are changes in such ownership. Company directors, executive officers and shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to Sunrise, the Company believes that all Section 16(a) filing requirements for the fiscal year ended December 31, 2007 applicable to such persons were complied with on a timely basis, except that Mr. Aprahamian filed a Form 4 late covering two transactions.

STOCK OWNED BY MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of common stock of Sunrise as of September 19, 2008 by (i) each director, (ii) each named executive officer of Sunrise and (iii) all current executive officers and directors of Sunrise as a group.

	Amount and
	Nature of	Percent of
	Beneficial	Common Stock
Name and Position(s) with Sunrise	Ownership(1)	Outstanding

Paul J. Klaassen(2)	5,943,852	11.5%
Chief Executive Officer and Director
Teresa M. Klaassen(2)	5,943,852	11.5%
Chief Cultural Officer and Director
Thomas B. Newell(3)	362,272	*
President
Tiffany L. Tomasso(4)	294,467	*
Chief Operating Officer
Richard J. Nadeau(5)	142,967	*
Chief Financial Officer
Julie A. Pangelinan(6)	0	*
Chief Accounting Officer
Bradley B. Rush(7)	0	*
Chief Financial Officer
Michael B. Lanahan(8)	37,926	*
Chairman of Greystone
John F. Gaul(9)	145,197	*
General Counsel
Lynn Krominga(10)	0	*
Chair of the Board
Glyn F. Aeppel(11)	0	*
Director
Ronald V. Aprahamian(12)	180,000	*
Director
Thomas J. Donohue(13)	189,510	*
Director
David I. Fuente(14)	0	*
Director
Stephen D. Harlan(15)	0	*
Director
J. Douglas Holladay(16)	76,000	*
Director
William G. Little(17)	62,000	*
Director
Mark S. Ordan(18)	164,383	*
Director and Chief Investment and Administrative Officer
All current executive officers and directors as a group (15 persons)(19)	7,236,202	13.8%

*	Less than one percent.

(1)	Under Rule 13d-3 under the Securities Exchange Act of 1934, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.

(2)	Represents 5,071,494 shares held jointly by the Klaassens, as tenants by the entirety, 51,212 shares held directly by Mr. Klaassen, 700,000 shares issuable upon exercise of stock options held by Mr. Klaassen that are exercisable within 60 days of September 19, 2008 and 121,146 shares held by The Klaassen Family Private Foundation. Of the 5,071,494 shares held jointly by the Klaassens, 1,500,000 shares are pledged to the counterparty of a prepaid variable forward contract relating to the forward sale of up to 1,500,000 shares of common stock in five tranches. See “Principal Holders of Voting Securities.” On July 15, 2008, Mr. Klaassen resigned as our Chief Executive Officer effective at the 2008 annual meeting. At that time, he will become our non-executive Chair of the Board.

(3)	Represents 362,272 shares held directly. The date of Mr. Newell’s separation as the Company’s President was December 19, 2007.

(4)	Represents 12,259 shares held directly, 102,642 shares of restricted stock, 175,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 19, 2008 and 4,566 restricted stock units that are exercisable within 60 days of September 19, 2008.

(5)	Represents 88,573 shares of restricted stock and 54,394 shares issuable upon the exercise of stock options that are exerciseable within 60 days of September 19, 2008. Mr. Nadeau became the Company’s Chief Financial Officer on September 6, 2007.

(6)	Ms. Pangelinan served as the Company’s Acting Chief Financial Officer from April 23, 2007 through September 5, 2007. She continues to serve as the Company’s Chief Accounting Officer, a position she has held since April 2006.

(7)	Mr. Rush’s employment terminated on May 2, 2007.

(8)	Represents 37,000 shares of restricted stock and 926 shares of common stock held directly.

(9)	Represents 35,058 shares of restricted stock, 139 shares of common stock held directly and 110,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 19, 2008.

(10)	Ms. Krominga became a director of Sunrise on September 5, 2007 and became Chair of the Board on March 16, 2008. She will become Lead Director effective at the 2008 annual meeting.

(11)	Ms. Aeppel became a director of Sunrise on August 18, 2008.

(12)	Represents 178,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 19, 2008 and 2,000 shares which Mr. Aprahamian has the power to vote and the power to dispose of as trustee.

(13)	Represents 148,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 19, 2008 and 41,510 shares of common stock held directly.

(14)	Mr. Fuente became of director of Sunrise on August 18, 2008.

(15)	Mr. Harlan became a director of Sunrise on June 20, 2007.

(16)	Represents 76,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 19, 2008.

(17)	Represents 22,000 shares held directly and 40,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 19, 2008.

(18)	Represents 164,383 shares of restricted stock. Mr. Ordan will become our Chief Executive Officer at 2008 annual meeting.

(19)	Includes 1,501,394 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 19, 2008 and 4,566 restricted stock units that are exercisable within 60 days of September 19, 2008.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth information as of September 19, 2008 with respect to the ownership of shares of Sunrise common stock by each person believed by management to be the beneficial owner of more than 5% of Sunrise’s outstanding common stock. The information is based on the most recent Schedule 13G filed with the SEC on behalf of such persons or other information made available to Sunrise. Except as otherwise indicated, the reporting persons have stated that they possess sole voting and sole dispositive power over the entire number of shares reported.

	Amount and	Percent of
	Nature of	Common
	Beneficial	Stock
Name and Address of Beneficial Owner	Ownership	Outstanding

Paul J. and Teresa M. Klaasen(1)	5,943,852	11.5%
7902 Westpark Drive McLean, VA 22102
Earnest Partners, LLC(2)	3,504,501	6.9%
Fourteenth Street, Suite 2300 Atlanta, GA 30309
T. Rowe Price Associates, Inc. and T. Rowe Price Small- Cap Stock Fund, Inc.(3)	4,397,600	8.6%
100 E. Pratt Street Baltimore, MD 21202
Scoggin Capital Management, L.P. II(4)	2,825,000	5.5%
Scoggin, LLC Craig Effron Curtis Schenker
660 Madison Avenue New York, NY 10021
Scoggin International Fund, Ltd.
c/o Swiss Financial Services (Bahamas) Ltd. One Montague Place, 4th Floor East Bay Street P.O. Box EE-17758 Nassau, Bahamas
Scoggin Worldwide Fund, Ltd.
c/o Q&H Corporate Services, Ltd. 3rd Floor, Harbor Centre P.O. Box 1348 George Town, Grand Cayman, Cayman Islands
Wesley Capital Management, LLC(5)	2,824,076	5.5%
Arthur Wrubel John Khoury 717 5th Avenue, 14th Floor New York, NY 10022
High Rise Partners II, L.P.(6)	2,777,944	5.5%
High Rise Institutional Partners, L.P.
Cedar Bridge Realty Fund, L.P.
Cedar Bridge Institutional Fund, L.P.
High Rise Capital Advisors, L.L.C.
Bridge Realty Advisors, L.L.C.
David O’Conner
Charles Fitzgerald
535 Madison Avenue, 27th Floor New York, NY 10022
Weiss Multi-Strategy Advisers LLC(7)	2,600,000	5.1%
George A. Weiss
Frederick E. Doucette III
One State Street, 20th Floor Hartford, CT 06103

(1)	Based on the Schedule 13G/A dated February 13, 2008 of the reporting persons, the reporting persons have shared voting power over the entire number of such shares and shared dispositive power with respect to 4,443,852 of such shares.

(2)	The Schedule 13G/A dated January 30, 2008 of Earnest Partners, LLC states that it has sole power to vote 1,088,067 shares of Sunrise common stock, shared voting power with respect to 1,051,234 shares of Sunrise common stock and sole dispositive power with respect to 3,504,501 shares of Sunrise common stock.

(3)	The Schedule 13G/A dated February 14, 2008 of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc. states that (a) T. Rowe Price Associates, Inc. has sole voting power with respect to 439,900 shares of Sunrise common stock and sole dispositive power with respect to 4,397,600 shares of Sunrise common stock and (b) T. Rowe Price Small-Cap Stock Fund, Inc. has sole voting power with respect to 2,693,600 shares of Sunrise common stock. T. Rowe Price Associates, Inc. states in its Schedule 13G/A that the filing of the Schedule 13G/A shall not be construed as an admission that it is the beneficial owner of the securities referred to, which beneficial ownership is expressly denied by T. Rowe Price Associates, Inc.

(4)	The Schedule 13G/A dated February 12, 2008 states that the reporting persons have sole or shared voting or dispositive power with respect to the shares as follows:

	Sole Voting	Shared Voting	Sole	Shared Dispositive
Reporting Person	Power	Power	Dispositive Power	Power

Scoggin Capital Management, L.P. II	1,000,000	—	1,000,000	—
Scoggin, LLC	1,495,000	330,000	1,495,000	330,000
Craig Effron	—	2,825,000	—	2,825,000
Curtis Schenker	—	2,825,000	—	2,825,000
Scoggin International Fund, Ltd.	1,300,000	—	1,300,000	—
Scoggin Worldwide Fund, Ltd.	195,000	—	195,000	—

(5)	The Schedule 13G/A dated February 13, 2008 of Wesley Capital Management, LLC, Mr. Arthur Wrubel and Mr. John Khoury states that they each have shared power to vote and to dispose of 2,824,076 shares of Sunrise common stock.

(6)	The Schedule 13G dated April 3, 2008 states that the reporting persons have sole or shared voting or dispositive power with respect to the shares as follows:

	Sole Voting	Shared Voting	Sole	Shared Dispositive
Reporting Person	Power	Power	Dispositive Power	Power

High Rise Partners II, L.P.	—	1,501,354	—	1,501,354
High Rise Institutional Partners, L.P.	—	964,400	—	964,400
Cedar Bridge Realty Fund, L.P.	—	167,590	—	167,590
Cedar Bridge Institutional Fund, L.P.	—	144,600	—	144,600
High Rise Capital Advisors, L.L.C.	—	2,777,944	—	2,777,944
Bridge Realty Advisors, LLC	—	312,190	—	312,190
David O’Conner	—	2,777,944	—	2,777,944
Charles Fitzgerald	—	2,777,944	—	2,777,944

(7)	The Schedule 13G dated April 17, 2008 states that the reporting persons have sole or shared voting or dispositive power with respect to the shares as follows:

	Sole Voting	Shared Voting	Sole	Shared Dispositive
Reporting Person	Power	Power*	Dispositive Power	Power*

Weiss Multi-Strategy Advisers LLC	—	1,809,622	—	2,600,000
George A. Weiss	—	1,809,622	—	2,600,000
Frederick E. Doucette III	—	1,809,622	—	2,600,000

*	The reporting persons disclaim beneficial ownership of the shares except to the extent of their pecuniary interest.

PROPOSALS OF STOCKHOLDERS FOR 2009 ANNUAL MEETING

The Company expects that its 2009 annual meeting of stockholders will be held in May 2009 consistent with prior annual meetings but more than 30 days from the date of the 2008 annual meeting of stockholders. Stockholders who intend to submit a proposal at the 2009 annual meeting of stockholders and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed in Rule l4a-8 under the Securities Exchange Act of 1934, as amended.

To be eligible for inclusion in the proxy materials, stockholder proposals must be received by the Corporate Secretary at the Company’s principal executive offices no later than December 31, 2008, which the Company believes is a reasonable time before it will begin to print and send its proxy materials. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2009 annual meeting any stockholder proposal which may be omitted from our proxy materials under applicable regulations of the SEC in effect at the time such proposal is received.

Under our Bylaws, any stockholder who intends to present a proposal for action at the 2009 annual meeting also must file a copy of the proposal with our Corporate Secretary at least 60 days prior to the meeting. However, in the event that less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the 15th day following the day on which such notice of the date or public disclosure is made.

APPENDIX A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SUNRISE SENIOR LIVING, INC.

Sunrise Senior Living, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is Sunrise Senior Living, Inc., and the name under which the Corporation was originally incorporated was Sunrise Assisted Living Holdings, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 14, 1994.

SECOND: This Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Restated Certificate of Incorporation of the Corporation, as amended, and has been duly adopted and approved in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), the Restated Certificate of Incorporation of the Corporation, as amended, and the Amended and Restated Bylaws of the Corporation.

THIRD: The Restated Certificate of Incorporation of the Corporation, as amended, hereby is amended and restated in its entirety so as to read as set forth in Exhibit 1 hereto.

FOURTH: This Amended and Restated Certificate of Incorporation of the Corporation shall become effective upon filing with the Secretary of State in accordance with Section 103 of the Delaware General Corporation Law, shall thenceforth supersede the Restated Certificate of Incorporation of the Corporation, as amended, and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the certificate of incorporation of the Corporation.

IN WITNESS WHEREOF, Sunrise Senior Living, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, as of the       day of           , 2008.

SUNRISE SENIOR LIVING, INC.

By:

EXHIBIT 1

ARTICLE 1. NAME

The name of this corporation is Sunrise Senior Living, Inc. (the “Corporation”).

ARTICLE 2. REGISTERED OFFICE AND AGENT

The registered office of the Corporation shall be located at The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware. The registered agent of the Corporation at such address shall be The Corporation Trust Company.

ARTICLE 3. PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE 4. CAPITAL STOCK

4.1.  Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 130,000,000 of which 120,000,000 shall be Common Stock, having a par value of $.01 per share (“Common Stock”), and 10,000,000 shall be Preferred Stock, having a par value of $.01 per share (“Preferred Stock”). Attached as Exhibit A is the Certificate of Designation, Preferences and Rights of Series D Junior Participating Preferred Stock.

4.2.  Common Stock

4.1.1.  Relative Rights

The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate(s) of designations filed to establish the respective series of Preferred Stock. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

4.2.2.  Dividends

Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.

4.2.3.  Dissolution, Liquidation, or Winding Up

In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

4.2.4.  Voting Rights

Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

4.3.  Preferred Stock

The Board of Directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Certificate of Incorporation, to provide, by resolution or resolutions from time to time and by filing a certificate(s) pursuant to the Delaware General Corporation Law, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and to fix the qualifications, limitations or restrictions thereof.

ARTICLE 5. INCORPORATOR

The name and mailing address of the incorporator (the “Incorporator”) are Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805. The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation.

ARTICLE 6. BOARD OF DIRECTORS

6.1.
  ~~Article 6.1.~~ Number; Election; and Classification

(a)
 The number of directors of the Corporation shall be not less than two nor more than eleven directors, the exact number of directors to be fixed from time to time by or in the manner provided in the bylaws of the Corporation. ~~The~~

(b) Until the 2010 annual meeting of stockholders, the
 directors of the Corporation shall be divided into three classes, each consisting of approximately one-third of the total number of directors. ~~The term of office of each class shall be three years and shall expire in successive years at the time of the annual meeting of stockholders. Upon the filing in the Office of~~
At the 2008 annual meeting of stockholders, the terms of the then-serving Class II directors shall expire and Class II directors shall be elected for one-year terms expiring at the 2009 annual meeting of stockholders; at the 2009 annual meeting of stockholders, the terms of the then-serving Class II and III directors shall expire, and both the Class II directors and Class III directors shall be elected for one-year terms expiring at the 2010 annual meeting of stockholders; and at the 2010 annual meeting of stockholders, the terms of the then-serving Class I, II and III directors shall expire, and at such annual meeting and at each annual meeting thereafter, all directors shall be elected for one-year terms expiring at the next annual meeting. From and after the 2010 annual meeting of stockholders, the directors shall no longer be divided into classes. Each Class II director elected at the 2008 annual meeting of stockholders shall serve a one-year term as provided in this Article 6.1 notwithstanding that this Amended and Restated Certificate of Incorporation effecting these amendments to declassify the Board of Directors as provided herein may be filed with the Secretary of State of ~~Delaware of the Certificate of Amendment of~~
the State of Delaware after the 2008 annual meeting of stockholders at which such Class II director was elected and this Amended and Restated
 Certificate of Incorporation ~~of the Corporation, whereby this Article 6.1 is amended to read as set forth herein, the classes of directors are as follows,~~
was adopted by the stockholders.

~~Class I (terms of office expiring at the 1998 annual meeting of Paul J. Klaassen and Richard Doppelt;~~

~~Class II (terms of office expiring at the 1999 annual meeting     Teresa M. Klaassen, Ronald V. Aprahamian and Darcy Moore;~~

~~Class III (terms of office expiring at the 1997 annual meeting     David W. Faeder, Thomas Donohue and Scott Meadow.~~

~~At each annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors~~
(c) Each director shall hold office until his or her successor shall be elected and qualified
or until his or her earlier death or resignation
. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.

6.2.  Vacancies

Any vacancy occurring in the Board of Directors, including any vacancy created by an increase in the number of directors, shall be filled for the unexpired term by the vote of a majority of the directors then in office, whether or not a quorum, or by ~~a~~
the
 sole remaining director, and any director so chosen shall hold office for ~~the remainder of the full term of the class in which the new directorship was created or the vacancy occurred~~
a term expiring at the next annual meeting of stockholders
 and until such director’s successor shall have been elected and qualified. ~~No~~

6.3.  Removal

Any
 director may be removed ~~except for~~
, with or without
 cause ~~and then only~~
,
 by an affirmative vote of the holders of at least a majority of the outstanding shares of stock of the Corporation entitled to vote ~~thereon~~
at an election of directors,
 at a duly constituted meeting of stockholders called for such purpose
; provided, however, that no special meeting may be called at the request of stockholders of the Corporation for the purpose of removing any director without cause. Notwithstanding anything contained in this Article 6.3 to the contrary, prior to the 2010 annual meeting of stockholders, no director serving a multi-year term pursuant to Article 6.1(b) hereof may in any event be removed during any part of his or her multi-year term except for cause.
 At least 30 days prior to ~~such~~
any
 meeting of stockholders
at which the removal of any director is to be considered
, written notice shall be sent to the director or directors whose removal shall be considered at such meeting.

~~6.1.~~
6.4.
Management of Business and Affairs of the Corporation

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

~~6.2.~~
6.5.
Limitation of Liability

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article ~~6.3~~
6.5
 shall be prospective only and shall not adversely affect any right or protection of, or any limitation on the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

ARTICLE 7. COMPROMISE OR ARRANGEMENT

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders of any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE 8. AMENDMENT OF BYLAWS

The Board of Directors or the stockholders may from time to time adopt, amend or repeal the by-laws of the Corporation. Such action by the Board of Directors shall require the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the Board of Directors called for such purpose. Such action by the stockholders shall require the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock of the Corporation entitled to vote thereon at a duly constituted meeting of stockholders called for such purpose.

ARTICLE 9. RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 9.

ARTICLE 10. STOCKHOLDER MATTERS

10.1.  Consent in Lieu of Meeting

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders, unless such consent is unanimous.

10.2.  Call of Special Meetings

Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by this Amended and Restated Certificate of Incorporation of the Corporation (including, without limitation, the restrictions set forth in Article 6.3 hereof)
, may be called by the Board of Directors, the Chairman of the Board or the President of the Corporation, and shall be called by the President or the Secretary of the Corporation at the request in writing of stockholders possessing at least 25 percent of the voting power of the issued and outstanding voting stock of the Corporation entitled to vote generally for the election of directors. Such request shall include a statement of the purpose or purposes of the proposed meeting.

ARTICLE 11. OTHER CONSTITUENCIES

The Board of Directors of the Corporation, when evaluating any offer, bid, proposal, or similar communication of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with or into another corporation or corporations, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, the social, economic and regulatory effects on the Corporation, on employees, providers and payors of the Corporation and its subsidiaries, on residents and families served by the Corporation and its subsidiaries, on operations of the Corporation’s subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located.

ARTICLE 12. AMENDMENT OF CERTIFICATE OF INCORPORATION

Except as set forth in this Article 12 or as otherwise specifically required by law, no amendment of any provision of this Certificate of Incorporation shall be made unless such amendment has been first proposed by the Board of Directors of the Corporation upon the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the Board of Directors called for such purpose and thereafter approved by stockholders of the Corporation by the affirmative vote of the holders of at least a majority of the outstanding shares of stock of the Corporation entitled to vote thereon; provided, however, if such amendment is to the provisions set forth in this clause of Article 12 or in Articles 4.1 (insofar as relating to the authorized number of shares of Preferred Stock), 4.3, 6, 8, 10 or 11 hereof, such amendment must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock of the Corporation entitled to vote thereon rather than a majority of such shares.

EXHIBIT A

CERTIFICATE OF DESIGNATION, PREFERENCES AND
RIGHTS OF
SERIES D JUNIOR PARTICIPATING PREFERRED STOCK
OF
SUNRISE SENIOR LIVING, INC.

Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

I, Paul J. Klaassen, Chairman of the Board of Directors and Chief Executive Officer of Sunrise Senior Living, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the ‘‘Corporation”), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Restated Certificate of Incorporation, as amended, of the Corporation (the “Certificate of Incorporation”), the Board on April 17, 2006 adopted the following resolution creating a series of 90,000 shares of Preferred Stock designated as Series D Junior Participating Preferred Stock:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting rights or powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1.  Designation and Amount.  The shares of such series, par value $0.01 per share, shall be designated as “Series D Junior Participating Preferred Stock” and the number of shares constituting such series shall be 90,000. Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series D Junior Participating Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series D Junior Participating Preferred Stock.

Section 2.  Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series D Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series D Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash or in kind as provided herein on the 1st day of February, May, August and November, in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after first issuance of a share or fraction of a share of Series D Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of voting common stock, par value $0.01 per share, of the Corporation (the “Common Stock”), or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date since the first issuance of any share or fraction of a share of Series D Junior Participating Preferred Stock. If any Quarterly Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Quarterly Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Quarterly Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Quarterly Dividend Payment Date to such next succeeding Business Day. In the event at any time after April 17, 2006 (the “Rights Declaration Date”), the Corporation shall (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series D Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Board shall declare a dividend or distribution on the Series D Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series D Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series D Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series D Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date set for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series D Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which event such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series D Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series D Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

Section 3.  Certain Restrictions.

(A) Whenever dividends or distributions payable on the Series D Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until such dividends and distributions, whether or not declared, on shares of Series D Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, or make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Junior Participating Preferred Stock; or

(ii) declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Junior Participating Preferred Stock, except dividends paid ratably on the Series D Junior Participating Preferred Stock and all such parity stock on which dividends are payable in proportion to the total amounts to which the holders of all such shares are then entitled; or

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series D Junior Participating Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series D Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series D Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could purchase or otherwise acquire such shares at such time and in such manner under paragraph (A) of this Section 3.

Section 4.  Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series D Junior Participating Preferred Stock shall have received $170,000 per share, plus any unpaid dividends and distributions payable thereon, whether or not declared, to the date of such payment (the “Series D Liquidation Preference”). Following the payment of the full amount of the Series D Liquidation Preference, no additional distributions shall be made to the holders of Series D Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series D Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii) immediately above being referred to as the “Adjustment Number”). Following the payment of the full amount of the Series D Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series D Junior Participating Preferred Stock and Common Stock, respectively, holders of Series D Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B) In the event that there are not sufficient assets available to permit payment in full of the Series D Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series D Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 5.  No Redemption.  The Series D Junior Participating Preferred Stock shall not be redeemable.

Section 6.  Consolidation, Merger, etc.   In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series D Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series D Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7.  Voting Rights.  The holders of shares of Series D Junior Participating Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series D Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series D Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided by law, the holders of shares of Series D Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) Except as required by law and as set forth herein, holders of Series D Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 8.  Ranking.  Notwithstanding anything contained herein to the contrary, the Series D Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to voting rights, the payment of dividends and the distribution of assets in liquidation, unless the terms of any such series shall provide otherwise.

Section 9.  Reacquired Shares.  Any shares of Series D Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein.

Section 10.  Amendment.  At any time when any shares of Series D Junior Participating Preferred Stock are outstanding, the Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series D Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series D Junior Participating Preferred Stock, voting separately as a class.

Section 11.  Fractional Shares.  Series D Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holders, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series D Junior Participating Preferred Stock.

*****

APPENDIX B

SUNRISE SENIOR LIVING, INC.
2008 OMNIBUS INCENTIVE PLAN

-i-

-ii-

-iii-

SUNRISE SENIOR LIVING, INC.

2008 OMNIBUS INCENTIVE PLAN

Sunrise Senior Living, Inc., a Delaware corporation (the “Company”), sets forth herein the terms of its 2008 Omnibus Incentive Plan (the “Plan”), as follows:

1.	PURPOSE

The Plan is intended to enhance the Company’s and its Affiliates’ (as defined herein) ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such persons to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, stock units (including deferred stock units), unrestricted stock, dividend equivalent rights, and cash bonus awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms hereof. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein, except that stock options granted to outside directors and any consultants or advisers providing services to the Company or an Affiliate shall in all cases be non-qualified stock options.

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1 “Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary. For purposes of granting stock options or stock appreciation rights, an entity may not be considered an Affiliate unless the Company holds a “controlling interest” in such entity, where the term “controlling interest” has the same meaning as provided in Treasury Regulation 1.414(c)-2(b)(2)(i), provided that the language “at least 50 percent” is used instead of “at least 80 percent” and, provided further, that where granting of stock options or stock appreciation rights is based upon a legitimate business criteria, the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation 1.414(c)-2(b)(2)(i).

2.2 “Annual Incentive Award” means an Award made subject to attainment of performance goals (as described in Section 14) generally over a one-year performance period (the Company’s fiscal year, unless otherwise specified by the Committee).

2.3 “Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, Unrestricted Stock, Stock Unit, Dividend Equivalent Right, Performance Share or Performance Unit under the Plan.

2.4 “Award Agreement” means the agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.

2.5 “Benefit Arrangement” shall have the meaning set forth in Section 15 hereof.

2.6 “Board” means the Board of Directors of the Company.

2.7 “Change in Control” means:

(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company; (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; and (iii) any acquisition by any entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 2.7; or

(2) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company and consummation of such transaction.

2.8 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.9 “Committee” means a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.2.

2.10 “Company” means Sunrise Senior Living, Inc.

2.11 “Covered Employee” means a Grantee who is a covered employee within the meaning of Section 162(m)(3) of the Code.

2.12 “Disability” means the Grantee is unable to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee’s Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.13 “Dividend Equivalent Right” means a right, granted to a Grantee under Section 13 hereof, to receive cash or Stock equal in value to dividends paid with respect to a specified number of shares of Stock.

2.14 “Effective Date” means September 17, 2008, the date the Plan was approved by the Board.

2.15 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.16 “Fair Market Value” means the value of a share of Stock, determined as follows: if on the grant date the Stock is listed on an established national or regional stock exchange, or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the Stock on such exchange or in such market (if there is more than one such exchange or market the Board shall determine the appropriate exchange or market) on (i) the date of grant (if the grant is made before trading commences on the exchange or securities market or while such exchange or securities market is open for trading) or (ii) the next trading day after the date of grant (if the grant is made after the exchange or securities market closes on a trading day or if the grant is made on a day that is not a trading day on such exchange or securities market). If there is no such reported closing price on the applicable date as specified in the immediately preceding sentence, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on the applicable date as specified in the immediately preceding sentence. If on the grant date the Stock is not listed on such an exchange or traded on such a market, Fair Market Value shall be the value of the Stock as determined by the Board by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.

2.17 “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the Grantee) control the management of assets, and any other entity in which one or more of these persons (or the Grantee) own more than fifty percent of the voting interests.

2.18 “Grantee” means a person who receives or holds an Award under the Plan.

2.19 “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.20 “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.21 “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

2.22 “Option Price” means the exercise price for each share of Stock subject to an Option.

2.23 “Other Agreement” shall have the meaning set forth in Section 15 hereof.

2.24 “Outside Director” means a member of the Board who is not an officer or employee of the Company.

2.25 “Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 14) over a performance period of up to ten (10) years.

2.26 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.27 “Performance Measures” means measures as described in Section 14 on which the performance goals are based and which are approved by the Company’s stockholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.28 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.29 “Performance Share” means an Award under Section 14 herein and subject to the terms of this Plan, denominated in Stock, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.30 “Performance Unit” means an Award under Section 14 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.31 “Plan” means this Sunrise Senior Living, Inc. 2008 Omnibus Incentive Plan.

2.32 “Prior Plan(s)” means the Sunrise Senior Living, Inc. 1995 Stock Option Plan, as amended; Sunrise Senior Living, Inc. 1996 Non-Incentive Stock Option Plan, as amended; Sunrise Senior Living, Inc. 1997 Stock Option Plan, as amended; Sunrise Senior Living, Inc. 1998 Stock Option Plan, as amended; Sunrise Senior Living, Inc. 1999 Stock Option Plan, as amended; Sunrise Senior Living, Inc. 2000 Stock Option Plan, as amended; Sunrise Senior Living, Inc. 2001 Stock Option Plan, as amended; Sunrise Senior Living, Inc. 2002 Stock Option and Restricted Stock Plan, as amended; and Sunrise Senior Living, Inc. 2003 Stock Option and Restricted Stock Plan, as amended.

2.33 “Purchase Price” means the purchase price for each share of Stock pursuant to a grant of Restricted Stock or Unrestricted Stock.

2.34 “Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act.

2.35 “Restricted Stock” means shares of Stock, awarded to a Grantee pursuant to Section 10 hereof.

2.36 “SAR Exercise Price” means the per share exercise price of a SAR granted to a Grantee under Section 9 hereof.

2.37 “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

2.38 “Service” means service as a Service Provider to the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive.

2.39 “Service Provider” means an employee, officer or director of the Company or an Affiliate, or a consultant or adviser (who is a natural person) currently providing services to the Company or an Affiliate.

2.40 “Stock” means the common stock, par value $0.01 per share, of the Company.

2.41 “Stock Appreciation Right” or “SAR” means a right granted to a Grantee under Section 9 hereof.

2.42 “Stock Unit” means a bookkeeping entry representing the equivalent of one share of Stock awarded to a Grantee pursuant to Section 10 hereof.

2.43 “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

2.44 “Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

2.45 “Ten Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

2.46 “Unrestricted Stock” shall have the meaning set forth in Section 11 hereof.

3.	ADMINISTRATION OF THE PLAN

3.1.	Committee.

The Committee shall administer the Plan. The Committee shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and by-laws and applicable law. Except as the Board may otherwise determine, the Committee appointed by the Board to administer the Plan shall consist of two or more Outside Directors of the Company who: (a) qualify as “outside directors” within the meaning of Section 162(m) of the Code and who (b) meet such other requirements as may be established from time to time by the Securities and Exchange Commission for plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act and who (c) comply with the independence requirements of the stock exchange on which the Common Stock is listed. The Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Committee deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Committee present at a meeting or by unanimous consent of the Committee executed in writing in accordance with the Company’s certificate of incorporation and by-laws and applicable law. The interpretation and construction by the Committee of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive.

Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive.

3.2.	Board.

The Board shall have the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 above and other applicable provisions, consistent with the certificate of incorporation and by-laws of the Company and applicable law. In the event that the Plan, any Award or any Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Committee, such action may be taken or such determination may be made by the Board.

The Board may also appoint one or more separate Committees of the Board, each composed of one or more directors of the Company who need not be Outside Directors, who may administer the Plan with respect to employees or other Service Providers who are not executive officers (as defined under Rule 3b-7 of the Exchange Act) or directors of the Company, may grant, cancel or suspend Awards under the Plan to such employees or other Service Providers, and may determine all terms of such Awards subject to the requirements of Section 162(m) of the Code, Rule 16b-3 and the rules of the New York Stock Exchange.

3.3.	Terms of Awards.

Subject to the other terms and conditions of the Plan, the Board shall have full and final authority to:

(i) designate Grantees,

(ii) determine the type or types of Awards to be made to a Grantee,

(iii) determine the number of shares of Stock to be subject to an Award,

(iv) establish the terms and conditions of each Award (including, but not limited to, the exercise price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, the treatment of an Award in the event of a Change in Control, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options),

(v) prescribe the form of each Award Agreement evidencing an Award, and

(vi) amend, modify, or supplement the terms of any outstanding Award. Such authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make or modify Awards to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom. Notwithstanding the foregoing, no amendment, modification or supplement of any Award shall, without the consent of the Grantee, impair the Grantee’s rights under such Award.

Any Awards granted pursuant to this Plan are subject to mandatory repayment by the Grantee to the Company to the extent the Grantee is or in the future becomes subject to any Company “clawback” or recoupment policy that requires the repayment by the Grantee to the Company of compensation paid by the Company to the Grantee in the event that the Grantee fails to comply with, or violates, the terms or requirements of such policy.

3.4.	No Repricing.

Notwithstanding anything in this Plan to the contrary, no amendment or modification may be made to an outstanding Option or SAR, including, without limitation, by replacement of Options or SARs with another award type, that would be treated as a repricing under the rules of the stock exchange on which the Stock is listed, or would replace Options or SARs with cash, in each case, without the approval of the stockholders of the Company, provided, that, appropriate adjustments may be made to outstanding Options and SARs pursuant to Section 17 to achieve compliance with applicable law, including Code Section 409A.

3.5.	Deferral Arrangement.

The Board may permit or require the deferral of any award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Stock equivalents. Any such deferrals shall be made in a manner that complies with Code Section 409A.

3.6.	No Liability.

No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

3.7.	Share Issuance/Book-Entry.

Notwithstanding any provision of this Plan to the contrary, the issuance of the Stock under the Plan may be evidenced in such a manner as the Board, in its discretion, deems appropriate, including, without limitation, book-entry registration or issuance of one or more Stock certificates.

4.	STOCK SUBJECT TO THE PLAN

4.1.	Number of Shares Available for Awards.

Subject to adjustment as provided in Section 17 hereof, the number of shares of Stock available for issuance under the Plan shall be four million eight hundred thousand (4,800,000), increased by shares of Stock covered by awards granted under a Prior Plan that are not purchased or are forfeited or expire, or otherwise terminate without delivery of any Stock subject thereto after the Effective Date and reduced by the number of shares of Stock covered by Awards made under a Prior Plan after the Effective Date, applying the share usage rules of Section 4.3. Subject to adjustment as provided in Section 17 hereof, the number of shares of Stock available for issuance as Incentive Stock Options shall be four million eight hundred thousand (4,800,000). Stock issued or to be issued under the Plan shall be authorized but unissued shares; or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company.

4.2.	Adjustments in Authorized Shares.

The Board shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies. The number of shares of Stock reserved pursuant to Section 4 shall be increased by the corresponding number of awards assumed and, in the case of a substitution, by the net increase in the number of shares of Stock subject to awards before and after the substitution. Available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and do not reduce the number of shares available under the Plan, subject to applicable stock exchange requirements.

4.3.	Share Usage.

Shares covered by an Award shall be counted as used as of the grant date. Any shares of Stock that are subject to Awards of Options shall be counted against the limit set forth in Section 4.1 as one (1) share for every one (1) share subject to an Award of Options. With respect to SARs, the number of shares subject to an award of SARs will be counted against the aggregate number of shares available for issuance under the Plan regardless of the number of shares actually issued to settle the SAR upon exercise.

Any shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against the limit set forth in Section 4.1 as 1.7 shares for every one (1) share granted. If any shares covered by an Award granted under the Plan or an award granted under a Prior Plan are not purchased or are forfeited or expire, or if an Award otherwise terminates without delivery of any Stock subject thereto or is settled in cash in lieu of shares, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture, termination or expiration, again be available for making Awards under the Plan in the same amount as such shares were counted against the limit set forth in Section 4.1, provided that any shares covered by an award granted under a Prior Plan will again be available for making Awards under the Plan in the same ratio as Awards under Section 4.1. The number of shares of Stock available for issuance under the Plan shall not be increased by (i) any shares of Stock tendered or withheld or Award surrendered in connection with the purchase of shares of Stock upon exercise of an Option as described in Section 12.2, (ii) any shares of Stock deducted or delivered from an Award payment in connection with the Company’s tax withholding obligations as described in Section 18.3 or (iii) any shares purchased by the Company with proceeds from option exercises.

5. EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1.	Effective Date.

The Plan shall be effective as of the Effective Date, subject to approval of the Plan by the Company’s stockholders within one year of the Effective Date. Upon approval of the Plan by the stockholders of the Company as set forth above, all Awards made under the Plan on or after the Effective Date shall be fully effective as if the stockholders of the Company had approved the Plan on the Effective Date. If the stockholders fail to approve the Plan within one year of the Effective Date, any Awards made hereunder shall be null and void and of no effect. Following the date the Plan is approved by the Company’s stockholders no awards will be made under the Prior Plans.

5.2.	Term.

The Plan shall terminate automatically ten (10) years after the Effective Date and may be terminated on any earlier date as provided in Section 5.3.

5.3.	Amendment and Termination of the Plan.

The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any shares of Stock as to which Awards have not been made. An amendment shall be contingent on approval of the Company’s stockholders to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements. No amendment will be made to the no-repricing provisions of Section 3.4 without the approval of the Company’s stockholders. No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, impair rights or obligations under any Award theretofore awarded under the Plan.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1.	Service Providers and Other Persons.

Subject to this Section 6, Awards may be made under the Plan to: (i) any Service Provider to the Company or of any Affiliate, including any Service Provider who is an officer or director of the Company, or of any Affiliate, as the Board shall determine and designate from time to time and (ii) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Board.

6.2.	Successive Awards and Substitute Awards.

An eligible person may receive more than one Award, subject to such restrictions as are provided herein. Notwithstanding Sections 8.1 and 9.1, the Option Price of an Option or the grant price of an SAR that is a Substitute Award may be less than 100% of the Fair Market Value of a share of Stock on the original date of grant; provided, that the Option Price or grant price is determined in accordance with the principles of Code Section 424 and the regulations thereunder.

6.3.	Limitation on Shares of Stock Subject to Awards and Cash Awards.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:

(i) the maximum number of shares of Stock subject to Options or SARs that can be granted under the Plan to any person eligible for an Award under Section 6 hereof is one million (1,000,000) in a calendar year; provided, however, the maximum number of shares of Stock subject to Options or SARs that can be granted under the Plan to any person eligible for an Award under Section 6 in the year that the person is first employed by the Company, or any Affiliate, is one million five hundred thousand (1,500,000);

(ii) the maximum number of shares that can be granted under the Plan, other than pursuant to Options or SARs, to any person eligible for an Award under Section 6 hereof is five hundred thousand (500,000) in a calendar year; provided, however, the maximum number of shares of Stock subject to Awards other than Options or SARs that can be granted under the Plan to any person eligible for an Award under Section 6 in the year that the person is first employed by the Company, or any Affiliate, is seven hundred fifty thousand (750,000); and

(iii) the maximum amount that may be paid as an Annual Incentive Award or other cash-settled Award in a calendar year to any person eligible for an Award shall be $3,000,000 and the maximum amount that may be paid as cash-settled Performance Awards or other cash Award in respect of a Performance Period by any person eligible for an Award shall be $6,000,000; provided, however, the maximum amount that may be paid as an Annual Incentive Award or other cash-settled Award in a calendar year to any person eligible for an Award under Section 6 in the year that the person is first employed by the Company, or any Affiliate, is $4,500,000 and the maximum amount that may be paid as cash-settled Performance Awards or other cash Award in respect of a Performance Period by any person eligible for an Award for a Performance Period commencing with or immediately following the year that the person is first employed by the Company, or any Affiliate, shall be $9,000,000.

The preceding limitations in this Section 6.3 are subject to adjustment as provided in Section 17 hereof.

7.	AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Board shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1.	Option Price.

The Option Price of each Option shall be fixed by the Board and stated in the Award Agreement evidencing such Option. Except in the case of Substitute Awards, the Option Price of each Option shall be at least the Fair Market Value of a share of Stock on the grant date; provided, however, that in the event that a Grantee is a Ten Percent Stockholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a share of Stock on the grant date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2.	Vesting.

Subject to Sections 8.3 and 17.3 hereof, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Board and stated in the Award Agreement. For purposes of this Section 8.2, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number.

8.3.	Term.

Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten years from the date such Option is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the Award Agreement relating to such Option; provided, however, that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five years from its grant date.

8.4.	Termination of Service.

Each Award Agreement shall set forth the extent to which the Grantee shall have the right to exercise the Option following termination of the Grantee’s Service. Such provisions shall be determined in the sole discretion of the Board, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5.	Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, prior to the date the Plan is approved by the stockholders of the Company as provided herein or after the occurrence of an event referred to in Section 17 hereof which results in termination of the Option.

8.6.	Method of Exercise.

Subject to the terms of Section 12 and Section 18.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company of notice of exercise on any business day, at the Company’s principal office, on the form specified by the Company and in accordance with any additional procedures specified by the Committee. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to an Award.

8.7.	Rights of Holders of Options.

Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock) until the shares of Stock covered thereby are fully paid and issued to him. Except as provided in Section 17 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.8.	Delivery of Stock Certificates.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of a stock certificate or certificates evidencing his or her ownership of the shares of Stock subject to the Option.

8.9.	Transferability of Options.

Except as provided in Section 8.10, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise an Option. Except as provided in Section 8.10, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10.	Family Transfers.

If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this Section 8.10, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee). Following a transfer under this Section 8.10, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution. The events of termination of Service of Section 8.4 hereof shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.11.	Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

8.12.	Notice of Disqualifying Disposition.

If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1.	Right to Payment and Grant Price.

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the SAR Exercise Price as determined by the Board. The Award Agreement for a SAR shall specify the SAR Exercise Price, which shall be at least the Fair Market Value of a share of Stock on the date of grant. SARs may be granted in conjunction with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in conjunction with all or part of any other Award or without regard to any Option or other Award; provided that a SAR that is granted subsequent to the grant date of a related Option must have a SAR Exercise Price that is no less than the Fair Market Value of one share of Stock on the SAR grant date.

9.2.	Other Terms.

The Board shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.

9.3.	Term.

Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, upon the expiration of ten years from the date such SAR is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the Award Agreement relating to such SAR.

9.4.	Transferability of SARs.

Except as provided in Section 9.5, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise a SAR. Except as provided in Section 9.5, no SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution. The events of termination of Service of Section 9.2 hereof shall continue to be applied with respect to the original Grantee, following which the SAR shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 9.2.

9.5.	Family Transfers.

If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of a SAR to any Family Member. For the purpose of this Section 9.5, a “not for value” transfer is a transfer which is (i) a gift; (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee). Following a transfer under this Section 9.5, any such SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred SARs are prohibited except to Family Members of the original Grantee in accordance with this Section 9.5 or by will or the laws of descent and distribution.

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK AND STOCK UNITS

10.1.	Grant of Restricted Stock or Stock Units.

Awards of Restricted Stock or Stock Units may be made for no consideration (other than par value of the shares which is deemed paid by Services already rendered).

10.2.	Restrictions.

At the time a grant of Restricted Stock or Stock Units is made, the Board may, in its sole discretion, establish a period of time (a “restricted period”) applicable to such Restricted Stock or Stock Units. Each Award of Restricted Stock or Stock Units may be subject to a different restricted period. The Board may in its sole discretion, at the time a grant of Restricted Stock or Stock Units is made, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Stock or Stock Units as described in Section 14. Notwithstanding the foregoing, (i) Restricted Stock and Stock Units that vest solely by the passage of time shall not vest in full in less than three (3) years from the grant date (provided, however, Restricted Stock and Stock Units may vest pro-rata during that period and vesting may accelerate on death, Disability or a Change in Control), and (ii) Restricted Stock and Stock Units for which vesting may be accelerated by achieving performance targets shall not vest in full in less than one (1) year from the grant date (provided, however, vesting may accelerate on death, Disability or a Change in Control); provided, however, up to ten percent of the shares reserved for issuance under this Plan may be granted pursuant to this Section 10 or the other provisions of this Plan without being subject to the foregoing restrictions. Neither Restricted Stock nor Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Board with respect to such Restricted Stock or Stock Units.

10.3.	Restricted Stock Certificates.

The Company shall issue, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the grant date. The Board may provide in an Award Agreement that either (i) the Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee, provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

10.4.	Rights of Holders of Restricted Stock.

Unless the Board otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid with respect to such Stock. The Board may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Stock. All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Grant.

10.5.	Rights of Holders of Stock Units.

10.5.1.	Voting and Dividend Rights.

Holders of Stock Units shall have no rights as stockholders of the Company. The Board may provide in an Award Agreement evidencing a grant of Stock Units that the holder of such Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Stock, a cash payment for each Stock Unit held equal to the per-share dividend paid on the Stock. Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid.

10.5.2.	Creditor’s Rights.

A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6.	Termination of Service.

Unless the Board otherwise provides in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of a Grantee’s Service, any Restricted Stock or Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of Restricted Stock or Stock Units, the Grantee shall have no further rights with respect to such Award, including but not limited to any right to vote Restricted Stock or any right to receive dividends with respect to shares of Restricted Stock or Stock Units. Notwithstanding the terms of this Section 10.6, but subject to the ten percent limitation set forth in Section 10.2, the Board may not waive restrictions or conditions applicable to Restricted Stock or Stock Units except in the case of a Grantee’s death, Disability or a Change in Control or as specified in Section 17.3. If the Board waives restrictions or conditions applicable to Restricted Stock or Stock Units, the shares subject to such Restricted Stock or Stock Units shall be deducted from the ten percent limitation set forth in Section 10.2.

10.7.   Purchase of Restricted Stock and Shares Subject to Stock Units.

The Grantee shall be required, to the extent required by applicable law, to purchase the Restricted Stock or shares of Stock subject to vested Stock Units from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock or Stock Units or (ii) the Purchase Price, if any, specified in the Award Agreement relating to such Restricted Stock or Stock Units. The Purchase Price shall be payable in a form described in Section 12 or, in the discretion of the Board, in consideration for past or future Services rendered to the Company or an Affiliate.

10.8.	Delivery of Stock.

Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to shares of Restricted Stock or Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Stock Unit once the share of Stock represented by the Stock Unit has been delivered.

11.	TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS

The Board may, in its sole discretion, grant (or sell at par value or such other higher purchase price determined by the Board) an Unrestricted Stock Award to any Grantee pursuant to which such Grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan; provided, however, that in the aggregate, no more than ten percent of the shares reserved for issuance under this Plan may be granted pursuant to this Section 11 and the exceptions set forth in Section 10.2 and Section 10.6. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

12.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

12.1.	General Rule.

Payment of the Option Price for the shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company.

12.2.	Surrender of Stock.

To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price has been paid thereby, at their Fair Market Value on the date of exercise or surrender.

12.3.	Cashless Exercise.

With respect to an Option only (and not with respect to Restricted Stock), to the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Board) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 18.3, or, with the consent of the Company, by issuing the number of shares equal in value to the difference between the Option Price and the Fair Market Value of the shares subject to the portion of the Option being exercised.

12.4.	Other Forms of Payment.

To the extent the Award Agreement so provides and/or unless otherwise specified in an Award Agreement, payment of the Option Price for shares purchased pursuant to exercise of an Option or the Purchase Price for Restricted Stock may be made in any other form that is consistent with applicable laws, regulations and rules, including, without limitation, Service.

13.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

13.1.	Dividend Equivalent Rights.

A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash distributions that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the recipient. A Dividend Equivalent Right may be granted hereunder to any Grantee. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Dividend Equivalent Rights may be settled in cash or Stock or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Board. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

13.2.	Termination of Service.

Except as may otherwise be provided by the Board either in the Award Agreement or in writing after the Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Grantee’s termination of Service for any reason.

14.	TERMS AND CONDITIONS OF PERFORMANCE SHARES, PERFORMANCE UNITS, PERFORMANCE AWARDS AND ANNUAL INCENTIVE AWARDS

14.1.	Grant of Performance Units/Performance Shares.

Subject to the terms and provisions of this Plan, the Board, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

14.2.	Value of Performance Units/Performance Shares.

Each Performance Unit shall have an initial value that is established by the Board at the time of grant. The Board shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

14.3.	Earning of Performance Units/Performance Shares.

Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

14.4.	Form and Timing of Payment of Performance Units/Performance Shares.

Payment of earned Performance Units/Performance Shares shall be as determined by the Board and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Board, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in shares of Stock (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any shares of Stock may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

14.5.	Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Board. The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. If and to the extent required under Code Section 162(m), any power or authority relating to an Award intended to qualify under Code Section 162(m), shall be exercised by the Committee and not the Board.

14.6.	Performance Awards or Annual Incentive Awards Granted to Designated Covered Employees.

If and to the extent that the Board determines that a Performance or Annual Incentive Award to be granted to a Grantee who is designated by the Board as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 14.6.

14.6.1.	Performance Goals Generally.

The performance goals for such Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 14.6.  Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Awards. Performance goals may differ for Awards granted to any one Grantee or to different Grantees.

14.6.2.	Timing For Establishing Performance Goals.

Performance goals shall be established not later than the earlier of (i) 90 days after the beginning of any performance period applicable to such Awards and (ii) the day on which 25% of any performance period applicable to such Awards has expired, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

14.6.3.	Settlement of Awards; Other Terms.

Settlement of such Awards shall be in cash or in shares of Stock (or in a combination thereof), in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Awards. The Committee shall specify the circumstances in which such Performance or Annual Incentive Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a performance period or settlement of Awards.

14.6.4.	Performance Measures.

The performance goals upon which the payment or vesting of a Performance or Annual Incentive Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a) net earnings or net income;

(b) operating earnings;

(c) pretax earnings;

(d) earnings per share;

(e) share price, including growth measures and total stockholder return;

(f) earnings before interest and taxes;

(g) earnings before interest, taxes, depreciation and/or amortization;

(h) sales or revenue growth, whether in general, by type of product or service, or by type of customer;

(i) gross or operating margins;

(j) return measures, including return on assets, capital, investment, equity, sales or revenue;

(k) cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment;

(l) productivity ratios;

(m) expense targets;

(n) market share;

(o) financial ratios as provided in credit agreements of the Company and its subsidiaries;

(p) working capital targets;

(q) completion of acquisitions of businesses or companies;

(r) completion of divestitures and asset sales;

(s) revenues under management; and

(t) any combination of any of the foregoing business criteria.

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (e) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 14.

14.6.5.	Evaluation of Performance.

The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

14.6.6.	Adjustment of Performance-Based Compensation.

Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Board shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis, or any combination as the Committee determines.

14.6.7.	Board Discretion.

In the event that applicable tax and/or securities laws change to permit Board discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining stockholder approval provided the exercise of such discretion does not violate Code Sections 162(m) or 409A. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 14.6.4.

14.7.	Status of Section Awards Under Code Section 162(m).

It is the intent of the Company that Awards under Section 14.6 hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Section 14.6, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Grantee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of an Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

15.	PARACHUTE LIMITATIONS

Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or any Affiliate, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option, Restricted Stock, Stock Unit, Performance Share or Performance Unit held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, then the Grantee shall have the right, in the Grantee’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Plan be deemed to be a Parachute Payment; provided, however, that in order to comply with Code Section 409A, the reduction or elimination will be performed in the order in which each dollar of value subject to an Award reduces the Parachute Payment to the greatest extent.

16.	REQUIREMENTS OF LAW

16.1.	General.

The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Without limiting the generality of the foregoing, in connection with the Securities Act, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option (or SAR that may be settled in shares of Stock) shall not be exercisable until the shares of Stock covered by such Option (or SAR) are registered or are exempt from registration, the exercise of such Option (or SAR) under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

16.2.	Rule 16b-3.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

17.	EFFECT OF CHANGES IN CAPITALIZATION

17.1.	Changes in Stock.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares for which grants of Options and other Awards may be made under the Plan, including, without limitation, the limits set forth in Section 6.3, shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Exercise Price payable with respect to shares that are subject to the unexercised portion of an outstanding Option or SAR, as applicable, but shall include a corresponding proportionate adjustment in the Option Price or SAR Exercise Price per share. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary dividend but excluding a non-extraordinary dividend of the Company) without receipt of consideration by the Company, the Company shall, in such manner as the Company deems appropriate, adjust (i) the number and kind of shares subject to outstanding Awards and/or (ii) the exercise price of outstanding Options and Stock Appreciation Rights to reflect such distribution.

17.2.	Reorganization in Which the Company Is the Surviving Entity Which does not Constitute a Change in Control.

Subject to Section 17.3 hereof, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities which does not constitute a Change in Control, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option or SAR would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price or SAR Exercise Price per share so that the aggregate Option Price or SAR Exercise Price thereafter shall be the same as the aggregate Option Price or SAR Exercise Price of the shares remaining subject to the Option or SAR immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement evidencing an Award, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of the reorganization, merger or consolidation. In the event of a transaction described in this Section 17.2, Stock Units shall be adjusted so as to apply to the securities that a holder of the number of shares of Stock subject to the Stock Units would have been entitled to receive immediately following such transaction.

17.3.  Change in Control in which Awards are not Assumed.

Upon the occurrence of a Change in Control in which outstanding Options, SARs, Stock Units and Restricted Stock are not being assumed or continued:

(i) all outstanding shares of Restricted Stock shall be deemed to have vested, and all Stock Units shall be deemed to have vested and the shares of Stock subject thereto shall be delivered, immediately prior to the occurrence of such Change in Control, and

(ii) either of the following two actions shall be taken:

(A) fifteen days prior to the scheduled consummation of a Change in Control, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen days, or

(B) the Board may elect, in its sole discretion, to cancel any outstanding Awards of Options, Restricted Stock, Stock Units, and/or SARs and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Board acting in good faith), in the case of Restricted Stock or Stock Units, equal to the formula or fixed price per share paid to holders of shares of Stock and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to the Option or SAR (the “Award Shares”) multiplied by the amount, if any, by which (I) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (II) the Option Price or SAR Exercise Price applicable to such Award Shares.

With respect to the Company’s establishment of an exercise window, (i) any exercise of an Option or SAR during such fifteen-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event, and (ii) upon consummation of any Change in Control, the Plan and all outstanding but unexercised Options and SARs shall terminate. The Board shall send notice of an event that will result in such a termination to all individuals who hold Options and SARs not later than the time at which the Company gives notice thereof to its stockholders.

Upon the occurrence of a Change in Control, Performance Shares shall be adjusted such that, if less than half of the Performance Period has lapsed, the Performance Shares shall be converted into shares of Restricted Stock assuming target performance has been achieved. If more than half the Performance Period has lapsed, the Performance Shares shall be converted into shares of Restricted Stock based on actual performance to date. If actual performance is not determinable, then Performance Shares shall be converted into shares of Restricted Stock assuming target performance has been achieved.

17.4.	Corporation Transaction in which Awards are Assumed.

The Plan, Options, SARs, Stock Units and Restricted Stock theretofore granted shall continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of the Options, SARs, Stock Units and Restricted Stock theretofore granted, or for the substitution for such Options, SARs, Stock Units and Restricted Stock for new common stock options and stock appreciation rights and new common stock units and restricted stock relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option and stock appreciation right exercise prices.

17.5.	Adjustments.

Adjustments under this Section 17 related to shares of Stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Board shall determine the effect of a Change in Control upon Awards other than Options, SARs, Stock Units and Restricted Stock, and such effect shall be set forth in the appropriate Award Agreement. The Board may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those described in Sections 17.1, 17.2, 17.3 and 17.4. This Section 17 does not limit the Company’s ability to provide for alternative treatment of Awards outstanding under the Plan in the event of change of control events that are not Change in Controls.

17.6.	No Limitations on Company.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

18.	GENERAL PROVISIONS

18.1.	Disclaimer of Rights.

No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a director, officer, consultant or employee of the Company or an Affiliate. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

18.2.	Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

18.3.	Withholding Taxes.

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to an Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay in cash to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Board or Committee or the Affiliate, which may be withheld by the Board, Committee or the Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Company or the Affiliate shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 18.3 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, lapse of restrictions applicable to such Award or payment of shares pursuant to such Award, as applicable, cannot exceed such number of shares having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state or local taxing authority with respect to such exercise, vesting, lapse of restrictions or payment of shares.

18.4.	Captions.

The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

18.5.	Other Provisions.

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion.

18.6.	Number and Gender.

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

18.7.	Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

18.8.	Governing Law.

The validity and construction of this Plan and the instruments evidencing the Awards hereunder shall be governed by the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

18.9.	Section 409A of the Code.

The Company intends to comply with Section 409A of the Code (“Section 409A”), or an exemption to Section 409A, with regard to Awards hereunder that constitute nonqualified deferred compensation within the meaning of Section 409A. To the extent that the Company determines that a Grantee would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of any Award granted under this Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Committee.

* * *

To record adoption of the Plan by the Board as of September 17, 2008, and approval of the Plan by the stockholders on           , 2008, the Company has caused its authorized officer to execute the Plan.

SUNRISE SENIOR LIVING, INC.

By:

Title:

SUNRISE SENIOR LIVING, INC. 7902 Westpark Drive McLean, Virginia 22102 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS — NOVEMBER 13, 2008 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of Sunrise Senior Living, Inc. (“Sunrise”) hereby appoints Richard J. Nadeau and John F. Gaul, and each of them, with full power of substitution and resubstitution, as proxies to cast all votes, as designated on the reverse side, which the undersigned stockholder is entitled to cast at the 2008 annual meeting of stockholders to be held on November 13, 2008 at 9:00 a.m., local time, at the Hilton McLean, 7920 Jones Branch Drive, McLean, Virginia, and at any adjournments or postponements thereof, upon the matters described on the reverse side. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING The accompanying proxy statement and annual report to stockholders are available on Sunrise’s website at www.sunriseseniorliving.com. (Continued and to be signed and dated on the reverse side.) 14475

ANNUAL MEETING OF STOCKHOLDERS OF SUNRISE SENIOR LIVING, INC. November 13, 2008 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20303300000300000000 0 111308 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. To elect three directors, each for a term (a) expiring at the 2009 annual meeting if Proposals 2.1 and 2.2 are approved and adopted or (b) expiring at the 2011 2. To approve and adopt an Amended and Restated Certificate of Incorporation. annual meeting if such Proposals are not approved and adopted. FOR AGAINST ABSTAIN NOMINEES: FOR ALL NOMINEES O Glyn F. Aeppel 2.1 Amendments to declassify the Board. O David I. Fuente O Stephen D. Harlan 2.2 Amendments to provide that directors may be removed WITHHOLD AUTHORITY FOR ALL NOMINEES without cause (except for directors currently serving terms that expire at the 2009 or 2010 annual meetings, which directors FOR ALL EXCEPT may be removed only with cause for the remainder of their (See instructions below) current terms), but that no special meeting of stockholders for the purpose of removing any director without cause may be called at the request of stockholders. Both Proposals 2.1 and 2.2 are cross-conditioned on each other. By approving Proposals 2.1 and 2.2, stockholders will be approving and adopting the proposed Amended and Restated Certificate of Incorporation. If either Proposal 2.1 or 2.2 is not approved, then neither Proposal will be approved. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL FOR AGAINST ABSTAIN EXCEPT” and fill in the circle next to each nominee you wish to withhold, as 3. To approve the Sunrise Senior Living, Inc. 2008 Omnibus shown here: Incentive Plan. This proxy will be voted as directed by the undersigned stockholder: UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2.1, 2.2 AND 3 AND IN THE MANNER RECOMMENDED BY THE BOARD OF DIRECTORS, OR, IF NO SUCH RECOMMENDATION IS GIVEN, IN THE DISCRETION OF THE PROXY HOLDERS, AS TO ANY OTHER MATTERS. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time prior to its exercise. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that If you receive more than one proxy card, please date, sign and return all cards in the changes to the registered name(s) on the account may not be submitted via accompanying envelope. this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.